As filed with the U.S. Securities and Exchange Commission on November 5, 2020.
Registration No. 333-249530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IN8BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	82-5462585 (I.R.S. Employer Identification Number)

79 Madison Avenue
New York, New York 10016
(646) 600-6438
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Ho
President and Chief Executive Officer
IN8bio, Inc.
79 Madison Avenue
New York, New York 10016
(646) 600-6438
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua A. Kaufman Jaime L. Chase Joshua Rottner Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	William Ho President and Chief Executive Officer IN8bio, Inc. 79 Madison Avenue New York, New York 10016 (646) 600-6438	Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-2916

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, $0.0001 par value per share	5,390,625	$17.00	$91,640,625	$9,998

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(3)
The registrant previously paid a registration fee of $9,409.88 in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated November 5, 2020
PROSPECTUS

4,687,500 Shares
Common Stock

This is the initial public offering of common stock of IN8bio, Inc. We are selling 4,687,500 shares of our common stock in this offering. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share. Our common stock has been approved for listing on The Nasdaq Global Market under the symbol "INAB."
We are an "emerging growth company" and a "smaller reporting company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See "Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company."

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus.
	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses. See "Underwriting" on page 159 for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
We have granted the underwriters an option to purchase up to 703,125 additional shares of common stock to cover over-allotments, if any.
The underwriters expect to deliver the shares of our common stock to purchasers on or about           , 2020.

Joint Book-Running Managers
Barclays	Cantor	Mizuho Securities
Prospectus dated            , 2020

“IN8BIO,” “INEIGHTBIO,” the IN8BIO logo and other trademarks, trade names or service marks of IN8bio, Inc. appearing in this prospectus are the property of IN8bio, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto. The images found on pages 94, 95 and 99 of this prospectus were created with biorender.com.
Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

i

Until                 , 2020 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, the terms “IN8bio, Inc.,” “the company,” “we,” “us,” “our” and similar references in this prospectus refer to IN8bio, Inc.
Overview
We are a clinical-stage biotechnology company focused on developing innovative therapies for the treatment of cancers, including solid tumors, by employing allogeneic, autologous and genetically modified gamma-delta T cells. Gamma-delta T cells are naturally occurring cells in the human immune system that recognize and kill cancerous cells, while possessing a tumor recognition mechanism that protects healthy tissue. Gamma-delta T cells embody properties of both the innate and adaptive immune systems, which allows for them to serve as a functional bridge between these two systems to impact tumor killing. Furthermore, they are inherently capable of distinguishing between healthy and cancerous cells, which we believe enables them to attack multiple types of cancer, including solid tumors. In addition to our allogeneic approach, we are able to genetically modify gamma-delta T cells to induce resistance to certain types of chemotherapy, which allows administration during chemotherapy, when a tumor is experiencing maximum stress and is at its most vulnerable state. We are the first company to advance genetically modified gamma-delta T cells into the clinic, leveraging the powerful and naturally occurring anti-cancer properties of these cells to enable their use in combination with therapeutic administration of chemotherapy. We are currently conducting two investigator-initiated Phase 1 clinical trials for both of our lead gamma-delta T cell product candidates: INB-200, for the treatment of newly diagnosed glioblastoma, or GBM, and INB-100, for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation, or HSCT.
While cellular therapies utilizing chimeric antigen receptor T cells, or CAR-T cells, have demonstrated efficacy in the treatment of blood cancers, these therapies have not yet demonstrated similar results in solid tumors. According to statistics from the American Cancer Society, the annual rate in the United States of new solid tumor cancers is nine times that of blood cancers. These estimated 1.6 million new annual cases represent a high unmet medical need. We believe that our approach to genetically engineering gamma-delta T cells may enable improved treatment of cancers, including solid tumors. Whereas other cell therapies are often killed by therapeutic levels of chemotherapy, our modified cells have been shown in preclinical studies to function in this type of toxic environment. We call this approach drug-resistant immunotherapy, or DRI, and we believe it has the potential to be used in combination with chemotherapeutic agents for the treatment of solid tumors.
INB-200 is our novel, genetically modified autologous gamma-delta T cell product candidate that we are developing for the treatment of solid tumors. Our initial indication for INB-200 is newly diagnosed GBM, for which there are currently no approved cellular therapies. Treatment for this type of tumor has been largely unchanged since 2005 when surgical resection followed by radiation and chemotherapy, referred to as the Stupp regimen, was established as the standard of care. Despite these current treatments, the majority of patients relapse within one year, with very few patients surviving beyond five years. We engineered INB-200 to be used as an adjuvant to the current standard-of-care treatment and be resistant to a class of chemotherapeutic drugs known as alkylating agents. Alkylating agents function by creating double-stranded breaks in the tumor DNA and are mainstays in the standard treatment of primary brain tumors such as GBM and other cancer types. We are currently conducting a Phase 1 repeat dose escalation clinical trial of INB-200 in newly diagnosed GBM patients at the O’Neal Comprehensive Cancer Center at the University of Alabama at Birmingham. We expect to report topline Phase 1 results for this trial in 2021.
INB-100 is our novel allogeneic product candidate that we are initially developing for the treatment of patients with leukemia undergoing HSCT. The number of HSCT procedures has been increasing over the last 20 years, with more than 9,000 patients treated in the United States in 2018. Acute myeloid leukemia and acute lymphoblastic leukemia represent two of the top three most common allogeneic HSCT-treated cancers, accounting for approximately 50% of all allogeneic HSCTs. Our scientific founder and Chief

Scientific Officer, Dr. Lawrence Lamb, was the first person to describe a survival benefit in HSCT patients with high numbers of circulating gamma-delta T cells in the early 1990s. We believe that the ability of INB-100 to kill residual cancerous cells, coupled with the observed correlation between gamma-delta T cells and longer-lasting remissions in allogeneic HSCT patients, may provide a benefit relative to current standard of care for the indicated population. We are currently conducting a dose escalation Phase 1 clinical trial of INB-100 in allogeneic HSCT patients at the University of Kansas Cancer Center. We currently expect to report preliminary data from the first cohort of this clinical trial in 2022.
In addition to our two lead product candidates, we are developing a broad portfolio of preclinical programs. Two additional preclinical programs of INB-200 are focused on expanding the application of engineered DRI gamma-delta T cells in other solid tumor types and in combination with other therapies to enhance their antitumor activity. In addition, INB-400 is our preclinical program focused on developing allogeneic cellular therapies for solid tumor cancers and INB-300 is our preclinical program focused on developing product candidates based on gamma-delta T cells with an added CAR. These preclinical programs and indications are in an early phase of development.
The following chart shows the developmental status of our clinical and preclinical product candidates:

(1)
We are initially developing INB-300 for the treatment of GBM.

*
These preclincal programs and indications are in an early stage of development.

We aim to utilize clinical data from our ongoing Phase 1 clinical trials of INB-200 and INB-100 to provide the safety data necessary to support an IND submission for INB-400, our genetically modified allogeneic product candidate, initially for the treatment of newly diagnosed GBM by year-end 2021. INB-300 is our DRI and CAR gamma-delta T cell preclinical product candidate, for which we are currently generating animal data and expect to submit an IND in 2023.
Our Approach to Cell Therapy for Cancer
We are developing innovative allogeneic, autologous and genetically modified gamma-delta T cell therapies designed to improve the treatment of cancers. Key elements of our novel approach to treating cancer include our goals to:
•
harness the inherent power of gamma-delta T cells;

•
increase the effectiveness of standard-of-care therapies for difficult to treat cancers;

•
utilize our DRI approach to destroy cancer cells in their most vulnerable state; and

•
focus on scalable manufacturing.

Our Strategy
We intend to create a broad portfolio of DRI oncology products. To that end, we are currently leveraging our knowledge of gamma-delta T cells to develop innovative allogeneic, autologous and genetically modified gamma delta T cell-based immunotherapies to improve the treatment of cancers. Our strategy is as follows:
•
advance our lead product candidates, INB-200 and INB-100, through clinical trials;

•
expand development of INB-200 for other solid tumor indications;

•
advance INB-400 and INB-300 into clinical development and generate additional novel product candidates;

•
broaden our platform by selectively exploring strategic partnerships that maximize the potential of our gamma-delta T cell programs; and

•
leverage our internally developed expertise and process know-how to create a scalable, cost-efficient manufacturing footprint.

We are led by William Ho, our founder and Chief Executive Officer, who has more than 19 years of combined experience in the management of biotechnology companies and healthcare investing, and our scientific founder and Chief Scientific Officer, Dr. Lawrence Lamb, who is a pioneer in the field of gamma-delta T cells and published the foundational work that identified the potential antileukemic effect of these cells and their association with improved overall survival. Dr. Lamb also chairs our Scientific Advisory Board, which includes a globally renowned group of oncologists and immunologists.
Innate and Adaptive Branches of the Immune System
The innate immune system is a first line of defense for the body. It mobilizes quickly against pathogens and other threats and alerts other elements of the immune system so that they can become involved. Natural killer, or NK, cells, dendritic cells and other elements of the innate immune system are activated by stress signals caused by pathogens and cancer cells. These innate immune system cells subsequently attack and kill pathogens and cancer cells; send signals via molecules such as cytokines; and activate other parts of the immune system. Importantly, the innate immune system presents cytokines, antigens and other components of pathogens and cancer cells to the body's adaptive immune system, which is comprised of T cells and other cells that deepen and broaden the immune response. Once the innate immune system has been activated, the adaptive immune system then sends effector cells to seek out and destroy specific antigens and the cells that express them. The adaptive immune system also provides durable immune memory using, for example, memory T cells. The important components of the adaptive immune system include antibodies, which are produced by B cells and bind to antigens and mark them for destruction by other immune cells, and T cells, which recognize antigens on diseased cells with their own receptors and attack and eliminate them. The adaptive immune response is targeted and potent and has the potential to provide a long-lasting immune memory.
Gamma-delta T Cells: The “Unconventional” T Cell
Gamma-delta T cells, known as the “unconventional” T cell, are an emerging class of immune cells used in therapeutic candidates that have characteristics of both the innate and the adaptive immune systems, as shown in the image below. Although circulating gamma-delta T cells account for only up to approximately 10% of the average total human T cell population, they play a central role in the body’s immune response. Gamma-delta T cells are multifunctional and also possess properties of both NK and dendritic cells. Unlike the more widely known alpha-beta T cells, which only recognize specific antigen peptides presented to them by other antigen-presenting cells, gamma-delta T cells recognize molecular signals related to cellular stress and both process and present antigens to other immune cell types. We believe that gamma-delta T cells, based on their unique properties that bridge the gap between innate and adaptive immunity, have inherent advantages over other types of immune cells used in cell therapies for the treatment of cancer, including T cell receptors, or TCRs, and CAR-modified alpha-beta T cells and NK cells.

Risks Associated with Our Business
Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in the section titled “Risk Factors” immediately following this prospectus summary section and all of the other information in this prospectus. These risks include, but are not limited to the following:
•
We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.

•
We have a limited operating history and have no products approved for commercial sale, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•
Even if this offering is successful, we will require substantial additional funding to finance our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development programs or other operations.

•
We are dependent on the successful clinical development, regulatory approval and commercialization of our gamma-delta T cell product candidates. If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate product revenue will be adversely affected.

•
Our products candidates utilize novel approaches to cell therapies, including cancer treatment, which presents significant challenges in order to successfully develop, manufacture and commercialize our product candidates.

•
The clinical and commercial utility of our gamma-delta T cell platform is uncertain and may never be realized. Additionally, certain aspects of the function and production of gamma-delta T cells are poorly understood or currently unknown, and may only become known through further preclinical and clinical testing.

•
If we encounter difficulties in enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•
The COVID-19 pandemic could continue to adversely impact our business, including our clinical trials, supply chain and business development activities.

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Our manufacturing process is complex and we may encounter difficulties in production, which would delay or prevent our ability to provide a sufficient supply of our product candidates for future clinical trials or commercialization, if approved.

•
Clinical product candidate development involves a lengthy and expensive process and involve uncertain outcomes. We may incur additional costs and encounter substantial delays or difficulties in our clinical trials.

•
We rely on a single-source supplier to supply the lentiviral vectors for use in our clinical trials of INB-200 for newly diagnosed GBM and any additional genetically modified product candidates we may develop, and any damage or loss to their facility, or termination of our contract with them, would cause delays in our ongoing or future clinical trials.

•
We are currently dependent on a single third-party supplier for manufacture of our automated manufacturing device and our lentiviral vectors. These are critical products required for the manufacturing of our product candidates, including INB-100 and INB-200. Any damage or loss to the ability of our suppliers to deliver supplies in a timely manner could cause delays in manufacturing, and our business could suffer.

•
Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. If we breach our license agreements with the University of Alabama at Birmingham Research Foundation and Emory University, or any of the other agreements under which we acquired, or will acquire, the intellectual property rights to our product candidates, we could lose the ability to continue the development and commercialization of the related product.

•
If we are unable to obtain and maintain patent protection for our product candidates and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our product candidates and technology may be adversely affected.

Corporate Information
Incysus, Ltd. was incorporated in Bermuda on February 8, 2016. On May 7, 2018, Incysus, Ltd. reincorporated in the United States in a domestication transaction in which Incysus, Ltd. converted into a newly formed Delaware corporation, Incysus Therapeutics, Inc. Upon the domestication, each Class A share of Incysus, Ltd. was automatically converted into one share of common stock of Incysus Therapeutics, Inc. and each Class B share of Incysus, Ltd. was automatically cancelled and did not convert into any shares of any class of capital stock of Incysus Therapeutics, Inc. In August 2020, we amended our certificate of incorporation, as amended, to change our name to IN8bio, Inc. Our principal executive offices are located at 79 Madison Avenue, New York, New York 10016, and our telephone number is (646) 600-6438. Our corporate website address is www.in8bio.com. Information contained on, or accessible through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financial statements to those of other public companies more difficult. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.
We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The Offering
Common stock to be offered
4,687,500 shares
Common stock to be outstanding after this offering
19,430,627 shares (or 20,133,752 shares if the underwriters exercise their option to purchase additional shares in full)
Option to purchase additional
shares
703,125 shares
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $67.6 million (or approximately $78.0 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering, together with our existing cash, as follows:
•
approximately $22 million to $28 million to advance INB-200 for the treatment of newly diagnosed GBM into a Phase 2 clinical trial, and for the evaluation of additional indications;

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approximately $10 million to $17 million to advance INB-100 for the treatment of leukemia patients undergoing HSCT into a Phase 2 clinical trial;

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approximately $10 million to $15 million to advance INB-400 for the treatment of newly diagnosed GBM into a Phase 1 clinical trial; and

•
the remainder to fund other research and development activities, including preclinical development, working capital and other general corporate purposes.

See the section titled “Use of Proceeds” for additional information.
Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 5% of the shares of common stock offered by this prospectus to certain individuals, including our directors, employees and certain friends and family identified by our directors and management, through a directed share program. Any shares purchased in the directed share program will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered under this prospectus. See the section titled “Underwriting.”
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our common stock.
Nasdaq Global Market symbol
“INAB”
The number of shares of our common stock to be outstanding after this offering is based on 14,743,127 shares of common stock outstanding as of June 30, 2020, and excludes:
•
392,723 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2020 under our 2018 Equity Incentive Plan, as amended, or the 2018 Plan, with a exercise price of $1.09 per share;

•
899,694 shares of common stock issuable upon the exercise of outstanding stock options issued after June 30, 2020 pursuant to our 2018 Plan with an exercise price of $6.74 per share;

•
95,006 shares of our common stock issuable upon the exercise of stock options that will be granted to a director upon the completion of this offering pursuant to an antidilution right, as more fully described in the section titled ‘‘Certain Relationships and Related Party Transactions—Director Antidilution Rights’’;

•
4,300,000 shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan, or the 2020 Plan, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, plus any future increases in the number of shares of common stock reserved for issuance, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans—2020 Equity Incentive Plan”; and

•
210,000 shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, or the ESPP, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, plus any future increases, including annual automatic evergreen increases, in the number of shares of common stock reserved for issuance under our ESPP, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans—2020 Employee Stock Purchase Plan.”

In addition, unless we specifically state otherwise, the information in this prospectus assumes:
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the filing and effectiveness of our amended and restated certificate of incorporation immediately after the completion of this offering and the adoption of our amended and restated bylaws immediately prior to the completion of this offering;

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the issuance and sale of 5,514,404 shares of Series A preferred stock subsequent to June 30, 2020, which convert into 6,064,180 shares of our common stock upon completion of this offering;

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the issuance of 231,396 shares of Series A preferred stock upon the exercise of the outstanding preferred stock warrants subsequent to June 30, 2020, which will convert into 254,459 shares of our common stock upon completion of this offering;

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the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 10,990,067 shares of our common stock upon the completion of this offering, which includes the conversion of 5,514,404 shares of preferred stock issued and sold subsequent to June 30, 2020 into 6,064,180 shares of our common stock and the conversion of 231,396 shares of preferred stock issued upon exercise of preferred stock warrants into 254,459 shares of our common stock;

•
a 0.365-for-1 reverse stock split of our common stock and preferred stock effected on November 5, 2020;

•
no exercise of the outstanding options described above; and

•
no exercise by the underwriters of their option to purchase up to 703,125 additional shares of our common stock.

Summary Financial Data
The following tables set forth a summary of our financial data. We have derived the statement of operations data for the years ended December 31, 2018 and 2019 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2019 and June 30, 2020 and the balance sheet data as of June 30, 2020 have been derived from unaudited financial statements included elsewhere in this prospectus. Our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, on the same basis as our audited financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for the fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results to be expected for any future periods, and results for the six months ended June 30, 2020 are not necessarily indicative of results that may be expected for the full fiscal year ending December 31, 2020 or any other future period. The following summary financial data should be read with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	Years Ended December 31,		Six Months Ended June 30,
(in thousands, except share and per share data)	2018	2019	2019	2020
Statement of Operations Data:
Operating expenses:
Research and development	$581	$2,358	$928	$2,836
General and administrative	1,423	2,708	1,432	1,729
Loss on disposal of property and equipment	—	68	67	—
Total operating expenses	2,004	5,134	2,427	4,565
Loss from operations	(2,004)	(5,134)	(2,427)	(4,565)
Other (expense) income, net:
Other (expense) income, net	(63)	—	—	—
Interest expense	(14)	—	—	—
Total other (expense) income, net	(77)	—	—	—
Net loss	$(2,081)	$(5,134)	$(2,427)	$(4,565)
Net loss attributable to common stockholders(1)	$(2,509)	$(5,912)	$(2,813)	$(5,129)
Net loss per share attributable to common stockholders: basic and diluted(1)	$(0.80)	$(1.85)	$(0.89)	$(1.52)
Weighted-average shares used to compute net loss per share attributable to common stockholders: basic and diluted(1)	3,136,290	3,188,165	3,172,907	3,382,531
Pro forma net loss attributable to common stockholders(1)		$(5,134)		$(4,565)
Pro forma net loss per share attributable to common stockholders (unaudited): basic and diluted(1)		$(0.83)		$(0.57)
Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders (unaudited): basic and diluted(1)		6,172,715		8,053,959

(1)
See Note 13 to our financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of such per share amounts. The calculations of our basic and diluted net loss per share and the weighted-average number of shares excludes the 5,514,404 shares of our preferred stock and 290,879 shares of our common stock, in each case, issued subsequent to June 30, 2020.
	As of June 30, 2020
(in thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
		(unaudited)
Balance Sheet Data:
Cash	$3,180	$23,280	$90,830
Working capital(4)	1,458	21,558	89,108
Total assets	3,647	23,747	91,297
Warrant liability	829	—	—
Preferred stock	14,357	—	—
Total stockholders’ (deficit) equity	(13,522)	21,764	89,314

(1)
The pro forma column reflects the (i) issuance and sale of 5,514,404 shares of Series A preferred stock subsequent to June 30, 2020, (ii) exercise of warrants to purchase 231,396 shares of Series A preferred stock subsequent to June 30, 2020, (iii) issuance and sale of 290,879 shares of common stock subsequent to June 30, 2020 and (iv) automatic conversion of all of the outstanding shares of our preferred stock into an aggregate of 10,990,067 shares of common stock upon the completion of this offering.

(2)
The pro forma as adjusted column reflects the pro forma adjustments set forth above and the sale of 4,687,500 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of the amount of cash, working capital, total assets and total stockholders’ (deficit) equity by $4.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock offered by us would increase or decrease each of cash, working capital, total assets and stockholders’ (deficit) equity by $14.9 million, assuming the assumed initial public offering price of $16.00 per share remains the same, and after deducting estimated underwriting discounts and commissions.

(4)
We define working capital as current assets less current liabilities.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.
Risks related to our financial position and capital needs
We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.
We have incurred significant operating losses since inception. Our net loss was $2.1 million and $5.1 million for the years ended December 31, 2018 and 2019, respectively, and $4.6 million for the six months ended June 30, 2020. As of June 30, 2020, we had an accumulated deficit of $14.0 million. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Since inception, we have devoted substantially all of our efforts to research and preclinical and clinical development of our product candidates, organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and conducting clinical trials. To date, we have never obtained regulatory approval for, or commercialized, any product candidates. It could be several years, if ever, before we have a commercialized product. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially if, and as, we:
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continue the ongoing and planned development of our product candidates, including INB-200 and INB-100;

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initiate, conduct and complete any ongoing, anticipated or future preclinical studies and clinical trials for our current and future product candidates;

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seek regulatory and marketing approvals for INB-200, INB-100 and any of our other product candidates that successfully complete clinical trials;

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maintain, protect and expand our intellectual property portfolio;

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establish a sales, marketing, manufacturing and distribution, supply chain and other commercial infrastructure in the future to commercialize any current or future product candidate for which we may obtain marketing approval;

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seek to identify, discover, develop and commercialize additional product candidates;

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hire and retain additional clinical, regulatory and scientific personnel; and

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add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.
To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our current and future product candidates, obtaining regulatory approval, establishing and validating commercial-scale current good manufacturing practices, or cGMP, facilities, marketing and selling any products for which we obtain regulatory approval (including through third parties), as well as discovering or acquiring and developing additional product candidates. We are only in the preliminary stages of some of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are sufficient to offset our expenses and achieve profitability.

Because of the numerous risks and uncertainties associated with product candidate development, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform clinical trials or preclinical studies in addition to those currently expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase.
Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our common stock could also cause you to lose all or part of your investment.
We have a limited operating history and have no products approved for commercial sale, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
We are an early clinical-stage biotechnology company with a limited operating history upon which you can evaluate our business and prospects. Our operations to date have been limited to financing and staffing our company, developing our technology, identifying and developing INB-200 and INB-100 and our other product candidates, undertaking preclinical studies, initiating clinical trials for INB-200 and INB-100, business planning and raising capital. Other than INB-200 and INB-100, all of our research programs are still in the preclinical or research stage of development, and the risk of failure in the biopharmaceutical industry for programs or products candidates at such stage of development is even higher than those in the clinical stage of development. We have not yet demonstrated an ability to successfully conduct or complete any clinical trials, including large-scale, pivotal clinical trials, obtain marketing approval, manufacture a clinical or commercial scale product or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization. Typically, it takes about six to 10 years to develop a new drug from the time it enters Phase 1 clinical trials to when it is approved for treating patients, but in many cases it may take longer. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing genetic medicine product candidates.
In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will eventually need to transition from a company with a research and clinical focus to a company, if any of our product candidates are approved, capable of supporting commercial activities. We may not be successful in such a transition.
Even if this offering is successful, we will require substantial additional funding to finance our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce or terminate certain of our development programs or other operations.
Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for, our product candidates and advance our other programs. Other unanticipated costs may also arise. Because the design and outcome of our ongoing and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amount of resources and funding that will be necessary to successfully complete the development and commercialization of any product candidate we develop. Based on our research and development plans, we believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations into fourth quarter of 2022. Moreover, we will need to obtain substantial additional funding in connection with our continuing operations and planned research and clinical development activities. Our future capital requirements will depend on many factors, including:
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the timing, progress, costs and results of our ongoing preclinical studies and clinical trials of our product candidates, after accounting for any COVID-19-related delays or other effects on our development programs;

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the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials of other product candidates that we may pursue;

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our ability to establish collaborations on favorable terms, if at all;

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the costs, timing and outcome of regulatory review of our product candidates;

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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we may receive marketing approval;

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the revenue, if any, received from commercial sales of our product candidates for which we may receive marketing approval;

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the cost of any milestone and royalty payments with respect to any approved product candidates;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

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the costs of operating as a public company; and

•
the extent to which we acquire or in-license other product candidates and technologies.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval in order to generate revenue from product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or altogether terminate our research and development programs or future commercialization efforts.
Risks related to the development of our product candidates
We are dependent on the successful clinical development, regulatory approval and commercialization of our gamma-delta T cell product candidates. If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate product revenue will be adversely affected.
Our business is dependent on our ability to successfully complete development of, obtain regulatory approval for, and, if approved, successfully commercialize our product candidates in a timely manner. We may face unforeseen challenges in our product candidate development strategy, and we can provide no assurances that our product candidate or clinical trial design will prove to be effective, that we will be able to take advantage of abbreviated regulatory pathways for any of our product candidates, or that we will ultimately be successful in our future clinical trials. We expect that a substantial portion of our efforts and expenses over the next several years will be devoted to the development of our lead product candidates, INB-200 and INB-100, in our ongoing clinical trials. Our gamma-delta T cell platform and our INB-200 and INB-100 product candidates are in early stages of development and may never be commercialized.
We currently anticipate initially seeking regulatory approvals in the United States and the European Union, but may in the future submit applications for the regulatory approval of one or more of our product candidates to additional foreign regulatory authorities. We have not applied or obtained regulatory approval for any product candidate in the United States or abroad, and it is possible that neither our current product candidates nor any product candidates we may seek to develop in the future will obtain regulatory approval. Neither we nor any of our partners are permitted to market any of our product candidates in the United States or abroad until we receive regulatory approval from the FDA or the applicable foreign regulatory agency.
All of our product candidates will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. Prior to obtaining approval to commercialize any product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidate is safe and effective for its intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe that the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. The FDA may also require us to conduct additional preclinical studies or clinical trials for our product candidates either pre- or post-approval, or it may object to elements of our clinical development program, requiring their alteration.
Of the large number of products in development, only a small percentage successfully complete the FDA or comparable foreign regulatory authorities’ approval processes and are commercialized. The lengthy approval or marketing authorization process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval or marketing authorization to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.
Our product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including, among others:
•
disagreement with the design or conduct of any of our clinical trials;

•
failure to demonstrate to the satisfaction of regulatory agencies that our product candidates are safe and effective, or have a positive benefit/risk profile for its proposed indication;

•
failure of clinical trials to meet the level of statistical significance required for approval;

•
disagreement with our interpretation of data from preclinical studies or clinical trials;

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the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a Biologics License Application, or BLA, or other submission or to obtain regulatory approval;

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failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or

•
changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

Additionally, any delay in, or termination of, our clinical trials will delay the submission of a BLA to the FDA or other similar applications with other relevant foreign regulatory authorities and, ultimately, our ability to commercialize our product candidates, if approved, and generate product revenue.
Even if we eventually complete clinical testing and receive approval of a BLA, or foreign marketing application for our product candidates, the FDA or the comparable foreign regulatory authorities may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-market clinical trials. The FDA or the comparable foreign regulatory authorities also may approve or authorize for marketing a product candidate for a more limited indication or patient population than we originally request, and the FDA or comparable foreign regulatory authorities may not approve or authorize the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would adversely impact our business and prospects.
Moreover, because all of our product candidates are based on the same core gamma-delta T cell technology, if any of our product candidates encounter safety or efficacy problems, developmental delays or regulatory issues or other problems, these could impact the development plans for our other product candidates. Our failure to timely complete clinical trials, obtain regulatory approval or, if approved, commercialize our product candidates could adversely affect our business, financial condition and results of operations.

Our product candidates are in early stages of development, and therefore they will require extensive additional preclinical and clinical testing. Success in preclinical studies or early-stage clinical trials may not be indicative of results in future clinical trials and we cannot assure you that any ongoing, planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals.
Because our product candidates are in early stages of development, they will require extensive preclinical and clinical testing. INB-200 and INB-100 are our only product candidates in clinical trials. Success in preclinical testing and early-stage clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical studies and Phase 1 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical studies and earlier clinical trials does not ensure that later efficacy trials will be successful, nor does it predict final results. Our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or even if they successfully advance through earlier clinical trials.
For example, although we have commenced Phase 1 clinical trials for INB-200 and INB-100, the FDA has not yet made any determination regarding safety and efficacy of either product candidate in the targeted indications. Further, our novel approaches to immune cell therapies are unproven and as such, the cost and time needed to develop our product candidates is difficult to predict and our efforts may not be successful. If we do not observe favorable results in clinical trials of our product candidates, we may decide to delay or abandon clinical development of such product candidate. Any such delay or abandonment could harm our business, financial condition, results of operations and prospects.
In addition, the design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. As an organization, we have limited experience designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks, including failure in late-stage clinical trials even after achieving promising results in preclinical testing and earlier clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.
Further, we cannot predict with any certainty if or when we might submit a BLA for regulatory approval for any of our product candidates or whether any such BLA will be accepted for review by the FDA, or whether any BLA will be approved upon review. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our proposed indications. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for their proposed uses. This failure could cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay and possibly preclude the filing of any BLAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.
Our products candidates utilize novel approaches to cell therapies, including cancer treatment, which presents significant challenges in order to successfully develop, manufacture and commercialize our product candidates.
We believe that our product candidates represent a novel approach to immunotherapy, including cancer treatment, and we have concentrated significant research and development efforts to date developing our INB-100 and INB-200 product candidates, as well as our additional drug-resistant immunotherapy, or DRI, gamma-delta T cell preclinical product candidates. Gamma-delta T cell immunotherapy is a newly emerging field and our approaches in particular, including genetic modification and DRI gamma-delta T cells, have not been extensively tested over any significant period of time. We have not yet succeeded and may never succeed in demonstrating efficacy and safety for any of our product candidates in clinical trials or in obtaining marketing approval thereafter.

For example, INB-100, our novel allogeneic gamma-delta T cell product candidate that we are initially developing for the treatment of patients with acute leukemia undergoing hematopoietic stem cell transplantation, is manufactured from healthy donor T cells using our proprietary manufacturing process. Allogeneic versions of cell therapy and gamma-delta T cell product candidates in particular is an unproven field of development and is subject to particular risks that are difficult to quantify, including understanding and addressing variability in the quality and quantity of a donor’s T cells and the patient’s potential immune reaction to the foreign donor cells, which could ultimately affect safety, efficacy and our ability to produce product in a reliable and consistent manner. As such, we may be faced with unforeseen delays and setbacks, in addition to the other foreseeable risks and uncertainties associated with developing immune cell therapies.
Additionally, we are the first company to advance a genetically modified gamma-delta T cell product candidate, INB-200, that we are currently developing for the treatment of certain solid tumors, into the clinic. The manufacture of our cellular therapies involves complex processes, including, for INB-100, where blood cells are isolated from an allogeneic donor via leukapheresis, the gamma-delta T cells are expanded and activated and other cells are removed through magnetic separation and then cryopreserved. For INB-200, blood cells are isolated from the patient via leukapheresis, the gamma-delta T cells are transduced, expanded and activated, and, if required, other cells are removed through magnetic separation prior to cryopreservation.
Any delay or difficulties in manufacturing clinical supply of INB-200, INB-100 or any of our other current or future product candidates would adversely affect our business and operations. For additional details surrounding risks related to our manufacturing process, see the risks highlighted in “Risks related to manufacturing and our dependence on third parties,” including “— Our manufacturing process is complex and we may encounter difficulties in production, which would delay or prevent our ability to provide a sufficient supply of our product candidates for future clinical trials or commercialization, if approved.”
Advancing product candidates utilizing such novel approaches to immunotherapy creates significant challenges for us, including, among others:
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manufacturing our product candidate to our specifications and in a timely manner to support our clinical trials, and, if approved, commercialization;

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sourcing clinical and, if approved, commercial supplies for the raw materials used to manufacture our product candidates;

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understanding and addressing variability in the quality of a donor’s T cells, which could ultimately affect our ability to produce our product candidates in a reliable and consistent manner;

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conditioning patients with chemotherapy or other lymphodepletion agents in advance of administering our product candidates, which may increase the risk of adverse side effects;

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educating medical personnel regarding how to properly administer our cells and the potential side effect profile of our product candidates, such as cytokine release syndrome, neurotoxicity, graft versus host disease, prolonged cytopenia and neutropenic sepsis, among others;

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enrolling sufficient numbers of patients in clinical trials;

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training a sufficient number of technicians in how to properly manufacture our cells;

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developing a reliable, safe, effective and cost-effective means of consistently expanding and manufacturing our cells;

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developing a reliable, safe and effective means of genetically modifying our cells;

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submitting applications for and obtaining regulatory approval, as the FDA and other regulatory authorities have limited experience with commercial development of immunotherapies for cancer and viral associated infectious diseases; and

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establishing sales and marketing capabilities, as well as developing a manufacturing process and distribution network to support the commercialization of any approved products.

We must be able to overcome these challenges in order for us to successfully develop, commercialize and manufacture our product candidates utilizing our novel approaches to gamma-delta T cell therapies.

The clinical and commercial utility of our gamma-delta T cell platform is uncertain and may never be realized. Additionally, certain aspects of the function and production of gamma-delta T cells are poorly understood or currently unknown, and may only become known through further preclinical and clinical testing.
To date, gamma-delta T cells have only been evaluated in early clinical trials. These clinical trials were primarily designed to evaluate safety and tolerability, and not designed to produce statistically significant results as to efficacy. Most of the data to date regarding gamma-delta T cells were derived from clinical trials not conducted by us, including physician-sponsored clinical trials, and utilizing gamma-delta T cells not manufactured by us. We currently have two ongoing clinical trials to evaluate gamma-delta T cells in investigator-sponsored clinical trials, which have enrolled and dosed only a limited number of patients to date. Success in early clinical trials does not ensure that large-scale clinical trials will be successful nor does it predict final results. Even after the completion of our ongoing Phase 1 clinical trials, our gamma-delta T cell product candidates will have only been tested in a small number of patients. Results from these clinical trials may not necessarily be indicative of the safety and tolerability or efficacy of our product candidates as we expand into larger clinical trials.
We may not ultimately be able to provide the FDA with substantial clinical evidence to support a claim of safety, efficacy, purity and potency sufficient to enable the FDA to approve gamma-delta T cell platform product candidates for any indication. This may be because early clinical trials do not meet their endpoints, because later clinical trials fail to reproduce favorable data obtained in earlier clinical trials, because the results of such trials are not statistically significant, because the FDA disagrees with how we interpret the data from these clinical trials, or because the FDA does not accept these therapeutic effects as valid endpoints in pivotal clinical trials necessary for market approval. For example, we are developing INB-100 for the treatment of patients undergoing hematopoietic stem cell transplantation for the treatment of hematological malignancies, and our “point-of-care” manufacturing process is predominantly based on cells received from healthy haploidentical related donors with at least half of the major human leukoycte antigen, or HLA, types matched. Our clinical development plan for INB-100 will seek to determine the safety of HLA mismatched, donor-derived gamma-delta T cells and establish the risk of graft versus host disease, or GvHD, if any. We will also seek to better understand the persistence of mismatched gamma-delta T cells and their potential impact on immune reconstitution, clinical activity and duration of response. While we believe that a high degree of HLA matching will not be required to prevent GvHD or for clinically meaningful activity and durability of response, if it becomes apparent through preclinical testing or clinical trials that such matching is required, an allogeneic or an “off-the-shelf” product may not be attainable, which would prevent the further advancement of our INB-100 allogeneic product candidate and adversely affect our business and current development plans. We will also need to demonstrate that our gamma-delta T cell platform product candidates are safe. We do not have data on possible harmful long-term effects of gamma-delta T cell platform product candidates and do not expect to have this data in the near future. As a result, our ability to generate clinical safety and efficacy data sufficient to support submission of a marketing application or commercialization of our gamma-delta T cell platform product candidates is uncertain and is subject to significant risk.
Moreover, actual or perceived safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved by applicable regulatory authorities, of physicians to subscribe to the novel treatment mechanics. The FDA or other applicable regulatory authorities may impose specific post-market requirements, such as establishment of a Risk Evaluation and Mitigation Strategy, or REMS, and request additional information informing benefits or risks of our products may emerge at any time prior to or after regulatory approval.
Physicians, hospitals and third-party payors are often slow to adopt new products, technologies and treatment practices that require additional upfront costs and training. Based on these and other factors, hospitals and payors may decide that the benefits of this new therapy do not or will not outweigh its costs.
Clinical product candidate development involves a lengthy and expensive process and involve uncertain outcomes. We may incur additional costs and encounter substantial delays or difficulties in our clinical trials.
We may not commercialize, market, promote or sell any product candidate without obtaining marketing approval from the FDA or other comparable regulatory authority, and we may never receive such approvals. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans and will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome.
A failure of one or more clinical trials can occur at any stage of testing. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Additionally, our ongoing Phase 1 trials for INB-200 and INB-100 involve studying a relatively small patient population, which makes it difficult to predict whether the favorable results observed in such clinical trial will be repeated in larger and more advanced clinical trials.
We may experience numerous unforeseen events prior to, during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including the following (among other unforeseen events included in this “—Risks related to the development of our product candidates” subsection):
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delays in reaching a consensus with regulatory authorities on the design, location or implementation of our clinical trials;

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delays or setbacks in patient enrollment;

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clinical trials of our product candidates may produce negative or inconclusive results;

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the number of patients required for clinical trials for our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or may be lower than we anticipate due to challenges in recruiting and enrolling suitable patients that meet the study criteria, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

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the impact of the ongoing COVID-19 pandemic, which may slow potential enrollment, reduce the number of eligible patients for clinical trials, or reduce the number of patients that remain in our trials;

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imposition of a clinical hold by regulatory authorities as a result of, among other reasons, a serious adverse event or a failed inspection of our clinical trial operations, trial sites or manufacturing facilities;

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occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; and

•
need to conduct additional clinical trials or abandon product development programs.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue from future product sales or other sources. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates, if approved, or allow our competitors to bring competing products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business, financial condition, results of operations and prospects.
In addition, the clinical trial requirements of the FDA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for product candidates such as ours can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing gene regulation technology in a timely manner or under technically or commercially feasible conditions. Regulatory action or private litigation could result in expenses, delays or other impediments to our research programs or the commercialization of resulting products.

Further, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may be delayed in obtaining marketing approval, or not obtain marketing approval at all, obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, and/or have regulatory authorities withdraw or suspend their approval or impose restrictions on distribution in the form of a modified risk evaluation and mitigation strategy, or REMS, among other results. We could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.
Additionally, the FDA or an independent institutional review board, or IRB, may also suspend our clinical trials at any time if it appears that we or our collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s current Good Clinical Practice, or GCP, regulations, that we are exposing participants to unacceptable health risks, or if the FDA finds deficiencies in our investigational new drug applications, or INDs, or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for commencement and completion of future clinical trials. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be negatively impacted, and our ability to generate revenues from our product candidates may be delayed.
Development of a product candidate intended for use in combination with an already approved therapy may present increased complexity and more or different challenges than development of a product candidate for use as a single agent or monotherapy.
We are developing certain of our product candidates, including INB-200, to be used in combination with approved therapies, such as chemotherapy, which may present additional challenges. For example, the FDA may require us to use more complex clinical trial designs, in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of these trials could show that most or any positive results are attributable to the already approved product. Moreover, following product approval, the FDA may require that products used in conjunction with each other be cross-labeled. To the extent that we do not have rights to already approved products, this may require us to work with another company to satisfy such a requirement. Moreover, developments related to the already approved therapies may impact our clinical trials for the combination as well as our commercial prospects should we receive marketing approval. Such developments may include changes to the approved therapy’s safety or efficacy profile, changes to the availability of the approved therapy, and changes to the standard of care.
If we encounter difficulties in enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
The timely completion of clinical trials in part depends on patient enrollment, and as such identifying and qualifying patients to participate in our clinical trials is critical to our success. We may encounter difficulties in enrolling a sufficient number of eligible patients to participate in our clinical trials, thereby delaying or preventing development and approval of our product candidates. Even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Because our focus includes rare disorders, there are limited patient pools from which to draw in order to complete our clinical trials in a timely and cost-effective manner. Additionally, some of the initial indications for which we are developing our current product candidates, including glioblastoma, primarily affect an elderly population over the age of 65, who might suffer from other age-related and unknown and/or pre-existing ailments or health concerns. If any such patient enrolled in our smaller-scale Phase 1 trials has to drop out due to pre-existing health issues or due to a serious adverse effect, or otherwise dies, and we are not able to recruit additional patients in a timely manner, or at all, our clinical trials could be delayed or otherwise halted. As such, despite diligent planning of our clinical trials and analysis of their feasibility regarding patient recruitment, we may experience difficulties, delays or inability in patient enrollment in our clinical trials for a variety of reasons, including:
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the size and nature of the patient population;

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the severity and incidence of the disease under investigation;

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the design of the trial and the complexity for patients and clinical sites;

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the general health condition of the patient and their gamma-delta T cells and immune cells broadly;

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the risk that patients’ general health conditions do not allow the conduct of study/screening procedures (such as leukapheresis) the manufacture of therapeutic product or application of the appropriate standard-of-care treatment or application of the Stupp regimen;

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the ability to consistently manufacture gamma-delta T cell product candidates in sufficient quantities at sufficient activity and/or transduction efficiency to provide a suitable therapeutic dose of gamma-delta T cells;

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competing clinical trials for similar therapies, other new therapeutics, new combination treatments, new medicinal products;

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clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved or become standard of care for the indications we are investigating;

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the ability to obtain and maintain patient consents due to various reasons, including but not limited to, patients’ unwillingness to participate due to the ongoing COVID-19 pandemic;

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the risk that enrolled subjects will drop out or die before completion of the trial;

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the ability to develop and provide appropriate screening, product characterization and release assays;

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patients failing to complete a clinical trial or returning for post-treatment follow-up;

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our ability to manufacture the requisite materials for a patient and clinical trial; and

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inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies, such as the evolving COVID-19 pandemic.

Our efforts to build relationships with patient communities may not succeed, which could result in delays in patient enrollment in our clinical trials. Any negative results we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials of that same product candidate. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates or could render further development impossible. In addition, we may rely on clinical research organizations, or CROs, and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to ensure their actual performance.
Serious adverse events, undesirable side effects or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our clinical development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates thereby limiting the commercial potential of such product candidate.
During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries and discomforts, to their doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations, if they occur. Many times, side effects are only detectable after investigational drugs are tested in large-scale pivotal trials or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that any of our product candidates have side effects or cause serious or life-threatening side effects, the development of the product candidate may fail or be delayed, or, if the product candidate has received regulatory approval, such approval may be revoked, which would harm our business, prospects, operating results and financial condition.
Undesirable side effects caused by our product candidates, implanted devices, delivery methods or dosage levels could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. As a result of safety or toxicity issues that we may experience in our clinical trials, we may be placed on clinical hold and not receive approval to market any product candidates, which could prevent us from ever generating revenues or achieving profitability. Results of our trials could reveal an unacceptably high severity and incidence of side effects, or side effects outweighing the benefits of our product candidates. In such an event, our studies could be delayed, suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims.
To date, we have only tested INB-200 and INB-100 in a limited number of patients with cancer and these clinical trial participants have only been observed for a limited period of time after dosing. As we continue developing our lead product candidates and initiate clinical trials of our additional product candidates, serious adverse events, or SAEs, undesirable or potentially fatal side effects, cytokine release syndrome, viral infections, relapse of disease or unexpected characteristics may emerge causing us to abandon these product candidates or limit their development to more narrow uses or subpopulations in which the SAEs or undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective or in which efficacy is more pronounced or durable. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, and inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Should we observe SAEs in our clinical trials or identify undesirable side effects or other unexpected findings, our trials could be delayed or even terminated and our development programs may be halted entirely.
Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a REMS to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone or with collaborators.
Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of the affected product candidate, if approved by applicable regulatory authorities.
The COVID-19 pandemic could continue to adversely impact our business, including our clinical trials, supply chain and business development activities.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures of businesses, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. In response to these public health directives and orders, we have implemented certain travel restrictions and work-from-home policies for our employees, and as a result we have experienced limitations on employee resources. The effects of government actions and our own policies and those of third parties to reduce the spread of COVID-19 may negatively impact productivity and slow down or delay our ongoing and future clinical trials, preclinical studies and research and development activities, may cause disruptions to our supply chain, to the administrative functions of clinical trial sites and/or to the operations of our other partners, and as a result may impair our ability to execute our programs and/or business development strategy. In the event that government authorities were to enhance current restrictions, our employees who currently are not telecommuting may no longer be able to access our facilities, including our laboratories and our operations may be further limited or curtailed.

Our clinical trials have been, and may in the future be, affected by the COVID-19 pandemic. To date, the spread of COVID-19 in the states of Alabama and Kansas has impacted the intensive care unit capacity at the hospitals participating in our clinical trials and has slowed the rate of patient enrollment. The hospitals also experienced shortages in personal protective equipment, or PPE, that could result in significant delays to our clinical trials in the future. As COVID-19 continues to spread, we may experience other disruptions that could severely impact our business, preclinical studies and clinical trials, including:
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delays in receiving approval from local or federal regulatory authorities to initiate our planned clinical trials;

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delays or difficulties in enrolling and maintaining patients in our clinical trials;

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delays or difficulties in shipping and delivering in a timely manner supplies, samples or products required for our clinical trials due to the impact of the COVID-19 pandemic on the United States Postal Service, FedEx, United Parcel Service and/or other commercial shipping organizations;

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delays or difficulties in clinical site initiation, including difficulties completing any required contracts, successfully completing Institutional Review Board review in a timely manner, or in recruiting clinical site investigators and clinical site staff;

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disruptions in our supply chain that result in shortages of reagents or materials to conduct our laboratory experiments and/or clinical trials, including PPE;

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changes in local regulations as part of a response to the COVID-19 outbreak which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or cause us to discontinue the clinical trials altogether;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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difficulties in recruiting and retaining principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19;

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interruption of key clinical trial activities, such as clinical trial site monitoring, manufacturing and equipment maintenance due to limitations on travel or access imposed or recommended by federal or state governments, hospitals, employers and others, or interruption of clinical trial subject visits and study procedures;

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interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

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risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could result in the reporting of an SAE, potentially including patient deaths, and impact the results of the clinical trial, including by increasing the number of observed adverse events; and

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refusal of the FDA to accept data from clinical trials in affected geographies.

These and other disruptions in our operations and the global economy could negatively impact our business, operating results and financial condition.
The spread of COVID-19 and actions taken to reduce its spread may also materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, there have recently been, and could in the future be, significant disruptions of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity and financial position. In addition, the trading prices for other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital or such capital raises may be on unfavorable terms.
COVID-19 and actions taken to reduce its spread continue to rapidly evolve. The extent to which COVID-19 may impede the development of our product candidates, reduce the productivity of our employees, disrupt our supply chains, delay our clinical trials, reduce our access to capital or limit our business development activities, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to the timing and results of our clinical trials and our financing needs.
In April 2020, the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which was intended to provide economic relief to United States businesses affected by the COVID-19 pandemic, was signed into law. In April 2020, we received a $0.2 million loan, or the PPP Loan, under the small business Paycheck Protection Program, established under the CARES Act and administered by the Small Business Administration, or the SBA. The loan is forgivable subject to certain limitations, including that the loan proceeds be used to retain workers and for payroll, rent, mortgage payments and utility costs. In order to apply for the PPP Loan, we were required to certify that, among other things, the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. While we made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan and that our receipt of the PPP Loan is consistent with the broad objectives of the Paycheck Protection Program of the CARES Act, the certification described above does not contain any objective criteria and is subject to interpretation. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are found to be in violation of any of the laws or governmental regulations that apply to us in connection with the PPP Loan, including the False Claims Act, or it is otherwise determined that we were not eligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, a review or audit by the SBA or other government entity, or claims under the False Claims Act. Any of these events could have a material adverse effect on our business, results of operations and financial condition.
Interim, “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publish interim, “top-line” or preliminary data from our clinical trials. Interim, “top-line” or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Interim, “top-line” and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim, “top-line,” and preliminary data should be viewed with caution until the final data are available. Differences between interim, “top-line” and preliminary data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our business in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business. If the interim, “top-line,” or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize our product candidates, our business, operating results, prospects or financial condition may be harmed.
We may seek breakthrough therapy or fast track designations and may pursue accelerated approval for some or all of our current product candidates, but we may be unable to obtain such designations or, where obtained, we may be unable to maintain breakthrough therapy designation or obtain or maintain the benefits associated with such designations.
We may seek breakthrough therapy or fast track designations and may pursue accelerated approval for INB-100, INB-200, INB-400 and some or all of our current product candidates. Breakthrough therapy designation is intended to expedite the development and review of products that treat serious or life-threatening diseases when preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation of a product candidate as a breakthrough therapy provides potential benefits that include intensive guidance on an efficient drug development program, beginning as early as Phase 1, organizational commitment involving senior managers; and eligibility for rolling review and priority review. Breakthrough therapy designation does not change the standards for product approval. There can be no assurance that we will receive breakthrough therapy designation for any product candidate or any particular indication.
We may also seek fast track designation. If a drug or biologic candidate is intended for the treatment of a serious or life-threatening condition or disease and the drug demonstrates the potential to address unmet medical needs for the condition, the sponsor may apply for fast track designation. Even if we do apply for and receive fast track designation, we may not experience a faster development, review or approval process compared to conventional FDA procedures. The FDA may rescind fast track designation if it believes that the designation is no longer supported by data from our clinical development program.
Additionally, we may also seek accelerated approval under the FDA’s accelerated approval programs. The FDA may approve a drug or biologic for a serious or life-threatening disease or condition that generally provides meaningful advantages over available treatments and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.
Seeking and obtaining these designations is dependent upon results of our clinical program, and we cannot guarantee whether and when we may have the data from our clinical programs to support an application to obtain any such designation. The FDA and comparable foreign regulatory agencies have broad discretion whether or not to grant any of these or similar designations, so even if we believe a particular product candidate is eligible for one or more of these designations, we cannot assure you that the applicable regulatory authority would decide to grant it. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional procedures, as applicable. The FDA or other regulatory agencies may also rescind any granted designations if it believes that the designation is no longer supported by data from our clinical development program.
We may seek orphan drug designation for some or all of our current or future product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation, including the potential for supplemental market exclusivity.
We may seek orphan drug designation for one or more of our current or future product candidates. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs or biologics for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug in the United States will be recovered from sales in the United States for that drug. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. After the FDA grants orphan drug designation, the identity of the biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same product for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of our product candidates receives orphan exclusivity, the FDA can still approve other products that have a different active ingredient for use in treating the same indication or disease. Further, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product.
We may seek orphan drug designation for INB-100, INB-200, INB-400 and some or all of our other current or future product candidates in additional orphan indications in which there is a medically plausible basis for the use of these product candidates. Even when we obtain orphan drug designation, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if we, through our manufacturer, are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In addition, although we intend to seek orphan drug designation for other product candidates, we may never receive these designations. For example, the FDA has expressed concerns regarding the regulatory considerations for orphan drug designation as applied to tissue agnostic therapies, and the FDA may interpret the Federal Food, Drug and Cosmetic Act, and regulations promulgated thereunder, in a way that limits or blocks our ability to obtain orphan drug designation or orphan drug exclusivity, if our product candidates are approved, for our targeted indications.
We may not be able identify or discover other product candidates and may fail to capitalize on programs or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.
Our efforts to identify and develop, additional product candidates will require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. We may also broaden the reach of our platform by selectively in-licensing technologies or product candidates. Our efforts may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development, approved products or commercial revenues for many reasons, including the following:
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the methodology used may not be successful in identifying potential product candidates;

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competitors may develop alternatives that render any product candidates we develop obsolete;

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any product candidates we develop may be covered by third parties’ patents or other exclusive rights;

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a product candidate may demonstrate harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

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a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

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a product candidate may not be accepted as safe and effective by physicians, patients, the medical community or third-party payors.

We have limited financial and management resources and, as a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater market potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products, including attractive or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in circumstances under which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. In addition, we may not be successful in replicating our approach to product candidate development for other disease indications. If we are unsuccessful in identifying and developing additional product candidates or are unable to do so, our business may be harmed.
Public opinion and scrutiny of cell-based immunotherapy and genetic modification approaches may impact public perception of our company and product candidates, or may adversely affect our ability to conduct our business and our business plans.
Our platform utilizes a relatively novel technology involving the genetic modification of human cells and utilization of those modified cells in other individuals. Public perception may be influenced by negative claims about our platform, such as claims that cell-based immunotherapy is unsafe, unethical, expensive or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to cell-based immunotherapy in general could result in greater government regulation and stricter labeling requirements of cell-based immunotherapy products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Negative public attitudes may adversely impact our ability to enroll patients in clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our potential product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.
We face significant competition, and many of our competitors have substantially greater experience and resources than we have.
The clinical and commercial landscape in the indications we are targeting, as well as in the field of immune-oncology, is highly competitive. We may face potential competition with respect to our current product candidates and may face competition with respect to any other product candidates that we may seek to develop or commercialize in the future from pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research institutions.
Many of our current or potential competitors have greater financial and other resources, larger research and development staffs, and more experienced capabilities in researching, developing and testing products than we do. Many of these companies also have more experience in conducting clinical trials, obtaining FDA and other regulatory approvals, and manufacturing, marketing and distributing therapeutic products. Smaller or clinical-stage companies like us may successfully compete by establishing collaborative relationships with larger pharmaceutical companies or academic institutions. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Furthermore, currently approved products could be discovered to have application for treatment of cancer and other diseases, which could give such products significant regulatory and market timing advantages over any of our product candidates. In addition, large pharmaceutical companies or other companies with greater resources or experience than us may choose to forgo therapy opportunities that would have otherwise been complementary to our product development and collaboration plans. Our competitors may succeed in developing, obtaining patent protection for, or commercializing their products more rapidly than us, which could result in our competitors establishing a strong market position before we are able to enter the market. A competing company developing or acquiring rights to a more effective therapeutic product for the same diseases targeted by us, or one that offers significantly lower costs of treatment could render our products noncompetitive or obsolete. We may not be successful in marketing any product candidates we may develop against competitors.
We expect the product candidates we develop will be regulated as biologics, and therefore they may be subject to competition sooner than anticipated.
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the Affordable Care Act to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when processes intended to implement BPCIA may be fully adopted by the FDA, any of these processes could have a material adverse effect on the future commercial prospects for our biological products.
We believe that any of the product candidates we develop that is approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
In addition, the approval of a biologic product biosimilar to one of our products could have a material adverse impact on our business as it may be significantly less costly to bring to market and may be priced significantly lower than our products.
Risks related to manufacturing and our dependence on third parties
Our manufacturing process is complex and we may encounter difficulties in production, which would delay or prevent our ability to provide a sufficient supply of our product candidates for future clinical trials or commercialization, if approved.
Some of our product candidates, including INB-200, are genetically engineered human cells, and the process of manufacturing such product candidates, as well as the lentiviral vectors, is complex, highly regulated, variable and subject to numerous risks. Manufacturing our product candidates involves harvesting cells from a donor, isolating cells via leukapheresis, activating and expanding the gamma-delta T cells, cryopreservation, storage and eventually shipment and infusion of the cell product into the patient’s body.
Our manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, shipping such material to the manufacturing site, shipping the final product back to the recipient, preparing the product for administration, infusing the patient with the product, manufacturing issues or different product characteristics resulting from the inherent differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment and/or programs, vendor or operator error, inconsistency in cell growth and variability in product characteristics.
Even minor variations in starting reagents and materials, or deviations from normal manufacturing processes could result in reduced production yields, product defects, manufacturing failure and other supply disruptions. If, for any reason in our ongoing Phase 1 clinical trials, we lose the starting material for a manufactured product for one of our patients at any point in the process, or the expansion or transduction procedures in the manufacturing process should fall for any reason, such patient would no longer receive a dose of the therapy and may end participation. in our clinical trial. If microbial, viral or other contaminations are discovered in our product candidates or in any of the manufacturing facilities in which products or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We will be required to maintain a chain of identity with respect to materials as they move from the donor to the manufacturing facility, through the manufacturing process and back to the clinical trial recipient. Maintaining a chain of identity is difficult and complex, and failure to do so could result in adverse patient outcomes, loss of product or regulatory action, including withdrawal of our products from the market, if licensed. Any failure in the foregoing processes could render a batch of product unusable, could affect the regulatory approval of such product candidate, could cause us to incur fines or penalties or could harm our reputation and that of our product candidates.

We may make changes to our manufacturing process for various reasons, such as to control costs, increase yield or dose, achieve scale, decrease processing time, increase manufacturing success rate or for other reasons. Changes to our process made during the course of clinical development could require us to show the comparability of the product used in earlier clinical phases or at earlier portions of a trial to the product used in later clinical phases or later portions of the trial. Other changes to our manufacturing process made before or after commercialization could require us to show the comparability of the resulting product to the product candidate used in the clinical trials using earlier processes. Such showings could require us to collect additional nonclinical or clinical data from any modified process prior to obtaining marketing approval for the product candidate produced with such modified process. If such data are not ultimately comparable to that seen in the earlier trials or earlier in the same trial in terms of safety or efficacy, we may be required to make further changes to our process and/or undertake additional clinical testing, either of which could significantly delay the clinical development or commercialization of the associated product candidate, which would materially adversely affect our business, financial condition, results of operations and growth prospects.
We may rely on third parties for the manufacturing process of our product candidates, and failure by those parties to adequately perform their obligations could harm our business.
Although we endeavor to build a manufacturing facility in the future, we do not currently own any facility that may be used as our clinical or commercial-scale manufacturing and processing facility and expect that we will rely on outside vendors for at least a portion of the manufacturing process of our product candidates that we develop. The facilities used by our contract manufacturers must be approved by the FDA or other foreign regulatory agencies pursuant to inspections that will be conducted after we submit an application for approval to the FDA or other foreign regulatory agencies. To the extent that we engage third parties for manufacturing services, we will not control the manufacturing process of, and will be completely dependent on, our contract manufacturing partners for compliance with confidentiality agreements and the cGMP requirements for manufacture of our product candidates. We have not yet caused any product candidates to be manufactured or processed on a commercial scale and may not be able to do so. We will make changes as we work to optimize the manufacturing process, and we cannot be sure that even minor changes in the process will result in products that are capable or safe and effective. If such contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we will not be able to secure and/or maintain regulatory approval for our product candidates. In addition, we have no control over the ability of third parties to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.
Moreover, the process of manufacturing cellular therapies is susceptible to product loss due to contamination, equipment failure or improper installation, maintenance or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing and distribution processes for any of our product candidates could result in reduced production yields, impact to key product quality attributes, and other supply disruptions. Product defects can also occur unexpectedly. If microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, these manufacturing facilities may need to be closed for an extended period of time to allow us to investigate and remedy the contamination. Because our cell therapy product candidates are manufactured from the blood of third-party donors, the process of manufacturing is susceptible to the availability and variability of the third-party donor material. The process of developing products that can be commercialized may be particularly challenging, even if they otherwise prove to be safe and effective. The manufacture of these product candidates involves complex processes. Some of these processes require specialized equipment and highly skilled and trained personnel. The process of manufacturing these product candidates will be susceptible to additional risks, given the need to maintain aseptic conditions throughout the manufacturing process. Contamination with viruses or other pathogens in either the donor material or materials utilized in the manufacturing process or ingress of microbiological material at any point in the process may result in contaminated or unusable product and patients may not receive a dose. This type of contaminations could result in delays in the manufacture of products which could result in delays in the development of our product candidates. These contaminations could also increase the risk of adverse side effects. Furthermore, the selection and distribution of the appropriate cell line for therapeutic use in a patient requires close coordination between clinical operations, supply chain and quality assurance personnel.
We also intend to rely on third-party manufacturers to supply us with additional quantities of our product candidates to be used, if approved, for commercialization. We do not yet have a commercial supply agreement for commercial quantities of product. If we are not able to meet market demand for any approved product, it would negatively impact our ability to generate revenue, harm our reputation, and could have an adverse effect on our business and financial condition.
Further, our reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including:
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inability to meet our product specifications and quality requirements consistently;

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delay or inability to procure or expand sufficient manufacturing capacity;

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issues related to scale-up of manufacturing;

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costs and validation of new equipment and facilities required for scale-up;

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our third-party manufacturers may not be able to execute our manufacturing procedures and other logistical support requirements appropriately;

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our third-party manufacturers may fail to comply with cGMP requirements and other inspections by the FDA or other comparable regulatory authorities;

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our inability to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

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breach, termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

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reliance on single sources for reagents and components;

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lack of qualified backup suppliers for those components that are currently purchased from a sole or single-source supplier;

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our third-party manufacturers may not devote sufficient resources to our product candidates;

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we may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our product candidates;

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operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and

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carrier disruptions or increased costs that are beyond our control.

In addition, if we enter into a strategic collaboration with a third party for the commercialization of our current or any future product candidates, we will not be able to control the amount of time or resources that they devote to such efforts. If any strategic collaborator does not commit adequate resources to the marketing and distribution of our current or any future product candidates, it could limit our potential revenues.
Any adverse developments affecting manufacturing operations for our product candidates may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of our drug product which could prevent the administration to patients and delay the development of our product candidates. We may also have to write off inventory, incur other charges and expenses for supply of drug product that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize our current or any future product candidates once approved. Some of these events could be the basis for FDA action, including injunction, request for recall, seizure, or total or partial suspension of production.
We currently store our gamma-delta T cells at our research and development facility, and any damage or loss to our storage freezers would cause delays in replacement, and our business could suffer.
Our gamma-delta T cells and samples are stored in our freezers at our research and development facility. If these cells are damaged, including by the loss or malfunction of our freezers or our back-up power systems, as well as by damage from fire, power loss or other natural disasters, we would need to establish replacement cell banks, which could impact clinical supply and could delay our clinical trials. We would need another supplier with a GMP facility, available supply and would need to potentially conduct additional animal studies to determine equivalence of the vector. If we or our third-party contractors are unable to establish replacement cell banks, cells, samples and vectors, as applicable, we could incur significant additional expenses and liability, our development programs could be delayed or terminated and our business could suffer.
We are currently dependent on a single third-party supplier for manufacture of our automated manufacturing device and our lentiviral vectors. These are critical products required for the manufacturing of our product candidates, including INB-200 and INB-100. Any damage or loss to the ability of our suppliers to deliver supplies in a timely manner could cause delays in manufacturing, and our business could suffer.
Our gamma-delta T cell products for INB-200 and INB-100 are manufactured in a programmable, closed system device at GMP standards. If the devices are damaged and cannot be repaired or the supplier cannot deliver new devices in a timely manner, or at all, our ability to manufacture and supply sufficient quantities of our products for clinical or commercial usage will be delayed, or potentially hindered.
There is currently a significant backlog for lentiviral vector manufacturing due to increased demand. Our current supply of vectors will only cover approximately 30 patients. If our third-party contractor is unable to provide adequate lentiviral vectors in a timely manner, our ability to manufacture and supply sufficient quantities of our product candidates for clinical or commercial usage will be delayed or hindered, and our business could suffer.
We rely on third party healthcare professionals to administer gamma-delta T cells to patients, and our business could be harmed if these third parties administer these cells incorrectly.
We rely on the expertise of physicians, nurses and other associated medical personnel to administer gamma-delta T cells to clinical trial patients. If these medical personnel are not properly trained to administer, or do not properly administer, gamma-delta T cells, the therapeutic effect of gamma-delta T cells may be diminished or the patient may suffer injury.
In addition, if we achieve the ability to freeze and thaw our gamma-delta T cells, third party medical personnel will have to be trained on proper methodology for thawing gamma-delta T cells received from us. If this thawing is not performed correctly, the cells may become damaged and/or the patient may suffer injury. While we intend to provide training materials and other resources to these third-party medical personnel, the thawing of gamma-delta T cells will occur outside our supervision and may not be administered properly. If, due to a third-party error, people believe that gamma-delta T cells are ineffective or harmful, the desire to use gamma-delta T cells may decline, which would negatively impact our business, reputation and prospects. We may also face significant liability even though we may not be responsible for the actions of these third parties.
We have not yet finalized a validated methodology for expanding and manufacturing our gamma-delta T cells, which we believe will be required for conducting pivotal clinical trials and for commercializing our product candidates.
Future clinical trials that we conduct, as well as any potential commercialization of our product candidates when approved, will depend on the reliability, safety and efficacy of our methodology for expanding, transducing and manufacturing gamma-delta T cells. Our efforts to scale up production of our gamma-delta T cells in anticipation of future clinical trials or commercialization may reveal defects in our methodology, an inability to overcome biology or may otherwise encounter challenges, including scrutiny from regulatory authorities. To the extent we encounter any such difficulties, our ability to conduct additional clinical trials or to scale for commercialization will be hindered or prevented, which would have an adverse effect on our business.
We have not yet developed a validated methodology for freezing and thawing large quantities of gamma-delta T cells, which we believe will be required for the storage and distribution of our gamma-delta T cell product candidates.
We have not demonstrated that gamma-delta T cells can be frozen and thawed in large quantities without damage, in a cost-efficient manner and without degradation over long periods of time. We may encounter difficulties not only in developing freezing and thawing methodologies, but also in obtaining the necessary regulatory approvals for using such methodologies in treatment. If we cannot adequately demonstrate similarity of our frozen product to the unfrozen form to the satisfaction of the FDA, we could face substantial delays in our regulatory approvals. If we are unable to freeze gamma-delta T cells for shipping purposes, our ability to promote adoption and standardization of our products, as well as achieve economies of scale by centralizing our production facility, will be limited. Even if we are able to successfully freeze and thaw gamma-delta T cells in large quantities, we will still need to develop a cost-effective and reliable distribution and logistics network, which we may be unable to accomplish. For these and other reasons, we may not be able to commercialize gamma-delta T cells on a large scale or in a cost-effective manner.
Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict or interrupt our business.
Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the generation, storage, use and disposal of hazardous materials, including the components of our product candidates, such as genetically modified cells, and other hazardous compounds and wastes. We and our manufacturers and suppliers are subject to environmental, health and safety laws and regulations governing, among other matters, the use, manufacture, generation, storage, handling, transportation, discharge and disposal of these hazardous materials and wastes and worker health and safety. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination or injury, which could result in an interruption of our commercialization efforts, research and development efforts and business operations, damages and significant cleanup costs and liabilities under applicable environmental, health and safety laws and regulations. We also cannot guarantee that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials and wastes generally comply with the standards prescribed by these laws and regulations. We may be held liable for any resulting damages costs or liabilities, which could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental, health and safety laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. Failure to comply with these environmental, health and safety laws and regulations may result in substantial fines, penalties or other sanctions. We do not currently carry hazardous waste insurance coverage.
We intend to partner with third parties, such as academic institutions, to conduct, supervise and monitor our preclinical studies and clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business and delay or impair our ability to obtain regulatory approval or otherwise commercialize our product candidates.
Although we are conducting our current Phase 1 clinical trials through our direct contractual agreements with hospitals, we intend to rely on CROs and clinical trial sites to conduct our future preclinical studies and clinical trials, and we expect to have limited influence over their actual performance. We intend to rely upon CROs to monitor and manage data for our clinical programs, as well as the execution of future preclinical studies. We expect to control only certain aspects of the activities of our third-party service providers, including investigators and CROs. Nevertheless, we will be responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities.
We are, and our future CROs will be, required to comply with the good laboratory practices, or GLPs, and GCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities in the form of International Council for Harmonization guidelines for any of our product candidates that are in preclinical and clinical development. The regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Although we rely on CROs to conduct GCP-compliant clinical trials, we remain responsible for ensuring that each of our GLP preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations. If we or our future CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. Accordingly, if CROs fail to comply with these regulations or fail to recruit a sufficient number of subjects, we may be required to repeat clinical trials, which would delay the regulatory approval process.
Our reliance on third parties to conduct clinical trials will result in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with CROs and other third parties can be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Such parties may:
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have staffing difficulties;

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fail to comply with contractual obligations;

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experience regulatory compliance issues; or

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undergo changes in priorities or become financially distressed.

These factors may adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If our future CROs, or hospitals where we conduct our clinical trials, do not successfully carry out their contractual duties or obligations with us or regulatory agencies, fail to meet necessary safety measures and protocols, fail to meet expected deadlines, or fail to comply with regulatory and/or IRB requirements, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed. While we will have agreements governing their activities, our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our future clinical and preclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our business. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology.
Additionally, the FDA or other regulatory authorities may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by investigator-initiated trials or our interpretation of preclinical, manufacturing or clinical data from these investigator-initiated trials. If so, regulatory authorities may require us to obtain and submit additional preclinical, manufacturing or clinical data before we may initiate further clinical trials and/or obtain any regulatory approvals.
If our relationships with any CROs or hospitals where we conduct our current clinical trials terminate, we may not be able to enter into arrangements with alternative CROs and other third parties or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can negatively impact our ability to meet our desired clinical development timelines. While we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a negative impact on our business, financial condition and prospects.
In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of our product candidates.
Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.
We are exposed to the risk of fraud or other misconduct by our employees, collaborators, principal investigators, consultants, commercial partners and outside actors. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in other jurisdictions, provide accurate information to the FDA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations, any of which could have a negative impact on our business, financial condition, results of operations and prospects.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being advanced, developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products or regulatory submissions can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events, such as the ongoing COVID-19 pandemic, that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to cleared or approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the COVID-19 pandemic, in March 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Risks related to our intellectual property
Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. If we breach our license agreements with the University of Alabama at Birmingham Research Foundation and Emory University, or any of the other agreements under which we acquired, or will acquire, the intellectual property rights to our product candidates, we could lose the ability to continue the development and commercialization of the related product.
The licensing of intellectual property is of critical importance to our business and to our current and future product candidates, and we expect to enter into additional such agreements in the future. In particular, our current product candidates INB-200 and INB-100 are dependent on our license agreements with the The UAB Research Foundation, or UABRF, and Emory University, or Emory, pursuant to which we have obtained exclusive worldwide licenses under certain immunotherapy related patents and know-how that are critically important for these product candidates.
Although we have been granted exclusive licenses under the UABRF and Emory license agreements, we do not have the right to control the preparation, filing, prosecution and maintenance of patents and patent applications covering the technology that we license from UABRF and Emory. Therefore, we cannot always be certain that these patents and patent applications will be prepared, filed, prosecuted and maintained in a manner consistent with the best interests of our business. Although we have a right to have our comments considered in connection with the prosecution process, if either of UABRF or Emory fails to prosecute and maintain such patents, or loses rights to those patents or patent applications as a result of its control of the prosecution activities, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.
If we fail to meet our obligations under the UABRF or Emory license agreements in any material respect, and fail to cure such breach in a timely fashion, then UABRF or Emory may terminate their applicable license agreement. If either of the UABRF or Emory license agreements are terminated, and we lose our intellectual property rights thereunder, this may result in a complete termination of our product development and any commercialization efforts for INB-200 and INB-100. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the UABRF and Emory license agreements, we may not be able to do so in a timely manner, at an acceptable cost or at all. For more information on the UABRF and Emory license agreements, see the section titled “Business—License Agreements.”
Furthermore, license agreements we enter into in the future may not provide exclusive rights to use intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and products. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in territories included in all of our licenses.

In addition, the research resulting in certain of our in-licensed patent rights may have been funded in part by the U.S. federal or state governments. As a result, the government may have certain rights, including march-in rights, to such patent rights. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for noncommercial purposes. These rights may permit the government to disclose our confidential information to third parties or allow third parties to use our licensed technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
If we are unable to obtain and maintain patent protection for our product candidates and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our product candidates and technology may be adversely affected.
Our success depends, in large part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates and our technology. We and our licensors have sought, and intend to seek, to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates and our technology that are important to our business. As of September 1, 2020, we owned, co-owned or exclusively licensed two issued U.S. patents, two issued European patents, one allowed patent application in Europe, one allowed patent application in Australia, four pending U.S. applications, one pending PCT application and 38 other foreign national-stage applications, including three European regional-phase applications that are important to the development of our business. For more information relating to our patent portfolio, see the section titled “Business — Intellectual Property.”
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or product candidates or which effectively prevent others from commercializing competitive technologies and product candidates. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our licensors were the first to file a patent application relating to any particular aspect of a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by such third party, or by the U.S. Patent and Trademark Office, or USPTO, itself, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. As a result of these and other factors, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.
Moreover, we may be subject to a third-party pre-issuance submission of prior art or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings and litigation can be substantial and the outcome can be uncertain. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.
We or our licensors have not pursued or maintained, and may not pursue or maintain in the future, patent protection for our product candidates in every country or territory in which we may sell our products, if approved. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from infringing our patents in all countries outside the United States, or from selling or importing products that infringe our patents in and into the United States or other jurisdictions.
Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if the patent applications we license or own do issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Furthermore, our owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. For example, the research resulting in certain of our owned and in-licensed patent rights and technology was funded in part by the U.S. government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for noncommercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
Obtaining and maintaining our patent rights depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or patent applications will have to be paid to the USPTO and various government patent agencies outside the United States over the lifetime of our owned and licensed patents and/or applications and any patent rights we may own or license in the future. We rely on our service providers or our licensors to pay these fees. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees and failure to properly legalize and submit formal documents. If we, our service providers or our licensors fail to maintain the patents and patent applications covering our products or technologies, we may not be able to stop a competitor from marketing products that are the same as or similar to our product candidates, which would have an adverse effect on our business. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could harm our business.
In addition, if we fail to apply for or otherwise fail to obtain applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our granted patent rights. In addition, if we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, any of the foregoing could expose us to liability to the applicable patent owner.
Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.
Given the amount of time required for the development, testing and regulatory review of product candidates such as INB-200 and INB-100, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we have or will obtain patent rights. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent. However, the extension cannot extend the total patent term beyond 14 years from the date of drug approval, which is limited to the approved indication (or any additional indications approved during the period of extension). Furthermore, only one patent per approved product can be extended and only those claims covering the approved product, a method for using it or a method for manufacturing it may be extended. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, the period during which we can enforce our patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. Additionally, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights and/or trademark, the outcome of which would be uncertain and could have a negative impact on the success of our business.
Our commercial success depends, in part, upon our ability and the ability of others with whom we may collaborate to develop, manufacture, market and sell our current and any future product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property, trademarks and other proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and any future product candidates and technology, names, including interference proceedings, post grant review and inter partes review before the USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation with us to enforce or to otherwise assert their patent rights against us. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on our ability to commercialize our current and any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this is a high burden and requires us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Moreover, given the vast number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Other companies and research institutions have filed, and may file in the future, patent applications related to gamma-delta T cell immunotherapy. Some of these patent applications have already been allowed or issued, and others may issue in the future. While we may decide to initiate proceedings to challenge the validity of these or other patents in the future, we may be unsuccessful, and courts or patent offices in the United States and abroad could uphold the validity of any such patent. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our product candidates. Regardless of when filed, we may fail to identify relevant third-party patents or patent applications, or we may incorrectly conclude that a third-party patent is invalid or not infringed by our product candidates or activities. If a patent holder believes that our product candidate infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from nonpracticing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the drug or product candidate that is the subject of the actual or threatened suit.
If we are found to infringe a third party’s valid and enforceable intellectual property rights, we could be required to obtain a license from such third party to continue developing, manufacturing and marketing our product candidate(s) and technology. Under any such license, we would most likely be required to pay various types of fees, milestones, royalties or other amounts. Moreover, we may not be able to obtain any required license on commercially reasonable terms or at all.
The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may also pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have an adverse effect on our business, financial condition, results of operations and prospects. Furthermore, even if we were able to obtain a license, it could be nonexclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technology or product candidate. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. We may be required to indemnify collaborators or contractors against such claims. A finding of infringement could prevent us from manufacturing and commercializing our current or any future product candidates or force us to cease some or all of our business operations, which could harm our business. Even if we are successful in defending against such claims, litigation can be expensive and time-consuming and would divert management’s attention from our core business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock.
Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, and we cannot be certain that our agreements with such parties will be upheld in the face of a potential challenge or that they will not be breached, for which we may not have an adequate remedy. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.
We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time-consuming and unsuccessful.
Competitors may infringe, misappropriate or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming and are likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our owned or licensed patents at risk of being invalidated or interpreted narrowly and could put our owned or licensed patent applications at risk of not issuing. The initiation of a claim against a third party might also cause the third party to bring counterclaims against us, such as claims asserting that our patent rights are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is or will be no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business.
We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the

United States. Our business could be harmed if in litigation the prevailing party does not offer us a license, or if the license offered as a result is not on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock.
We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.
Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current and any future product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. The America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have an adverse effect on our business, financial condition, results of operations, and prospects.
In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce patents that we own, have licensed or might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we own or have licensed or that we may obtain in the future.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents covering our current and any future product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we or our licensors have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents, and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.
Reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.
Since we rely on third parties to help us discover, develop and manufacture our current and any future product candidates, or if we collaborate with third parties for the development, manufacturing or commercialization of our current or any future product candidates, we must, at times, share trade secrets with them. We may also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure could have an adverse effect on our business and results of operations. In addition, from time to time we may hire scientists or other employees or consultants who originate from jurisdictions, including China, that have a history of engaging in misappropriation or theft of trade secrets or other acts of trade secret espionage; if any such individuals are found to be engaging in such illegal behavior, it could have a material adverse effect on our ability to protect our intellectual property and our business prospects more generally.
In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets. Despite our efforts to protect our trade secrets, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Moreover, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our confidential information or proprietary technology and processes. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the collaborators, scientific advisors, employees, contractors and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Moreover, if confidential information that is licensed or disclosed to us by our partners, collaborators, or others is inadvertently disclosed or subject to a breach or violation, we may be exposed to liability to the owner of that confidential information. Enforcing a claim that a third-party illegally or unlawfully obtained and is using our trade secrets, like patent litigation, is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent and trademark protection for our product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees, advisors and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets. Further, we cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or other proprietary information. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.
Moreover, our competitors may independently develop knowledge, methods and know-how equivalent to our trade secrets. Competitors could purchase our products and replicate some or all of the competitive advantages we derive from our development efforts for technologies on which we do not have patent protection. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. In addition, our confidential information may otherwise become known or be independently discovered by competitors, in which case we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us.
Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.
We expect to rely on trademarks as one means to distinguish any of our product candidates that are approved for marketing from the products of our competitors. We have not yet selected trademarks for our product candidates and have not yet begun the process of applying to register trademarks for our current or any future product candidates. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks.
In addition, any proprietary name we propose to use with our current or any other product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.
Intellectual property rights do not necessarily address all potential threats to our business.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:
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others may be able to make compounds or formulations that are similar to our product candidates but that are not covered by the claims of any patents, should they issue, that we own or license;

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we or our licensors might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;

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we or our licensors might not have been the first to file patent applications covering certain of our inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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it is possible that our pending patent applications will not lead to issued patents;

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issued patents that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

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our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive drugs for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable; and

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the patents of others may have an adverse effect on our business.

Risks related to our business operations, employee matters and managing growth
We are highly dependent on the services of our co-founders, William Ho, our President and Chief Executive Officer, and Dr. Lawrence Lamb, our Chief Scientific Officer, and if we are not able to retain these members of our management team or recruit and retain additional management, clinical and scientific personnel, our business will be harmed.
We are highly dependent on our co-founders, President and Chief Executive Officer, William Ho, and our Chief Scientific Officer, Dr. Lawrence Lamb. Each of them may currently terminate their employment with us at any time and will continue to be able to do so after the completion of this offering. The loss of the services of either of these persons could impede the achievement of our research, development and commercialization objectives.
Recruiting and retaining other senior executives, qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully lead, develop, gain regulatory approval of and commercialize our product candidates. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, our ability to pursue our growth strategy will be limited.
Our future performance will also depend, in part, on our ability to successfully integrate newly hired executive officers into our management team and our ability to develop an effective working relationship among senior management. Our failure to integrate these individuals and create effective working relationships among them and other members of management could result in inefficiencies in the development and commercialization of our product candidates, harming future regulatory approvals, sales of our product candidates and our results of operations. Additionally, we currently only maintain “key person” life insurance for our President and Chief Executive Officer.
We plan to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.
As of September 30, 2020, we had seven full-time employees. As the clinical development of our product candidates progresses, we also expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of research, drug development, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
We may explore strategic collaborations that may never materialize or we may be required to relinquish important rights to and control over the development and commercialization of our product candidates to any future collaborators.
Our business strategy includes broadening our platform by exploring strategic partnerships that maximize the potential of our gamma-delta T cell programs. As a result, we intend to periodically explore a variety of possible strategic partnerships in an effort to gain access to additional product candidates or resources. These strategic partnerships may include partnerships with large strategic partners. At the current time however, we cannot predict what form such a strategic collaboration might take. We are likely to face significant competition in seeking appropriate strategic collaborators, and strategic collaborations can be complicated and time consuming to negotiate and document. We may not be able to negotiate strategic collaborations on acceptable terms, if at all. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. We are unable to predict when, if ever, we will enter into any strategic partnerships because of the numerous risks and uncertainties associated with establishing them, including:
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expenditure of substantial operational, financial and management resources;

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dilutive issuances of our securities;

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substantial actual or contingent liabilities; and

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termination or expiration of the arrangement, which would delay the development and may increase the cost of developing our product candidates.

Strategic partners may also delay clinical trials, experience financial difficulties, provide insufficient funding, terminate a clinical trial or abandon a product candidate, which could negatively impact our development efforts. Additionally, strategic partners may not properly maintain, enforce or defend our intellectual property rights or may use our proprietary information in a manner that could jeopardize or invalidate our proprietary information or expose us to potential litigation, any of which could adversely affect our business, financial position and operations.
Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of our product development programs and our ability to operate our business effectively, and adversely affect our business and operating results.
Our internal computer systems, cloud-based computing services and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage or interruption from computer viruses, data corruption, cyber-based attacks, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Furthermore, federal, state and international laws and regulations, such as the European Union’s General Data Protection Regulation, which took effect in May 2018, can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if our information technology security efforts fail. In addition, our software systems include cloud-based applications that are hosted by third-party service providers with security and information technology systems subject to similar risks. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
We have incurred substantial losses since inception and do not expect to become profitable in the near future, if ever. In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of this offering and/or subsequent changes in our stock ownership (some of which shifts are outside our control). As a result, if, and to the extent that we earn net taxable income, our ability to use our pre-change NOLs to offset such taxable income may be subject to limitations.
The Tax Cuts and Jobs Act of 2017, or the Tax Act, among other things, changed U.S. federal income tax rates and the rules governing net operating loss carryforwards. Under the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, NOLs arising in tax years beginning after December 31, 2017 can be carried forward indefinitely, but the deduction for these carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of current-year taxable income. NOLs generated in tax years beginning before January 1, 2018 are not subject to the taxable income limitation, and continue to have a 20-year carryforward period. Deferred tax assets for NOLs are measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods, as well as the new limitation on use of NOLs, may significantly impact our ability to utilize our NOLs to offset taxable income in the future.
It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase the state taxes owed.

In order to realize the future tax benefits of our NOL carryforwards, we must generate taxable income, of which there is no assurance. Accordingly, we have provided a full valuation allowance for deferred tax assets as of June 30, 2020.
There are risks inherent in our business that may subject us to potential product liability suits and other claims, which may require us to engage in expensive and time-consuming litigation or pay substantial damages and may harm our reputation and reduce the demand for our product.
Our business exposes us to product liability risks, which are inherent in the testing, manufacturing, marketing and sale of biopharmaceutical products. For example, we may be sued if any product we develop allegedly causes or is perceived to cause injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties and/or trademarks. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources.
Certain aspects of how gamma-delta T cells are processed and administered may increase our exposure to liability. Medical personnel administer gamma-delta T cells to patients intravenously in an outpatient procedure. This procedure poses risks to the patient similar to those occurring with infusions of other cell products, such as T cells and stem cells, including blood clots, infection and mild to severe allergic reactions. Additionally, gamma-delta T cells or components of our gamma-delta T cell therapy may cause unforeseen harmful side effects. For example, a patient receiving gamma-delta T cells could have a severe allergic reaction, severe graft versus host disease, cytokine release syndrome, or could develop an autoimmune condition to materials infused with the gamma-delta T cells.
In addition, we have not conducted studies on the long-term effects associated with the media and/or expansion process that we use to grow our gamma-delta T cells. Similarly, we expect to use media in freezing our gamma-delta T cells for storage and shipment. These media and other reagents used in the manufacturing process could contain substances that have proved harmful if used in certain quantities. As we continue to develop our gamma-delta T cell therapy, we may encounter harmful side effects that we did not observe in our prior studies and clinical trials. Additionally, the discovery of unforeseen side effects of gamma-delta T cells could also lead to lawsuits against us.
Regardless of merit or eventual outcome, product liability or other claims may, among other things, result in:
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decreased demand for any approved products;

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injury to our reputation and significant negative media attention;

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withdrawal of clinical trial participants or cancellation of clinical trials;

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costs to defend the related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to clinical trial participants or patients;

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regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

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exhaustion of any available insurance and our capital resources;

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loss of revenue;

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a potential decrease in our stock price; and

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the inability to commercialize any products we develop.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of our products. We obtained product liability insurance covering our clinical trials with policy limits that we believe are customary for similarly situated companies and adequate to provide us with coverage for foreseeable risks. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If we determine that it is prudent to increase our product liability coverage due to the commercial launch of any approved product, we may be unable to obtain such increased coverage on acceptable terms, or at all. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.
Risks related to commercialization and regulatory compliance
Even if we obtain regulatory approvals for our product candidates, they will remain subject to ongoing regulatory oversight.
Even if we obtain regulatory approvals for our product candidates, such approvals will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for our product candidates may also be subject to a REMS, to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or may contain requirements for potentially costly post-marketing testing, including Phase 4 trials, and for surveillance to monitor the quality, safety and efficacy of the product candidate. Such regulatory requirements may differ from country to country depending on where we have received regulatory approval.
In addition, product candidate manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product candidate, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product candidate is manufactured or if a regulatory authority disagrees with the promotion, marketing or labeling of that product candidate, a regulatory authority may impose restrictions relative to that product candidate, the manufacturing facility or us, including requesting a recall or requiring withdrawal of the product candidate from the market or suspension of manufacturing.
If we fail to comply with applicable regulatory requirements following approval of our product candidates, a regulatory authority may, among other things, issue warning letters or untitled letters, mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners, or require other restrictions on the labeling or marketing of such products, require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance, seek an injunction or impose administrative, civil or criminal penalties or monetary fines, suspend or modify any ongoing clinical trials, or suspend, modify withdraw regulatory approval or restrict the marketing or manufacturing of the product candidate.
Moreover, the FDA and other regulatory authorities strictly regulate the promotional claims that may be made about biologic products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties.
Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and harm our business, financial condition, results of operations and prospects.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates.
We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the Trump administration may impact our business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of executive orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the executive orders, will be implemented and the extent to which they will affect the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.
Even if any product candidate receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.
Even if any product candidate receives marketing approval, it may fail to gain market acceptance by physicians, patients, third-party payors and others in the medical community. If any such product candidate does not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including but not limited to:
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the cost, efficacy, safety profile, convenience, ease of administration and other potential advantages compared to alternative treatments and therapies;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength of our relationships with patient communities;

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the availability of third-party coverage and adequate reimbursement;

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the prevalence and severity of any side effects; and

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any restrictions on the use of the product candidate together with other medications.

Our efforts to educate physicians, patients, third-party payors and others in the medical community on the benefits of our product candidates may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of our product candidates. Because we expect sales of our product candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of our product candidates to find market acceptance would harm our business.
Furthermore, the attention to different types prospective treatments and proposed cures for cancers has historically varied. In recent years, various forms of oncological immunotherapy have been prominent areas for academic and clinical advancement. While gamma-delta T cell therapy has not yet received prominent negative attention from the mainstream media or the scientific press, it is possible that it could, and it is possible that if immunotherapy generally falls out of favor with these key constituencies, whether due to the failure of one or more competitive products or technologies or otherwise, our business, including our ability to conduct our planned clinical trials and to raise capital, may in turn suffer.
If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be successful in commercializing them, if and when they are approved.
To successfully commercialize any product candidate that may result from our development programs, we will need to build out our sales and marketing capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract sales force to market any product candidate we may develop will be expensive and time-consuming and could delay any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may seek to enter into collaborations with other entities to utilize their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any current or future collaborators do not commit sufficient resources to commercialize our product candidates, or we are unable to develop the necessary capabilities on our own, we may be unable to generate sufficient revenue to sustain our business. We compete with many companies that currently have extensive, experienced and well-funded marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. We will likely also face competition if we seek third parties to assist us with the sales and marketing efforts of our product candidates. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.
Even if we obtain and maintain approval for our product candidates from the FDA, we may never obtain approval outside the United States, which would limit our market opportunities.
Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Sales of our product candidates outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable foreign regulatory authorities also must approve the manufacturing and marketing of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for any product candidates, if approved, is also subject to approval. Obtaining approval for our product candidates in the European Union from the European Commission following the opinion of the European Medicines Agency, or the EMA, if we choose to submit a marketing authorization application there, would be a lengthy and expensive process. Even if a product candidate is approved, the EMA may limit the indications for which the product may be marketed, require extensive warnings on the labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our product candidates in certain countries.
If we commercialize our product candidates outside the United States, a variety of risks associated with international operations could harm our business.
While we have not taken any steps to obtain approval of our product candidates outside of the United States, and do not plan to seek approval in the near term, we may do so in the future. If we market approved products outside the United States, we expect that we will be subject to additional risks in commercialization, including:
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different regulatory requirements for approval of therapies in foreign countries;

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reduced protection for intellectual property rights;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability in particular foreign economies and markets;

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compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

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foreign reimbursement, pricing and insurance regimes;

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workforce uncertainty due to labor unrest;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters including earthquakes, typhoons, floods and fires, and public health emergencies, such as the COVID-19 pandemic.

We have no prior experience in these areas. In addition, there are complex regulatory, immigration, tax, labor and other legal requirements imposed by many of the individual countries in which we may operate, including the United States and, with which we will need to comply. Many biopharmaceutical companies have found the process of marketing their products in foreign countries to be challenging.
Our relationships with customers, physicians, and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, including anti-kickback and false claims laws, transparency laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
Healthcare providers, including physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject us to various federal and state fraud and abuse laws and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. For additional information on the healthcare laws and regulations that we may be subject to, see “Business—Government Regulation and Product Approval.”
Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians, some of whom are compensated with a stipend or stock options for services performed for the Company, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations. If the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Litigation or other legal proceedings relating to healthcare laws and regulations may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, manufacturing, sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of litigation or other proceedings relating to applicable healthcare laws and regulations could have an adverse effect on our ability to compete in the marketplace.
Coverage and adequate reimbursement may not be available for our product candidates, which could make it difficult for us to sell profitably, if approved.
Market acceptance and sales of any product candidates that we commercialize, if approved, will depend in part on the extent to which reimbursement for these products and related treatments will be available from third-party payors, including government health administration authorities, managed care organizations and other private health insurers. Third-party payors decide which therapies they will pay for and establish reimbursement levels. While no uniform policy for coverage and reimbursement exists in the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. Therefore, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved. Each payor determines whether or not it will provide coverage for a therapy, what amount it will pay the manufacturer for the therapy, and on what tier of its formulary it will be placed. The position on a payor’s list of covered products, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.
Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Currently, in the allogeneic transplant setting, reimbursement is often made based on a capitated payment system, and obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Therefore, our product candidates may not be reimbursed separately but their cost may instead be bundled as part of a capitated payment received by the provider for the procedure only. We cannot be sure that the clinical results of our trials will be sufficient or meaningful to convince hospitals and/or clinicians to utilize our product or to get third-party payors to change reimbursement to separate outside of the current bundle. A decision by a third-party payor not to cover or separately reimburse for our product candidates or procedures using our product candidates, could reduce physician utilization of our products once approved. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize any product candidates that we develop.
Healthcare legislative reform measures may have a negative impact on our business and results of operations.
In the United States and some foreign jurisdictions, there have been, and continue to be, legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.
For example, in March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or, collectively, the ACA, was passed, which substantially changed the way healthcare is financed by both governmental and private payors in the United States. Since its enactment, however, there have been judicial and Congressional challenges to the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. For example, the Tax Act includes a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In December 2018, CMS published a new final rule permitting further collections and payments to and from certain ACA-qualified health plans and health insurance issuers under the ACA adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment.
On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when or how the Supreme Court will rule. It is also unclear how other efforts to challenge, repeal or replace the ACA will impact the ACA or our business.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013, and due to subsequent legislative amendments to the statute, including the BBA, which will remain in effect through 2030 , with a temporary suspension from May 1, 2020 through December 31, 2020, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.
Further, in the United States there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under government payor programs, and review the relationship between pricing and manufacturer patient programs. While some of the proposed measures may require additional authorization to become effective, the U.S. Congress and the Trump administration have indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our current or any future product candidates or additional pricing pressures. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing or new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates we may develop may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.
We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug, which could have an adverse effect on demand for our product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. For example, on August 6, 2020, the Trump administration issued another executive order that instructs the federal government to develop a list of “essential” medicines and then buy them and other medical supplies from U.S. manufacturers instead of from companies around the world, including China. The order is meant to reduce regulatory barriers to domestic pharmaceutical manufacturing and catalyze manufacturing technologies needed to keep drug prices low and the production of drug products in the United States. For additional information on healthcare reform, see “Business — Government Regulation and Product Approval.”

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, results of operations, and financial condition.
The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention, and security of personal data, such as information that we may collect in connection with clinical trials in the U.S. and abroad. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our operations, financial performance and business.
As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder, or HIPAA. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.
Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. For example, California enacted the California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020 and gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation.
Although we work to comply with applicable laws, regulations and standards, our contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, CROs, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations.
Risks related to this offering and ownership of our common stock
No public market for our common stock currently exists, and a public market may not develop or be liquid enough for you to sell your shares quickly or at market price.
Prior to this offering, there has not been a public market for our common stock. If an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters and may not be indicative of the market prices of our common stock that will prevail in the trading market.
The market price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering and may subject us to securities litigation suits.
The market price of our common stock is likely to be volatile. The stock market in general and the market for biopharmaceutical and pharmaceutical companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, the market price for our common stock may be influenced by, among others, the following:
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the commencement, enrollment or results of our planned or future clinical trials of our product candidates or those of our competitors;

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the success of competitive products or therapies or announcements by potential competitors of their product development efforts;

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regulatory or legal developments in the United States and other countries;

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developments or disputes concerning patent applications, issued patents or other proprietary rights;

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actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

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significant lawsuits, including patent or stockholder litigation;

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market volatility due to the continued effects of and responses to the COVID-19 pandemic;

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stock price and volume fluctuations attributable to inconsistent trading volume levels of our common stock;

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announcement or expectation of additional financing efforts or sales by our stockholders;

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general economic, political (including in respect of the U.S. presidential elections in November 2020), and market conditions and overall fluctuations in the financial markets in the United States and abroad; and

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investors’ general perception of us and our business.

In addition, some companies that have experienced volatility in the trading price of their shares have been the subject of securities class action litigation. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert our management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our common stock.
Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.
Based upon shares of our common stock outstanding as of June 30, 2020, and upon the completion of this offering and without giving effect to any purchases in this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing 15.7% of our outstanding common stock (or 15.3% if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any). If our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock acted together, they may be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. The concentration of voting power and transfer restrictions could delay or prevent an acquisition of our company on terms that other stockholders may desire or result in the management of our company in ways with which other stockholders disagree.
If research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. Equity research analysts may elect not to provide research coverage of our common stock after the completion of this offering, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our shares could decline if one or more equity research analysts downgrade our shares or issue other unfavorable commentary or research about us. If one or more equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our shares could decrease, which in turn could cause the trading price or trading volume of our common stock to decline.
Raising additional capital may cause dilution to our stockholders, including investors in this offering, restrict our operations or require us to relinquish rights to our product candidates.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through public or private equity or debt financings, third-party funding, marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or any combination of these approaches. We do not have any committed external source of funds. To the extent that we raise additional capital, if available, through the sale of equity or convertible debt securities, your ownership interest in our company may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt and equity financings, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as redeeming our shares, making investments, incurring additional debt, making capital expenditures, declaring dividends or placing limitations on our ability to acquire, sell or license intellectual property rights.
If we raise additional capital through future collaborations, strategic alliances or third-party licensing arrangements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us, if at all. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product candidate development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
You should not rely on an investment in our common stock to provide dividend income. We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase our common stock in this offering.
We have broad discretion in the use of our cash resources, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.
Our management will have broad discretion in the application of our cash , including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in additional operating losses that could have a negative impact on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest our cash , including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” herein for additional information.
A significant portion of our total outstanding shares are restricted or will be restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is performing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 19,430,627 shares of common stock based on the number of shares outstanding as of June 30, 2020, and assuming no exercise by the underwriters’ over-allotment option. This includes the 4,687,500 shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Substantially all of the remaining shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering, as further described in the sections titled “Shares Eligible for Future Sale” and “Underwriting” herein. Moreover, upon the completion of this offering, holders of an aggregate of 13,530,796 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We further intend to register all shares of common stock that we may issue in the future or have issued to date under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, and particularly after we are no longer an EGC or smaller reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and The Nasdaq Stock Market LLC impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an EGC or a smaller reporting company with less than $100 million in annual revenue, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We could be an EGC for up to five years. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
Effective internal control over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could harm our business and have a negative effect on the trading price of our stock.
We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. Our assessment of internal controls and procedures may not detect material weaknesses in our internal control over financial reporting. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation, which could have a negative effect on the trading price of our stock.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our certificate of incorporation, which will become effective immediately after the completion of this offering, and our bylaws, which will become effective immediately prior to the completion of this offering, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:
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establish a classified board of directors such that not all members of the board are elected at one time;

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allow the authorized number of our directors to be changed only by resolution of our board of directors;

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provide that our directors may be removed for cause only upon the vote of at least 66 2∕3% of our outstanding shares of voting stock;

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establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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limit who may call stockholder meetings;

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authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights and preferences determined by our board of directors that may be senior to our common stock; and

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require the approval of the holders of at least 66 2∕3% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not elected to opt out of DGCL Section 203. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our common stock.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation, which will become effective immediately after the completion of this offering, provides that, with respect to any state actions or proceedings under Delaware statutory or common law, the Court of Chancery of the State of Delaware is the exclusive forum for:
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any derivative action or proceeding brought on our behalf;

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any action asserting a breach of fiduciary duty;

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any action asserting a claim against us or any of our directors, officers, employees or agents arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws;

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any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and

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any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal-affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act of 1933, as amended, or the Securities Act, creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find an exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:
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our plans to develop and commercialize our product candidates;

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the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs;

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our ability to take advantage of abbreviated regulatory pathways for any of our product candidates;

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our expectations regarding the impact of the COVID-19 pandemic on our business, our industry and the economy;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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our ability to successfully acquire or in-license additional product candidates on reasonable terms;

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our ability to maintain and establish collaborations or obtain additional funding;

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our ability to obtain regulatory approval of our current and future product candidates;

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our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

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our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

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our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

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the implementation of our business model and strategic plans for our business and product candidates;

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our intellectual property position and the duration of our patent rights;

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developments or disputes concerning our intellectual property or other proprietary rights;

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our expectations regarding government and third-party payor coverage and reimbursement;

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our ability to compete in the markets we serve;

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the impact of government laws and regulations and liabilities thereunder;

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our expected use of proceeds from this offering;

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our need to hire additional personnel and our ability to attract and retain such personnel;

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developments relating to our competitors and our industry; and

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other factors that may impact our financial results.

The foregoing list of risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

MARKET AND INDUSTRY DATA
Certain market and industry data included in this prospectus were obtained from market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the market and industry data used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publications and other third-party sources included in this prospectus is reliable, such information is inherently imprecise. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $67.6 million (or approximately $78.0 million if the underwriters exercise in full their option to purchase up to 703,125 additional shares of common stock), based on an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by $4.4 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock offered by us, would increase or decrease the net proceeds to us by $14.9 million, assuming the assumed initial public offering price per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to support our operations, establish a public market for our common stock and facilitate our future access to the public capital markets.
We intend to use the net proceeds from this offering, together with our existing cash, as follows:
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approximately $22 million to $28 million to advance the clinical development of INB-200, including the completion of our ongoing Phase 1 clinical trial and the initiation of a Phase 2 clinical trial for the treatment of newly diagnosed GBM, and for the evaluation of additional indications;

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approximately $10 million to $17 million to advance the clinical development of INB-100, including the completion of our ongoing Phase 1 clinical trial and the initiation of a Phase 2 clinical trial for the treatment of leukemia patients undergoing HSCT;

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approximately $10 million to $15 million to advance the clinical development of INB-400, including the IND submission and the initiation of a Phase 1 clinical trial for the treatment of newly diagnosed GBM;

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the remainder to fund other research and development activities, including preclinical development, working capital and other general corporate purposes.

We may also use a portion of the net proceeds from this offering designated for working capital and general corporate purposes, or to in-license, acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.
Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of our preclinical, clinical and future development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from our ongoing and planned clinical trials, our ability to take advantage of expedited programs or to obtain regulatory approval for product candidates, the timing and costs associated with the manufacture and supply of product candidates for clinical development or commercialization and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.
Based on our research and development plans, we believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations into the fourth quarter of 2022. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

We do not anticipate that the expected net proceeds from this offering, together with our existing cash, will be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates. Because the time and costs to complete development of our product candidates will depend on the results of future preclinical studies and clinical trials and discussions with and decisions by regulatory authorities, we cannot reasonably estimate the amount of additional capital we will require to complete development. In particular, the cost and timing of completing development of any product candidate will vary widely depending on the outcome of ongoing and future preclinical studies and clinical trials, as well as future guidance from regulatory authorities as to the number, scope and design of clinical trials that will be necessary to support regulatory applications.
Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business.

CAPITALIZATION
The following table sets forth our cash and our capitalization as of June 30, 2020 on:
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an actual basis;

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a pro forma basis, to reflect (i) the issuance and sale of 5,514,404 shares of Series A preferred stock subsequent to June 30, 2020, (ii) the exercise of warrants to purchase 231,396 shares of Series A preferred stock subsequent to June 30, 2020, (iii) the issuance and sale of 290,879 shares of common stock subsequent to June 30, 2020 and (iv) the automatic conversion of all of the outstanding shares of our preferred stock into an aggregate of 10,990,067 shares of common stock upon the completion of this offering; and

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a pro forma as adjusted basis, giving effect to the pro forma adjustments discussed above, and giving further effect to (i) the sale of 4,687,500 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the filing and effectiveness of our amended and restated certificate of incorporation.

You should read this table together with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	As of June 30, 2020
(in thousands, except share and per share amounts)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$3,180	$23,280	$90,830
Convertible preferred stock, Series A, par value, $0.0001 per share; 13,241,000 shares authorized, 4,242,927 shares issued and outstanding, actual; 13,241,000 shares authorized and no shares issued or outstanding, pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	14,357	—	—
Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual and pro forma; 10,000,000 shares authorized, no shares issued or outstanding, pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share; 27,000,000 shares authorized, 3,462,182 shares issued and outstanding, actual; 27,000,000 shares authorized and 14,743,127 shares issued and outstanding, pro forma; 490,000,000 shares authorized and 19,430,627 shares issued and outstanding, pro forma as adjusted	1	2	2
Additional paid-in capital	523	35,808	103,358
Accumulated deficit	(14,046)	(14,046)	(14,046)
Total stockholders’ (deficit) equity	(13,522)	21,764	89,314
Total capitalization	$835	$21,764	$89,314

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease each of pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity and total capitalization by $4.4 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock offered by us would increase or decrease each of pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity and total capitalization by $14.9 million, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

The foregoing discussion and tables above are based on 3,462,182 shares of common stock outstanding as of June 30, 2020, and excludes as of such date:
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392,723 shares of our common stock issuable upon the exercise of outstanding stock options under our 2018 Plan as of June 30, 2020, with a weighted-average exercise price of $1.09 per share;

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899,694 shares of common stock issuable upon the exercise of outstanding stock options granted after June 30, 2020 pursuant to our 2018 Plan with an exercise price of $6.74 per share;

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95,006 shares of our common stock issuable upon the exercise of stock options that will be granted to a director upon the completion of this offering pursuant to an antidilution right, as more fully described in the section titled ‘‘Certain Relationships and Related Party Transactions — Director Antidilution Rights’’;

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4,300,000 shares of our common stock reserved for future issuance under the 2020 Plan, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, as well as any future increases in the number of shares of common stock reserved for issuance under the 2020 Plan; and

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210,000 shares of our common stock reserved for future issuance under our ESPP, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.
Our historical net tangible book deficit as of June 30, 2020 was $(13.5) million, or $(3.91) per share of our common stock. Our historical net tangible book deficit represents our total tangible assets less total liabilities and preferred stock. Historical net tangible book deficit per share is our historical net tangible book deficit divided by the number of shares of our common stock outstanding as of June 30, 2020.
Our pro forma net tangible book value as of June 30, 2020 was $21.8 million, or $1.48 per share of our common stock, based on the total number of shares of our common stock outstanding as of June 30, 2020. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the (i) issuance and sale of 5,514,404 shares of Series A preferred stock subsequent to June 30, 2020, (ii)  exercise of warrants to purchase 231,396 shares of Series A preferred stock subsequent to June 30, 2020, (iii) issuance and sale of 290,879 shares of common stock subsequent to June 30, 2020 and (iv) automatic conversion of all of the outstanding shares of our preferred stock into an aggregate of 10,990,067 shares of common stock upon the completion of this offering.
After giving effect to the sale of 4,687,500 shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been $89.3 million, or $4.60 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $3.12 per share to our existing stockholders and an immediate dilution of $11.40 per share to new investors participating in this offering.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$16.00
Historical net tangible book deficit per share as of June 30, 2020	$(3.91)
Pro forma increase in net tangible book value per share as of June 30, 2020 attributable to the pro forma transactions described above	5.39
Pro forma net tangible book value per share as of June 30, 2020	1.48
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	3.12
Pro forma as adjusted net tangible book value per share after this offering		4.60
Dilution per share to new investors participating in this offering		$11.40
Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.22 per share and the dilution per share to new investors participating in this offering by $0.78 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase of 1.0 million shares of common stock offered by us would increase the pro forma as adjusted net tangible book value after this offering by $0.50 per share and decrease the dilution per share to new investors participating in this offering by $0.50 per share, and a decrease of 1.0 million shares of common stock offered by us would decrease the pro forma as adjusted net tangible book value by $0.56 per share, and increase the dilution per share to new investors in this offering by $0.56 per share, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions.
If the underwriters exercise in full their option to purchase up to 703,125 additional shares of common stock from us, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $4.96 per share, representing an immediate increase to existing stockholders of $3.48 per share, and dilution to new investors participating in this offering of $11.04 per share.
The following table summarizes on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us on an as converted basis, the total consideration paid and the weighted-average price per share paid by existing stockholders and by investors purchasing shares in this offering at the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page on this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	14,743,127	75.9%	$35,546,631	32.2%	$2.41
New investors	4,687,500	24.1	75,000,000	67.8	$16.00
Total	19,430,627	100%	$110,546,631	100%	$5.69
A $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $4.7 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to 69.2% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to 66.4%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, an increase or decrease of 1.0 million shares of common stock offered by us would increase or decrease the total consideration paid by new investors by $16.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors to 71.9% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to 62.4%, assuming that the assumed initial public offering price remains the same.
If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own 73.2% and our new investors would own 26.8% of the total number of shares of our common stock outstanding upon the completion of this offering.
The foregoing discussion and tables above are based on 3,462,182 shares of common stock outstanding as of June 30, 2020, and excludes:
•
392,723 shares of our common stock issuable upon the exercise of outstanding stock options under the 2018 Plan as of June 30, 2020, with a weighted-average exercise price of $1.09 per share;

•
899,694 shares of common stock issuable upon the exercise of outstanding stock options issued after June 30, 2020 pursuant to our 2018 Plan with an exercise price of $6.74 per share;

•
95,006 shares of our common stock issuable upon the exercise of stock options that will be granted to a director upon the completion of this offering pursuant to an antidilution right, as more fully described in the section titled ‘‘Certain Relationships and Related Party Transactions—Director Antidilution Rights’’;

•
4,300,000 shares of our common stock reserved for future issuance under the 2020 Plan, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, as well as any future increases in the number of shares of common stock reserved for issuance under our 2020 Plan; and

•
210,000 shares of our common stock reserved for future issuance under our ESPP, which will become effective immediately prior to the execution of the underwriting agreement related to this offering, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

To the extent that any outstanding options or warrants are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering.

SELECTED FINANCIAL DATA
The following tables set forth our selected financial data. We have derived the statement of operations data and the balance sheet data for the years ended December 31, 2018 and 2019 from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data and the balance sheet data as of and for the six months ended June 30, 2019 and June 30, 2020 have been derived from unaudited financial statements included elsewhere in this prospectus. Our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, on the same basis as our audited financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for the fair presentation of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results to be expected for any future periods, and results for the six months ended June 30, 2020 are not necessarily indicative of results that may be expected for the full fiscal year ended December 31, 2020 or any other period. The following summary financial data should be read with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	Years Ended December 31,		Six Months Ended June 30,
(in thousands, except share and per share data)	2018	2019	2019	2020
Statement of Operations Data:
Operating expenses:
Research and development	$581	$2,358	$928	$2,836
General and administrative	1,423	2,708	1,432	1,729
Loss on disposal of property and equipment	—	68	67	—
Total operating expenses	2,004	5,134	2,427	4,565
Loss from operations	(2,004)	(5,134)	(2,427)	(4,565)
Other (expense) income, net:
Other (expense) income, net	(63)	—	—	—
Interest expense	(14)	—	—	—
Total other (expense) income, net	(77)	—	—	—
Net loss	$(2,081)	$(5,134)	$(2,427)	$(4,565)
Net loss attributable to common stockholders(1)	$(2,509)	$(5,912)	$(2,813)	$(5,129)
Net loss per share attributable to common stockholders: basic and diluted(1)	$(0.80)	$(1.85)	$(0.89)	$(1.52)
Weighted-average shares used to compute net loss per share attributable to common stockholders: basic and diluted(1)	3,136,290	3,188,165	3,172,907	3,382,531
Pro forma net loss attributable to common stockholders(1)		$(5,134)		$(4,565)
Pro forma net loss per share attributable to common stockholders (unaudited): basic and diluted(1)		$(0.83)		$(0.57)
Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders (unaudited): basic and diluted(1)		6,172,715		8,053,959

(1)
See Note 13 to our audited financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts. The calculations of our basic and diluted net loss per share and the weighted-average number of shares excludes the 5,514,404 shares of our preferred stock and 290,879 shares of our common stock, in each case, issued subsequent to June 30, 2020.

	As of December 31,		As of June 30, 2020
(in thousands)	2018	2019
Balance Sheet Data:
Cash	$4,990	$610	$3,180
Working capital(1)	4,653	116	1,458
Total assets	5,895	1,130	3,647
Warrant liability	829	829	829
Preferred stock	8,896	8,896	14,357
Total stockholders’ deficit	(4,249)	(9,242)	(13,522)

(1)
We define working capital as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements.
Overview
We are a clinical-stage biotechnology company focused on developing innovative therapies for the treatment of cancers, including solid tumors, by employing allogeneic, autologous and genetically modified gamma-delta T cells. Gamma-delta T cells are naturally occurring cells in the human immune system that recognize and kill cancerous cells, while possessing a tumor recognition mechanism that protects healthy tissue. Gamma-delta T cells embody properties of both the innate and adaptive immune systems, which allows for them to serve as a functional bridge between these two systems to impact tumor killing. Furthermore, they are inherently capable of distinguishing between healthy and cancerous cells, which we believe enables them to attack multiple types of cancer, including solid tumors. In addition to our allogeneic approach, we are able to genetically modify gamma-delta T cells to induce resistance to certain types of chemotherapy, which allows for administration during chemotherapy, when a tumor is experiencing maximum stress and is at its most vulnerable state. We are the first company to advance genetically modified gamma-delta T cells into the clinic, leveraging the powerful and naturally occurring anti-cancer properties of these cells to enable their use in combination with therapeutic administration of chemotherapy. We are currently conducting Phase 1 clinical trials of our two lead product candidates, INB-200, our genetically modified autologous gamma-delta T cell product candidate for the treatment of newly diagnosed glioblastoma, or GBM, and INB-100, our allogeneic product candidate for the treatment of patients with acute leukemia undergoing hematopoietic stem cell transplantation, or HSCT. In addition to our two lead product candidates, we are developing a broad portfolio of preclinical programs focused on expanding the application of engineered DRI gamma-delta T cells in other solid tumor types and in combination with other therapies to enhance their antitumor activity. INB-400 is our preclinical program to develop allogeneic cellular therapies for solid tumor cancers. We are also developing product candidates based on gamma-delta T cells with an added CAR. INB-300 is our DRI and CAR gamma-delta T cell preclinical product candidate.
Since inception in 2016, our operations have focused on developing our product candidates, organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and conducting clinical trials. We do not have any product candidates approved for sale and have not generated any revenue. We have funded our operations primarily through the sale of equity and equity-linked securities. From inception through October 9, 2020, we have raised an aggregate of $36.6 million of gross proceeds from the sale of our securities.
We have incurred significant operating losses since inception in 2016. Our ability to generate product revenue sufficient to achieve profitability will depend on the successful development and commercialization of one or more of our product candidates. Our net losses were $2.1 million, $5.1 million and $4.6 million for the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020, respectively. As of June 30, 2020, we had an accumulated deficit of $14.0 million. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future in connection with our ongoing activities. As of June 30, 2020, we had cash of $3.2 million.
We will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

We believe that the anticipated net proceeds from this offering, together with our existing cash will enable us to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2022. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “ — Liquidity and Capital Resources” below.
COVID-19
The COVID-19 pandemic, which began in December 2019 and has spread worldwide, may affect our ability to initiate and complete preclinical studies, delay the initiation of our planned clinical trials or future clinical trials or the progress or completion of our ongoing clinical trials, disrupt regulatory activities, or have other adverse effects on our business, results of operations, and financial condition. In addition, the pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on our business and operations and our ability to raise additional funds to support our operations.
We are continuing to monitor the potential impact of the COVID-19 pandemic on our business and financial statements. To date, we have not experienced material business disruptions and we have not incurred impairment losses in the carrying values of our assets as a result of the pandemic. We are following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees as well as return-to-work policies and procedures. We expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and other business partners in light of the pandemic.
We cannot be certain what the overall impact of the COVID-19 pandemic will be on our business, and it has the potential to adversely affect our business, financial condition, results of operations and prospects.
Components of Our Results of Operations
Revenue
Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from collaboration or license agreements.
Operating Expenses
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts and the development of our product candidates, and include:
•
employee-related expenses, including salaries, related-benefits and stock-based compensation expense for employees engaged in research and development functions;

•
fees paid to consultants for services directly related to our product development and regulatory efforts;

•
preclinical studies — expenses associated with conducting preclinical studies performed by ourselves, outside vendors or academic collaborators;

•
expenses incurred under agreements with contract research organizations, or CROs, as well as contract manufacturing organizations, or CMOs, and consultants that conduct and provide supplies for our preclinical studies and clinical trials;

•
costs associated with preclinical activities and development activities;

•
costs associated with our intellectual property portfolio; and

•
costs related to compliance with regulatory requirements.

We expense research and development costs as incurred. Costs for external development activities are recognized based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid or accrued research and development expenses. Beginning with fiscal year 2020, we allocate our direct external research and development costs across each product candidate. Preclinical expenses consist of external research and development costs associated with activities to support our current and future clinical programs, but are not allocated by product candidate due to the overlap of the potential benefit of those efforts across multiple product candidates.
Research and development activities are central to our business. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development for our product candidates and continue to discover and develop additional product candidates. If any of our product candidates enter into later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in our executive and finance functions. General and administrative expenses also include professional fees for legal, accounting, auditing, tax and consulting services; travel expenses; and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not included in research and development.
We expect that our general and administrative expenses will increase in the near-term as we continue to build a team to support our administrative, accounting and finance, communications, legal and business development efforts. Following this offering, we expect to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services; director and officer insurance costs; and investor and public relations costs.
Other Income (Expense), Net
Other income (expense), net primarily consists of interest income (expense), net and the issuance of shares of common stock to UAB in connection with the antidilution provision in the UABRF License Agreement, which has subsequently been settled.
Results of Operations
Six Months ended June 30, 2019 and 2020
The following table summarizes our results of operations for the six months ended June 30, 2019 and 2020:
	Six months ended June 30,
	2019	2020	Change
	(in thousands)
Operating expenses:
Research and development	$928	$2,836	$1,908
General and administrative	1,432	1,729	297
Loss on disposal of equipment	67	—	(67)
Total operating expenses	2,427	4,565	2,138
Loss from operations	(2,427)	(4,565)	(2,138)
Net loss	$(2,427)	$(4,565)	$(2,138)

Research and Development Expenses
The following table summarizes our research and development expenses:
	Six months ended June 30,
	2019	2020	Change
	(in thousands)
Direct research and development expenses:
INB-100	$—	$497	$497
INB-200	—	371	371
Unallocated expenses
Preclinical	290	684	394
Personnel expenses (including stock-based compensation)	391	883	492
Facility related and other	247	401	154
Total research and development expenses	$928	$2,836	$1,908
Research and development expenses for the six months ended June 30, 2019 were $0.9 million, compared to $2.8 million for the six months ended June 30, 2020. For the six months ended June 30, 2020, the increase of $1.9 million was primarily related to the continued development of our preclinical programs and the advancement of INB-100 and INB-200 into Phase 1 clinical trials. Our expenses increased throughout 2019 as we recruited our research and development team and built our own laboratory facilities in Birmingham, AL. An increase in preclinical expenses for the six months ending June 30, 2020 includes an increase in expenses related to additional reagents and laboratory supplies in preparation of any potential impact of COVID-19 on our operations and supply chains.
General and Administrative Expenses
General and administrative expenses were $1.4 million for the six months ended June 30, 2019, compared to $1.7 million for the six months ended June 30, 2020. For the six months ended June 30, 2020, the increase of $0.3 million was primarily related to increased legal and professional fees of $0.3 million.
Other Income (Expense), Net
Other income (expense), net was $0 for the six months ended June 30, 2019 and June 30, 2020, respectively.
Years Ended December 31, 2018 and 2019
The following table summarizes our results of operations for the years ended December 31, 2018 and 2019:
	Year Ended December 31,
	2018	2019	Change
	(in thousands)
Operating expenses:
Research and development	$581	$2,358	$1,777
General and administrative	1,423	2,708	1,285
Loss on disposal of property and equipment	—	68	68
Total operating expenses	2,004	5,134	3,130
Loss from operations	$(2,004)	$(5,134)	$(3,130)

	Year Ended December 31,
	2018	2019	Change
	(in thousands)
Other (expense) income, net
Other (expense) income, net	(63)	—	63
Interest expense	(14)	—	14
Total other (expense) income, net	(77)	—	77
Net loss	$(2,081)	$(5,134)	$(3,053)

Research and Development Expenses
The following table summarizes our research and development expenses for the years ended December 31, 2018 and 2019:
	Year Ended December 31,
	2018	2019	Change
	(in thousands)
Clinical(1)	$—	$10	$10
Preclinical	300	585	285
Personnel expenses (including stock-based compensation)	154	1,144	990
Facility-related and other	127	619	492
Total research and development expenses	$581	$2,358	$1,777

(1)
Research and development expenses were not tracked by indication prior to the INB-200 and INB-100 clinical trials launching in fiscal year 2020.

Research and development expenses for the year ended December 31, 2018 were $0.6 million, compared to $2.4 million for the year ended December 31, 2019. The increase of $1.8 million was primarily related to increased personnel as we built out our research and development capabilities and preclinical activities related to assay development and preparation for our clinical trials.
General and Administrative Expenses
General and administrative expenses were $1.4 million for the year ended December 31, 2018, compared to $2.7 million for the year ended December 31, 2019. The increase of $1.3 million was primarily related to higher legal and professional fee expenses of $1.1 million in 2019 due to increased patent prosecution and an arbitration proceeding.
Other Income (Expense), Net
Other income (expense), net was expense of $0.1 million for the year ended December 31, 2018, compared to $0 for the year ended December 31, 2019. The change was primarily due to the issuance of common stock to UAB in connection with the antidilution provision in the UABRF License Agreement, which has subsequently been settled.
Liquidity and Capital Resources
Since our inception through June 30, 2020, we have not generated any revenue and have incurred significant operating losses and negative cash flows from our operations. Based on our research and development plans, we believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations into the fourth quarter of 2022. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

We have incurred losses and negative cash flows from operations since our inception and expect these conditions to continue for the foreseeable future. Our net loss was $2.1 million and $5.1 million for the years ended December 31, 2018 and 2019, respectively and $4.6 million for the six months ended June 30, 2020. As of June 30, 2020, we had an accumulated deficit of $14.0 million.
Cash Flows
The following table summarizes our cash flows for each of the periods presented:
	Year ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
	(in thousands)		(in thousands)
Net cash used in operating activities	$(2,769)	$(4,801)	$(2,023)	$(3,265)
Net cash (used in) provided by investing activities	(757)	356	366	—
Net cash provided by financing activities	8,501	65	—	5,835
Net increase (decrease) in cash and restricted cash	$4,975	$(4,380)	$(1,657)	$2,570
Operating Activities
Net cash used in operating activities for the six months ended June 30, 2019, was $2.0 million and was primarily due to our net loss of $2.4 million. The net losses were related to increased legal fees and higher research and development as we recruited personnel for our research and development operations and built our laboratory facilities in Birmingham, AL. These were offset by an increase in accounts payable during the period.
Net cash used in operating activities for six months ended June 30, 2020, was $3.3 million and was primarily due to net losses related to increased preclinical work, increased inventory in preparation of COVID-19 and the initiation of two Phase 1 clinical trials.
During the year ended December 31, 2018, operating activities used $2.8 million, primarily due to our net loss of $2.1 million related to our research and development efforts and legal fees related to patent prosecution and the initiation of arbitration, and personnel costs, as well as decreases in accrued expenses and other current liabilities of $0.6 million and accounts payable of $0.2 million.
During the year ended December 31, 2019, operating activities used $4.8 million, primarily due to our net loss of $5.1 million related to our research and development efforts, including our facility build-out, increased preclinical activities and preparations for the initiation of two clinical programs and legal fees related to patent prosecution and the initiation of arbitration, and personnel costs and an increase in prepaid expenses and other current assets of $0.1 million, partially offset by increases in accounts payable of $0.1 million and accrued expenses and other current liabilities of $0.1 million.
Investing Activities
Net cash provided by investing activities for the six months ended June 30, 2019 was $0.4 million relating to a lease transaction on laboratory equipment.
During the six months ended June 30, 2020, there were no investing activities.
Net cash used in investing activities during the year ended December 31, 2018 was $0.8 million due to the purchase of property and equipment.
Net cash provided by investing activities during the year ended December 31, 2019 was $0.4 million due to the disposal of property and equipment of $0.7 million partially offset by the purchase of property and equipment of $0.3 million.
Financing Activities
During the six months ended June 30, 2019, there were no financing activities.

During the six months ended June 30, 2020, net cash provided by financing activities was $5.8 million primarily from the sale of Series A Preferred Stock.
During the year ended December 31, 2018, net cash provided by financing activities was $8.5 million, which was due to gross proceeds of $7.2 million from the issuance and sale of our Series A preferred stock and $2.1 million from the issuance of the 2018A convertible notes, partially offset by $0.7 million due to the repayment of our 2016A convertible notes.
During the year ended December 31, 2019, net cash provided by financing activities was $0.1 million from the proceeds of the exercise of employee stock options.
Funding Requirements
Our operating expenses increased substantially in 2020 as we prepared to launch our first clinical programs. We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance additional preclinical activities and clinical trials of our product candidates. We expect that our expenses will increase significantly if and as we:
•
continue the ongoing and planned development of our product candidates;

•
initiate, conduct and complete any ongoing, anticipated or future preclinical studies and clinical trials for our current and future product candidates;

•
seek marketing approvals for any product candidates that successfully complete clinical trials;

•
establish a sales, marketing, manufacturing and distribution infrastructure to commercialize any current or future product candidate for which we may obtain marketing approval;

•
seek to discover and develop additional product candidates;

•
continue to build a portfolio of product candidates through the acquisition or in-license of drugs, product candidates or technologies;

•
expand our manufacturing capabilities, including the development of our own manufacturing facilities;

•
maintain, protect and expand our intellectual property portfolio;

•
hire additional research, manufacturing, clinical development, regulatory and scientific personnel; and

•
add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.
Due to the numerous risks and uncertainties associated with the development of our product candidates and programs, and because the extent to which we may enter into collaborations with third parties for development of our product candidates is unknown, we are unable to estimate the timing and amounts of increased capital outlays and operating expenses associated with completing the research and development of our product candidates. Our future funding requirements, both near and long-term, will depend on many factors, including:
•
the impact of COVID-19 on the timing and execution of our ongoing and planned clinical trials, including any impact on the Company, hospitals, academic centers, partners, clinical research organizations, contract manufacturing organizations, institutional review boards and regulatory agencies;

•
the initiation, scope, progress, timing, costs and results of our ongoing and planned clinical trials for our product candidates;

•
the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

•
the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•
the cost of defending potential intellectual property and trademark disputes, including any infringement actions;

•
the achievement of milestones or occurrence of other developments that trigger payments under the Emory and UABRF license agreements or other agreements we may enter into;

•
our ability to establish and maintain strategic collaborations, licensing or other agreements and the financial terms of such agreements;

•
the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•
the effect of competing technological and market developments;

•
the cost and timing of completion of clinical or commercial-scale manufacturing activities;

•
the costs of operating as a public company;

•
the extent to which we in-license or acquire other products and technologies;

•
our ability to establish and maintain collaborations on favorable terms, if at all;

•
the cost of establishing sales, marketing and distribution capabilities for our product candidates in regions where we choose to commercialize our product candidates, if approved; and

•
the initiation, progress, timing and results of the commercialization our product candidates, if approved, for commercial sale.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate.
Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through offerings of securities, private equity financing, debt financings, collaborations, other third-party funding, strategic alliances, licensing arrangements, marketing and distribution arrangements or other strategic transactions. The terms of financing may not be favorable and may adversely affect the holdings or the rights of our stockholders. Funding may not be available to us on acceptable terms, or at all. If we are unable to obtain funding, we may be required to delay, limit, reduce or terminate some or all of our research and product development, product portfolio expansion or future commercialization efforts. We currently have no credit facility or committed sources of capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of December 31, 2019:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Operating lease commitments	$1,266	$561	$705	$—	$—
Total	$1,266	$561	$705	$—	$—
Except as disclosed in the table above, we have no long-term debt or capital leases and no material non-cancelable purchase commitments with service providers, as we have generally contracted on a cancelable, purchase-order basis. We enter into contracts in the normal course of business with equipment and reagent vendors, CROs, CMOs and other third parties for clinical trials, preclinical research studies and testing and manufacturing services. These contracts are cancelable by us upon prior notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. These payments are not included in the preceding table as the amount and timing of such payments are not known.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of our financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in greater detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Research and Development Costs
We expense all costs incurred in performing research and development activities. Research and development expenses include salaries and benefits, stock-based compensation expense, lab supplies and facility costs, as well as fees paid to nonemployees and entities that conduct certain research and development activities on the Company’s behalf and expenses incurred in connection with license agreements. Non-refundable advance payments for goods or services that will be used for rendered or future research and development activities are deferred and amortized over the period that the goods are delivered, or the related services are performed, subject to an assessment of recoverability.
As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Stock-Based Compensation
We account for our stock-based compensation as expense in the statements of operations based on the awards’ grant date fair values. We account for forfeitures as they occur by reversing any expense recognized for unvested awards.
We estimate the fair value of options granted using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of a public market for our common stock and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to us, including stage of product development and life science industry focus. We use the simplified method as allowed by the Securities and Exchange Commission, or SEC, Staff Accounting Bulletin, or SAB, No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. The fair value of stock-based payments is recognized as expense over the requisite service period which is generally the vesting period.
Determination of the Fair Value of Common Stock
As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors, with input from management, considering third-party valuations of our common stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the option grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:
•
the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•
the progress of our research and development programs, including the status and results of preclinical studies for our product candidates;

•
our stage of development and commercialization and our business strategy;

•
external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•
our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•
the lack of an active public market for our common stock and our preferred stock;

•
the likelihood of achieving a liquidity event, such as an initial public offering, or sale of our company in light of prevailing market conditions; and

•
the analysis of initial public offerings and the market performance of similar companies in the biotechnology industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.
Following the completion of this offering, the fair value of our common stock will be determined based on the quoted market price of our common stock on the date of grant.
Options Granted
The following table sets forth, by grant date, the number of shares subject to options granted from January 1, 2019 through the date of this prospectus, the per share exercise price of the options, the fair value of common stock per share on each grant date, and the per share estimated fair value of the options:
Grant Date	Number of Common Shares Subject to Options Granted	Exercise Price per Common Share	Estimated Per-Share Fair Value of Options	Estimated Fair Value per Common Share at Grant Date
March 12, 2019	172,768	$1.07	$0.78	$1.07
April 17, 2019	40,826	$1.07	$0.77	$1.07
April 23, 2019	365	$1.07	$0.78	$1.07
August 13, 2019	73,829	$1.10	$0.77	$1.10
February 3, 2020	1,825	$1.10	$0.78	$1.10
May 5, 2020	28,287	$1.23	$0.77	$1.23
October 5, 2020	896,628	$6.74	$4.79	$6.74
October 15, 2020	3,066	$6.74	$4.79	$6.74
Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements appearing elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. As of June 30, 2020, we had cash of $3.2 million. Our exposure to interest rate sensitivity is impacted by changes in the underlying U.S. bank interest rates but is minimal. We have not entered into investments for trading or speculative purposes.
Emerging Growth Company Status
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits that an “emerging growth company” may take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).
We will remain an “emerging growth company” until the earliest of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,”

with at least $700.0 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

BUSINESS
Overview
We are a clinical-stage biotechnology company focused on developing innovative therapies for the treatment of cancers, including solid tumors, by employing allogeneic, autologous and genetically modified gamma-delta T cells. Gamma-delta T cells are naturally occurring cells in the human immune system that recognize and kill cancerous cells, while possessing a tumor recognition mechanism that protects healthy tissue. Gamma-delta T cells embody properties of both the innate and adaptive immune systems, which allows for them to serve as a functional bridge between these two systems to impact tumor killing. Furthermore, they are inherently capable of distinguishing between healthy and cancerous cells, which we believe enables them to attack multiple types of cancer, including solid tumors. In addition to our allogeneic approach, we are able to genetically modify gamma-delta T cells to induce resistance to certain types of chemotherapy, which allows for administration during chemotherapy, when a tumor is experiencing maximum stress and is at its most vulnerable state. We are the first company to advance genetically modified gamma-delta T cells into the clinic, leveraging the powerful and naturally occurring anti-cancer properties of these cells to enable their use in combination with therapeutic administration of chemotherapy. We are currently conducting two investigator-initiated Phase 1 trials for both of our lead gamma-delta T cell product candidates: INB-200, for the treatment of newly diagnosed glioblastoma, or GBM, and INB-100, for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation, or HSCT.
INB-200 is our novel, genetically modified autologous gamma-delta T cell product candidate that we are developing for the treatment of solid tumors. While cellular therapies utilizing chimeric antigen receptor T cells, or CAR-T cells, have demonstrated efficacy in the treatment of blood cancers, these therapies have not yet demonstrated similar results in solid tumors. According to statistics from the American Cancer Society, the annual rate in the United States of new solid tumor cancers is nine times that of blood cancers. These estimated 1.6 million new annual cases represent a high unmet medical need. Our initial indication for INB-200 is newly diagnosed GBM, for which there are currently no approved cellular therapies. Treatment for this type of tumor has been largely unchanged since 2005 when surgical resection followed by radiation and chemotherapy, referred to as the Stupp regimen, was established as the standard of care. Despite these current treatments, the majority of patients relapse within one year, with very few patients surviving beyond five years. We engineered INB-200 to be used as an adjuvant to the current standard-of-care treatment and resistant to a class of chemotherapeutic drugs known as alkylating agents. Alkylating agents function by creating double-stranded breaks in the tumor DNA and are mainstays in the standard treatment of primary brain tumors such as GBM and other cancer types. Whereas other cell therapies are often killed by therapeutic levels of chemotherapy, our modified cells have been shown in preclinical studies to function in this type of toxic environment. We believe that this approach, called drug-resistant immunotherapy, or DRI, has the potential to be used in combination with chemotherapeutic agents for the treatment of cancers, including solid tumors. We have demonstrated the potential of INB-200 to infiltrate and kill GBM cells in multiple preclinical studies. We are currently conducting a Phase 1 repeat dose escalation clinical trial of INB-200 in newly diagnosed GBM patients at the O’Neal Comprehensive Cancer Center at the University of Alabama at Birmingham. We expect to report topline Phase 1 results for this trial in 2021.
INB-100 is our novel allogeneic product candidate that we are initially developing for the treatment of patients with leukemia undergoing HSCT. The number of HSCT procedures has been increasing over the last 20 years, with more than 9,000 patients treated in the United States in 2018. Acute myeloid leukemia, or AML, and acute lymphoblastic leukemia, or ALL represent two of the top three most common allogeneic HSCT-treated cancers, accounting for approximately 50% of all allogeneic HSCTs. Our scientific founder and Chief Scientific Officer, Dr. Lawrence Lamb, was the first person to describe a survival benefit in HSCT patients with high numbers of circulating gamma-delta T cells in the early 1990s. With the goal of translating these observations into an effective therapy that can protect patients from disease relapse, we developed scalable methods to expand and activate gamma-delta T cells from peripheral blood in an automated cell manufacturing device. Our proprietary manufacturing process for INB-100 is a reproducible closed system that can be transferred to qualified local treatment centers or contracting partners. We believe that the ability of INB-100 to kill residual cancerous cells, coupled with the observed correlation between gamma-delta T cells and longer-lasting remissions in allogeneic HSCT patients, may provide a benefit relative to current standard of care for the indicated population. We are currently conducting a Phase 1 dose escalation clinical trial of INB-100 in allogeneic HSCT patients at the University of Kansas Cancer Center. We currently expect to report preliminary data from the first cohort of this clinical trial in 2022.
In addition to our two lead product candidates, we are developing a broad portfolio of preclinical programs focused on expanding the application of engineered DRI gamma-delta T cells in other solid tumor types and in combination with other therapies to enhance their antitumor activity. Our future product candidates in solid tumors may incorporate additional chemotherapy-specific genetic alterations designed to make them resistant to the different chemotherapeutic agents associated with a particular type of solid tumor. Data from preclinical studies support the development of gamma-delta T cells in combination with other approved therapies, including checkpoint inhibitors and inhibitors of DNA damage repair, or DDR, pathways, such as the poly (ADP-ribose) polymerase, or PARP, inhibitors. In addition, INB-400 is our preclinical program focused on developing allogeneic cellular therapies for solid tumor cancers and INB-300 is our preclinical program focused on developing product candidates based on gamma-delta T cells with an added CAR. These preclinical programs and indications are in an early phase of development.
The following chart shows the developmental status of our clinical and preclinical product candidates:

(1)
We are initially developing INB-300 for the treatment of GBM and we may expand into additional indications.

*
These preclincal programs and indications are in an early stage of development.

We aim to utilize clinical data from our ongoing Phase 1 clinical trials of INB-200 and INB-100 to provide the safety data necessary to support an IND submission for INB-400, our genetically modified allogeneic product candidate, initially for the treatment of newly diagnosed GBM by year-end 2021. We are also developing product candidates based on gamma-delta T cells with an added CAR. INB-300 is our DRI and CAR gamma-delta T cell preclinical product candidate, for which we are currently generating animal data and expect to submit an IND in 2023.
Our Approach to Cell Therapy for Cancer
We are developing innovative allogeneic, autologous and genetically modified gamma-delta T cell therapies designed to improve the treatment of cancers. Key elements of our novel approach to treating cancer include our goals to:
•
Harness the inherent power of gamma-delta T cells.   Our approach leverages gamma-delta T cells, which possess functions of both T cells and natural killer, or NK, cells to generate a powerful array of innate killing capabilities while also integrating adaptive immune functions to generate follow-on T cell responses. Importantly, in solid tumor cancers, where tumors are intertwined within the healthy tissue, the natural ability of the gamma-delta T cells to discriminate between healthy and cancerous tissue may be critical to developing an effective and safe immunotherapy. Additionally, gamma-delta T cells are differentiated from existing T cell and NK cell therapies in that they can process and present tumor-associated antigens, including potential neoantigens, from lysed tumor cells to the adaptive immune system leading to a potentially enhanced and prolonged immune response.
•
Increase the effectiveness of standard-of-care therapies for difficult to treat cancers.   To have a meaningful impact on cancer therapy, we believe that we must be able to add to and drive synergies with the current standard of care. Historically, this has meant chemotherapies which have been a staple of cancer treatment because they can effectively shrink tumors. However, such therapies can also kill the white blood cells that are crucial to an effective immune response and therefore limit their effectiveness in some tumors. To overcome this problem, we engineer our product candidates to allow for their administration alongside standard-of-care, high-dose chemotherapy. We believe our product candidates can amplify the cytotoxic effects of chemotherapy, which can debulk the tumor and place the remaining residual cancer cells in a state of heightened stress and vulnerability.

•
Utilize our DRI approach to destroy cancer cells in their most vulnerable state.   Our approach of simultaneously dosing our DRI product candidates during chemotherapy aims to activate the immune system while the cancer cells are in a state of heightened stress and vulnerability. We believe the DDR pathway, a natural biological process that detects and either promotes repair of or eliminates cells with DNA damage, can be used to activate this immune response and destroy resistant cancer cells. For example, we genetically engineer the gamma-delta T cells for INB-200 to enable them to function throughout the therapeutic dose of alkylating chemotherapy. We aim to mimick a tumor’s natural resistance mechanism to chemotherapy, the DNA repair protein O-6-methylguanine-DNA methyltransferase, or MGMT, which we genetically engineer into INB-200, allowing the gamma-delta T cells to remain functional during and after chemotherapy. Other cell therapies are unable to operate effectively in therapeutic concentrations of alkylating chemotherapy because the chemotherapy kills the immune cells themselves. This forces the administration of such therapies to be delayed, and therefore missing the window of maximal tumor stress and vulnerability.

•
Focus on scalable manufacturing.   We have invested considerable time and resources to create proprietary and commercially viable manufacturing processes. We have substantially automated our manufacturing processes in a programmed and closed system, which we believe will allow us to scale our manufacturing capabilities for our clinical trials and potentially for future commercial capabilities quickly and efficiently. In clinical studies, we have successfully cryopreserved and delivered our thawed therapeutic product candidates directly to patients, and such candidates maintained cell viability and functionality, as shown in both in vitro and in animal models.

Our Strategy
We intend to create a broad portfolio of DRI oncology product candidates. To that end, we are currently leveraging our knowledge of gamma-delta T cells to develop innovative allogeneic, autologous, and genetically modified gamma-delta T cell-based immunotherapies to improve the treatment of cancers. Our strategy is as follows:
•
Advance our lead product candidates, INB-200 and INB-100, through clinical trials.   INB-200 is our lead DRI program, which we are developing initially for the treatment of newly diagnosed GBM. We are currently conducting a Phase 1 repeat dose escalation clinical trial of INB-200 in newly diagnosed GBM patients at the O’Neal Comprehensive Cancer Center, from which we currently expect to report topline Phase 1 results in 2021. INB-200 is genetically engineered to protect gamma-delta T cells from chemotherapy treatment. We are also currently conducting a Phase 1 dose escalation clinical trial of INB-100, our novel allogeneic gamma-delta T cell product candidate in allogeneic HSCT patients, from which we currently expect to report preliminary data from the first cohort in 2022.

•
Expand development of INB-200 for other solid tumor indications.   We intend to develop INB-200 in other solid tumor settings where certain chemotherapeutic agents are the current standard of care, including frontline therapies.

•
Advance INB-400 and INB-300 into clinical development and generate additional novel product candidates.   We plan to leverage the clinical data from our ongoing Phase 1 clinical trials of INB-200 and INB-100 to provide the safety data necessary to support an IND submission for INB-400 initially for the treatment of newly diagnosed GBM by year-end 2021. We are also continuing to generate animal data supporting INB-300 development and expect to submit an IND in 2023. Additionally, we plan to utilize our platform to develop additional gamma-delta T cell therapeutic candidates.
•
Broaden our platform by selectively exploring strategic partnerships that maximize the potential of our gamma-delta T cell programs.   We intend to maintain significant commercial rights to all of our clinical development programs. However, we will continue to evaluate partnering opportunities in which a strategic partner could help us to accelerate the development of our programs, provide access to synergistic combinations, or provide expertise that could allow us to expand into the treatment of different types of cancer. We may also broaden the reach of our platform by selectively in-licensing technologies or product candidates. In addition, we will consider potentially out-licensing certain of our proprietary technologies for indications that we are not ourselves pursuing.

•
Leverage our internally developed expertise and process know-how to create a scalable, cost-efficient manufacturing footprint.   We designed our proprietary manufacturing processes to be commercially viable, reproducible and transferrable to qualified local treatment centers or contracting partners. As our programs advance through clinical trials, we may decide to transfer these processes to contract manufacturing organization, or CMOs, and/or build manufacturing facilities ourselves.

We are led by William Ho, our founder and Chief Executive Officer, who has more than 19 years of combined experience in the management of biotechnology companies and healthcare investing, and our scientific founder and Chief Scientific Officer, Dr. Lawrence Lamb, who is a pioneer in the field of gamma-delta T cells and published the foundational work that identified the potential antileukemic effect of these cells and their association with improved overall survival. Dr. Lamb also chairs our Scientific Advisory Board, which includes a globally renowned group of oncologists and immunologists. From inception to date, we have raised an aggregate of $36.6 million of capital from the sale of our securities.
Innate and Adaptive Branches of the Immune System
The innate immune system is a first line of defense for the body. It mobilizes quickly against pathogens and other threats and alerts other elements of the immune system so that they can become involved. NK cells, dendritic cells and other elements of the innate immune system are activated by stress signals caused by pathogens and cancer cells. These innate immune system cells subsequently attack and kill pathogens and cancer cells; send signals via molecules such as cytokines; and activate other parts of the immune system. Importantly, the innate immune system presents cytokines, antigens and other components of pathogens and cancer cells to the body’s adaptive immune system, which is comprised of T cells and other cells that deepen and broaden the immune response. Once the innate immune system has been activated, the adaptive immune system then sends effector cells to seek out and destroy specific antigens and the cells that express them. The adaptive immune system also provides durable immune memory using, for example, memory T cells. The important components of the adaptive immune system include antibodies, which are produced by B cells and bind to antigens and mark them for destruction by other immune cells, and T cells, which recognize antigens on diseased cells with their own receptors and attack and eliminate them. The adaptive immune response is targeted and potent and has the potential to provide a long-lasting immune memory.
Gamma-delta T Cells: The “Unconventional” T Cell
Gamma-delta T cells, known as the “unconventional” T cell, are an emerging class of immune cells used in therapeutic candidates that have characteristics of both the innate and the adaptive immune systems. Although circulating gamma-delta T cells account for only up to approximately 10% of the average total human T cell population, they play a central role in the body’s immune response. Gamma-delta T cells are multifunctional and also possess properties of both NK and dendritic cells. Unlike the more widely known alpha-beta T cells, which only recognize specific antigen peptides presented to them by other antigen-presenting cells, gamma-delta T cells recognize molecular signals related to cellular stress and both process and present antigens to other immune cell types. Gamma-delta T cells also express antigen-specific T cell receptors, or TCRs, and are able to directly recognize and respond to specific antigens without requiring prior antigen presentation. We believe that gamma-delta T cells, based on their unique properties that bridge the gap between innate and adaptive immunity, have inherent advantages over other types of immune cells used in cell therapies for the treatment of cancer, including TCRs and CAR-modified alpha-beta T cells and NK cells.

Figure 1. Gamma-delta T cells have characteristics of both the innate and adaptive immune systems
Gamma-delta T cells deploy mechanisms utilized by both innate and adaptive immune responses in order to recognize tumor cells, kill their targets and drive immunity via other immune cell types. We believe these are the key differentiating characteristics of gamma-delta T cells:
•
Lack of person-specific reactivity.   The gamma-delta TCR heterodimer (two similar, but not identical protein subunits) combination is not selective for person-specific major histocompatibility complex, or MHC, molecules. Therefore, we believe that cells from an unrelated donor may be able to be administered without initiating graft versus host disease, or GvHD, thereby potentially enabling allogeneic or off-the-shelf therapies without prior editing of MHC.

•
Innate immune surveillance.   In addition to TCRs, gamma-delta T cells express innate immune receptors, including the NK group 2D, or NKG2D, receptor. NKG2D is an activating cell surface receptor predominantly expressed on cytotoxic immune cells, including NK cells. NKG2D functions by detecting ligands associated with cellular stress, which are commonly produced by cells that are cancerous or have been infected by viruses.

•
Immune activation.   Gamma-delta T cells can express high levels of cytokines and chemokines that have broad immunostimulatory activity, including the production of interferon gamma, or IFNγ, and tumor necrosis factor alpha, or TNFα.

•
Antigen presentation.   Similar to certain innate immune cells such as dendritic cells, gamma-delta T cells are able to process and present antigens to alpha-beta T cells in order to elicit a potent and selective adaptive immune response.

•
Tissue localization.   Gamma-delta T cells localize to epidermal tissues, such as the skin, lungs, intestine and uterus. This tissue localization may increase the exposure of these cells to tumor antigens and may lead to increased tropism or affinity for solid tumors compared to alpha-beta T cells, which are primarily located in lymph nodes and the spleen.

Figure 2. Innate immune cell receptors of the gamma-delta T cells
Gamma-delta T cells may directly kill tumor cells through several mechanisms:
•
Granzymes and perforin.   Gamma-delta T cells secrete both granzymes, cell-killing enzymes released by cytotoxic T cells and other killer cells, and perforin, a protein that pries open a hole or pore in a target cell, allowing for the entry of granzymes. This leads to the triggering of apoptosis or programmed cell death in targeted cells in the same manner as NK cells.

•
Antibody-dependent cellular cytotoxicity.   Antibody-dependent cellular cytotoxicity, or ADCC, is a form of cell-mediated cell killing often employed by the immune system. ADCC is triggered by the recognition of tumor-targeting antibodies by CD16 expressed on gamma-delta T cells, as well as on NK cells. We believe this mechanism could potentially allow the combination of gamma-delta T cell therapy with FDA-approved monoclonal antibodies therapeutics to improve the response of the antibody.

•
Fas ligand and TRAIL.   Fas ligand, or CD95L, and tumor necrosis factor-related apoptosis-inducing ligand, or TRAIL, are both well-known triggers of cell death. These proteins are expressed on gamma-delta T cells and they can engage several death receptors on target cells, leading to the destruction of cancer cells.

Activated Gamma-Delta T Cell
Tumor Cell
TRAIL
Death Receptor 4/5
Fas-L
Fas
Perforin
Granzyme
ADCC
CD16
Ig

Figure 3. Activated gamma-delta T cells have multiple mechanisms of killing cells

Antitumor Activity of Gamma-Delta T Cells
While gamma-delta T cells remain an emerging class of treatment used in therapeutic candidates for various types of cancer, studies over the past two decades point to a broad role for gamma-delta T cells in tumor immunosurveillance. As an example, genetically engineered mice that are deficient in gamma-delta T cells are highly susceptible to carcinogen-induced skin cancers. Similarly, prostate cancer growth is accelerated in mice selectively deficient for gamma-delta T cells compared to fully immunocompetent mice. Gamma-delta T cells have been detected in a variety of human tumor types, including GBM, neuroblastoma and lung cancer, and therefore, demonstrating that gamma-delta T cells can infiltrate such solid tumors and may have an important correlation with anti-cancer activity. Prior data, including our own unpublished studies, have indicated that levels of gamma-delta T cells are diminished as cancer progresses to late-stage disease.
Our founder and Chief Scientific Officer, Dr. Lamb, was the first person to report an association between levels of gamma-delta T cells and improved survival in allogeneic HSCT patients. His work, published in Cryotherapy in 1999, found that the disease-free survival rate of HSCT patients who received T-cell depleted, or TCD, cells from a partially matched donor increased for those patients with high levels of gamma-delta T cells. These findings have since been repeated by other scientists. In 2007, Dr. Lamb and his collaborators found that the association between post-transplant gamma-delta T cells and survival extended to at least seven years, and that 71% of patients with high levels of gamma-delta T cells survived to seven years compared to 20% of patients with low-to-normal levels of gamma-delta T cells.
A Stanford University analysis of tumor-infiltrating immune cells in approximately 18,000 human tumor samples found that among all the subtypes of immune cells analyzed, the presence of gamma-delta T cells was the most highly correlated with overall survival, as show in the figure below. Patients with solid tumors containing gamma-delta T cells were significantly more likely to improve and potentially survive than those without gamma-delta T cells present.

Pan-cancer
(25 malignancies)
Solid tumors
(non-brain)
Favorable
Adverse
Leukocytes ranked by survival
γδ T cells
Tfh cells
CD8 T cells
MCs–
CD4 memory T cells+
DCs–
Naive B cells
PCs
CD4 naive T cells
M1-MΦs
NK cells+
T_{reg} cells
Monos
CD4 memory T cells–
DCs+
NK cells–
Memory B cells
M0-MΦs
M2-MΦs
MCs+
Eos
PMNs
Q < 0.25
0
1
2
3
4
Unweighted |meta-z|
γδ T cells
CD4 memory T cells+
PCs
Naive B cells
CD8 T cells
Tfh cells
NK cells+
DCs–
MCs–
CD4 naive T cells
T_{reg} cells
M1-MΦs
DCs+
Monos
M2-MΦs
Memory B cells
NK cells–
M0-MΦs
Eos
CD4 memory T cells–
PMNs
MCs+
Q < 0.25
0
1
2
3
4
Unweighted |meta-z|

Figure 4. Analysis of the immune cell composition of tumor samples

We believe that therapies that incorporate gamma-delta T cells have an inherent advantage over CAR-T cell therapies, which are often engineered to target a single protein. Many immunotherapies in development target either weak antigens, which are antigens that bind loosely or are not easily identified by the immune system, or those that are subclonal, which are expressed in only a portion of cancerous cells. This presents a particular challenge in solid tumors, which have demonstrated a high degree of tumor antigen heterogeneity in target expression. CAR-T therapies directed to solid tumors have been shown to be ineffective due to this heterogeneity. Third-party data from prior solid tumor CAR-T cell clinical trials demonstrated that CAR-T cells can effectively kill the tumor expressing such cells’ specific antigen targets; however, the entire tumor does not necessarily express those particular antigens, and the portion which does not is likely to survive treatment with the CAR-T cells and typically grows back quickly, resulting in relapse and ultimately the eventual death of the patient.
We believe that solid tumors may be more susceptible to an approach that features the broad ability of gamma-delta T cells to recognize and kill tumors based on multiple antigens. Gamma-delta T cells have the inherent ability to recognize a broad panel of cellular stress signals, leading to direct tumor cell killing and activation of a multifaceted immune response. Unlike the more numerous alpha-beta T cells, which are utilized in many CAR-T cell therapies produced today and which recognize specific processed peptide antigens presented on MHC molecules by antigen presenting cells, gamma-delta T cells have been observed to directly recognize and respond to a variety of MHC-like stress-induced self-antigens expressed by malignant cells without previously having the antigen presented. The gamma-delta T cells’ recognition of the stress antigens is achieved through a combination of gamma-delta TCRs, natural killer receptors, or NKRs, such as NKG2D, toll-like receptors, or TLRs, and potentially other receptors yet to be identified. In addition to the diversity that gamma-delta T cells demonstrate, they are thought to be multi-specific, meaning that they can recognize malignant cells through less specific mechanisms that do not require prior antigen exposure or priming, a function that is shared by other innate immune cells, such as NK cells.
The inherent ability of gamma-delta T cells to recognize a broad-range of stress signals that we attempt to harness in our therapeutic candidates is further amplified through our DRI approach. DRI enables the concurrent upregulation, or increase, of stress antigen expression on a tumor during chemotherapy treatment, making the tumor more vulnerable to a killer cell such as a gamma-delta T cell. By delivering our genetically engineered gamma-delta T cells simultaneously with alkylating chemotherapies, we can utilize the biological DDR pathway to generate an immune signal that should be clonal or expressed on all cells throughout the tumor. Chemotherapy can kill the majority of a tumor, while also killing the immuno-suppressive cells and opening up the tumor immune microenvironment to effector cells, such as NK cells or gamma-delta T cells. Importantly, an alkylating chemotherapeutic agent such as TMZ creates double-stranded breaks in the DNA that cause an immunogenic signal on tumor cells that can potentially be identified by gamma-delta T cells, including INB-200.
Our Gamma-Delta T Cell Product Candidates
INB-200 for the Treatment of Solid Tumors
INB-200 is our novel genetically modified autologous gamma-delta T cell product candidate that we are developing for the treatment of solid tumors. We engineered INB-200 to be used as an adjuvant to the current standard-of-care treatment and resistant to certain types of alkylating chemotherapies by introducing a gene encoding of MGMT into the gamma-delta T cells. MGMT is a primary DNA repair protein capable of repairing damage from chemotherapy and this encoding conveys drug-resistance to our therapy. In preclinical studies, INB-200 demonstrated antitumor activity, including prolonged overall survival and eradication of the tumor as evidenced through histopathology. We are initially developing INB-200 to treat patients with newly diagnosed GBM patients. We are currently conducting an investigator-initiated Phase 1 repeat dose escalation clinical trial in patients with newly diagnosed GBM, which has been initiated by L. Burt Nabors, M.D. at the O’Neal Comprehensive Cancer Center. We anticipate that topline data will be available in 2021.

We believe that INB-200 has the potential to address a number of the shortcomings of other therapies in the treatment of solid tumors:
•
Tumor heterogeneity.   Tumor cells have multiple distinct molecular signatures that limit the effectiveness of highly targeted therapies. Those targeted molecular signatures can be highly variable between cells, if they are expressed at all, and may change over time. The ability of gamma-delta T cells to recognize a broad range of cellular stress signals, compounded by the ability of DRI to boost those signals, may allow the recognition of tumor cells within a tumor.

•
Lack of immune infiltration.   Tumors have a number of mechanisms that suppress the ability of immune cells to be recruited and activated to attack. Gamma-delta T cells have a natural propensity to rapidly migrate to stressed tissues unlike other T cells.

•
Scarcity of tumor-specific targets.   Gamma-delta T cells target cellular stress signals associated with carcinogenesis or viral infections and have a natural ability to discern between stressed tumors and healthy tissue. Other immunotherapies are designed to recognize specific antigens which are enriched on tumor cells but are also expressed at some level on normal cells. This expression on healthy tissue can lead to systemic toxicities that limit the ability to deliver highly effective doses or death.

•
Chemotherapy is inherently immunosuppressive.   The highly replicative nature of cells in the immune system renders them highly sensitive to chemotherapy, thus negating any possibility of concomitant combination therapies. Our DRI product candidate is the first in clinical trials to specifically address this in immune cells by using genetic engineering to convert gamma-delta T cells into chemotherapy-resistant cells.

•
Chemotherapy also eliminates tumor suppressive cells.   Tumors often recruit immune cells such as regulatory T cells, or Tregs, and myeloid derived suppressive cells, or MDSCs, that suppress the ability of immune cells to attack the tumor. Chemotherapy combinations can kill these immunosuppressive cells removing potential suppressors of immune cell antitumor activity.

Figure 5. Shortfalls of Conventional Immunotherapies on Solid Tumor Cancers
Glioblastoma Overview
GBM is a particularly aggressive form of brain cancer, in which tumor cells invade the surrounding tissue, rendering surgical debulking and chemotherapy less effective. The incidence of GBM in the United States is estimated to be approximately three for every 100,000 individuals, with over 10,500 new cases estimated in 2020. There is a significant unmet need as most patients with GBM die within 15 months of diagnosis and the five-year survival rate is approximately 5%. Surgical resection followed by radiation and TMZ has been the current standard of care since 2005, but it is only able to control tumor growth in approximately 30% of patients. Based on current standard of care, tumor recurrence generally occurs within one year after initial diagnosis and treatment. A third-party conducted trial published in 2017 indicated that older newly diagnosed GBM patients with unmethylated MGMT treated with radiation therapy and TMZ had median progression free survival of 4.8 months (95% CI (4.3-5.6).

Our Solution—INB-200 for the Treatment of Glioblastoma
We engineered INB-200 by using a lentiviral vector to introduce the gene for MGMT, which is the primary protein capable of repairing DNA damage caused by certain chemotherapeutic drugs, such as TMZ. Tumor cells that overexpress MGMT are resistant to TMZ. By introducing MGMT into gamma-delta cells, we have observed the ability of these genetically modified cells to avoid TMZ-induced cell death in preclinical studies. There is also considerable additional preclinical support for the use of gamma-delta T cells for the treatment of GBM.
We believe GBM represents an ideal initial indication, with a high unmet need, to demonstrate the potential of INB-200 to deliver effective antitumor activity. The administration of INB-200 directly to the tumor site limits the ability of the introduced cells to migrate out of the brain, which, we believe, increases the likelihood of demonstrating antitumor activity as the cells will remain concentrated within the area of the cancerous tissue. We developed INB-200 to be resistant to TMZ, which is typically used to treat GBM as the standard of care, and as such, we expect that the dosing of INB-200 in combination with TMZ will lead to an increased antitumor effect. Treatment with TMZ can lead to increased stress signaling, increased tumor mutation burden and a mismatch repair deficiency within the tumor tissue. If our INB-200 clinical trials demonstrate antitumor activity at a level that the FDA deems to be clinically meaningful, we may be able to pursue accelerated approval pathways.
INB-200—Investigator-Initiated Phase 1 Clinical Trial
We are conducting an investigator-initiated Phase 1 repeat dose escalation trial of INB-200 at the O’Neil Comprehensive Cancer Center. This trial is projected to enroll up to 12 patients with newly diagnosed GBM who have completed a standard TMZ chemotherapy and radiotherapy treatment, and are eligible to initiate maintenance therapy with TMZ.
The primary endpoint of this trial is to assess safety and tolerability in a small number of individuals of expanded and activated autologous MGMT genetically modified gamma-delta T cell infusion. Safety will initially be assessed at single and multiple infusions at a dose level of 1x107 DRI gamma-delta T cells through a fenestrated intracranial catheter. Secondary endpoints include overall survival, time to progression and response. We will also assess biologic activity including cytokine and cellular analysis, both peripherally and from the cerebral spinal fluid, if available. This clinical strategy takes advantage of gamma-delta T cell cytotoxicity against GBM since it is administered during chemotherapy, when a tumor is experiencing maximum stress and increased immunogenicity.
Eligible patients with suspected GBM are consented and receive standard-of-care therapy, which includes surgical resection of the GBM tumor, post-surgical TMZ and radiation therapy, followed by maintenance TMZ in combination with INB-200. During resection, an intracranial catheter is placed for injection of the INB-200 product. Blood cells for genetic modification are taken from the patient by leukapheresis several weeks following resection, after the patient’s immune system has been allowed to recover. The gamma-delta T cells are then isolated, genetically modified and expanded into the INB-200 product candidate, and then cryopreserved. No more than six weeks post-surgery, patients are treated with daily radiation and TMZ for six weeks followed by a four-week break. Following the four-week period, steroid use is tapered, and the patient begins a maintenance phase of TMZ for the first five days of each 28-day cycle for up to six cycles.

1
2
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(Up to 6 weeks)
3
5
Surgical Resection
Catheter Insertion
Non-mobilized
apheresis
Daily
Radiation + TMZ
(6 weeks)
7
Break
(~4 weeks)
4
8
Transduction
Activation and expansion
Cell separation
Process time: 9-14 days
Preparation
of starting
material
Final cell
product
(Multiple Doses)
INB-200
DRI Chemotherapy Resistant
Gamma-Delta T Cells
6
DRI Manufacturing
INB-200
+ TMZ (5-days)
(28-day cycles – from 1-6x)

Figure 6. INB-200 administration
Figure 7. Treatment and manufacturing timeline of the INB-200 Phase 1 trial
Patients are dosed with adjuvant INB-200 via intracranial catheter injection within four hours of receiving intravenous dosing with TMZ on day 1 of the maintenance cycle. Oral dosing of TMZ will continue for the four subsequent days during each 28-day treatment cycle. Depending on which dose cohort they are enrolled in, patients will be administered either one, three or potentially up to six injections of INB-200.

Figure 8. INB-200 will be administered by cranial injection directly into the tumor using a catheter
Five patients with newly diagnosed GBM have been enrolled in this trial. The first cohort of patients will receive a single dose of INB-200, following which, they will be observed for a minimum of 30 days. There will be a minimum of seven days between each additional patient enrolled to allow for evaluation of potential side effects. If no serious treatment-emergent adverse events are observed in the first cohort, the second set of three patients will be enrolled. The next three patients will receive three doses of INB-200 28 days apart. The patients will be monitored until disease progression.
One patient was dosed with INB-200 with no treatment-emergent adverse events. This patient has poor prognostic factors, including an age of 68 years, male, MGMT unmethylated and IDH wild-type. Fluid-attenuated inversion recovery, or FLAIR, is an MRI sequence with an inversion recovery set to null fluids. FLAIR can be used in brain imaging to suppress cerebrospinal fluid effects on the image. As shown in the figure below, the decreasing white color on the FLAIR images show decreased fluids including resolving edema, or swelling, throughout the treatment process. Following treatment with DRI, as indicated on the fourth MRI scan below, no nodular masses or evidence of disease progression was observed. After a single dose of DRI therapy, which is our lowest dose cohort, as of October 27, 2020, the patient is asymptomatic and off of steroids but has shown evidence of local recurrence at over eight months post-resection. A second patient experienced non-expansion of gamma-delta T cells after leukapheresis, and therefore, will not be treated, but will continue to be monitored for disease progression. The third patient has completed leukapheresis and has completed the daily radiation and chemotherapy regimen. This patient earlier experienced a serious adverse event related to a urinary tract infection with associated symptoms of dehydration and fever that have since resolved, and continues on protocol. Patients four and five (replacing patient number two) have completed leukapheresis and have initiated their chemotherapy and radiation regimens. Patient five experienced a neurological serious adverse event related to their underlying disease but continues on protocol and has not yet received an infusion of INB-200. The only other adverse events reported to date were grade 1 fever, vomiting, edema, anorexia and anosmia, related to radiation and TMZ chemotherapy.

Figure 9. Patient post-resection in maintenance treatment are regularly monitored, including with MRI. Results from one patient are not indicative of future results, including the outcome of this trial.
Overview of INB-100
INB-100 is an expanded and activated gamma-delta T cell product candidate created from healthy donors. We are developing INB-100 for the treatment of patients undergoing HSCT for the treatment of hematological malignancies. We are collaborating with Joseph McGuirk, D.O., at the University of Kansas Cancer Center to conduct an investigator-initiated Phase 1 dose escalation trial of INB-100 to assess the safety and tolerability of INB-100. An expansion cohort is anticipated to follow at the recommended highest tolerable dose. We expect to enroll up to 18 patients in the dose escalation portion of this trial. To date, we have enrolled four patients in this trial, of whom two have been dosed.
Hematological Malignancies Overview
Hematological malignancies are characterized by an abnormal and excessive proliferation of blood cells that invade the bone marrow and then the blood. In some patients, these cancerous cells proliferate rapidly, requiring urgent treatment. These include AML, ALL, chronic myeloid leukemia, or CML and myelodysplastic syndromes, or MDS. There are few treatment options for these patients. One of the most effective is allogeneic HSCT, where the patient’s blood forming cells, including cancerous cells, are first destroyed using chemotherapy, radiation or a combination of both. The patient then receives new bone marrow stem cells from a healthy donor.
Allogeneic Hematopoietic Cell Transplantation Overview
HSCTs are generally for patients with various hematological malignancies where additional therapy can lead to longer-term durability and survival. The number of HSCT procedures has been increasing over the last 20 years, with more than 9,000 patients treated in the United States in 2018.

Allogeneic HCT
Number of Transplants
10,000
9,000
8,000
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6,000
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4,000
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1,000
0
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018

Figure 10. The number of allogeneic HSCT continues to rise, with over 9,000 procedures yearly in the United States.
The challenge facing many patients who are in need of an allogeneic HSCT is the identification of an appropriately matched donor. Histocompatibility, or tissue compatibility, is the property of having the same, or sufficiently similar, alleles of a set of genes called human leukocyte antigens, or HLAs, between a donor and recipient. Differences in histocompatibility and other tissue antigens between the host and the transferred alpha-beta T cells derived from the donor can trigger a series of potentially life-threatening consequences referred to as GvHD. While immunosuppressive drugs can help reduce GvHD, they are not always successful, and their long-term use is associated with multiple complications including leukemic relapse. A match of 8/8 HLA alleles is considered fully matched and is associated with the lowest frequency of GvHD.
In some cases, a donor can be identified who is a close relative and in other cases it may be someone who volunteered to be included in a national donor registry. Because of underrepresentation of the HLA alleles found in many ethnic groups, the probability of identifying a donor with a full match varies widely. Up to 75% of patients of White European descent can find a donor with a full match, but that number drops to 19% for African American patients. Patients who cannot find a fully matched donor must either accept a non-ideal match, which is associated with a higher risk of GvHD, or forgo HSCT entirely. Haploidentical, or partially matched donors, who are relatives, that share alleles with the transplant recipient provide one option for patients lacking a matched donor.
Our Solution—INB-100 for the Treatment of Patients with Hematological Malignancies Undergoing HSCT
We are developing INB-100, an expanded and activated gamma-delta T cell product, with the goal of improving overall survival in patients with hematological malignancies who have undergone allogeneic HSCT. We believe that supplementing the patient’s immune system with allogeneic gamma-delta T cells will lead to reduced incidence of relapse and improved survival in these patients.
Multiple retrospective studies of leukemia patients treated with TCD allogeneic HSCT showed that high levels of gamma-delta T cells were associated with a significantly higher rate of disease-free survival. In a foundational study led by Dr. Lamb, patients with high levels of gamma-delta T cells had a disease-free survival rate at seven years of over 70% compared to less than 20% for patients with low levels of these cells, which has been supported by subsequent studies. The majority of this effect was observed within six months of treatment. The primary cause of death for patients with low levels of gamma-delta T cells was leukemic relapse. Often, leukemic relapse is due to a loss of MHC in any residual cancerous cells and gamma-delta T cells may offer a solution as their killing through stress signaling is independent of MHC. Approximately 60% of the high gamma-delta T cell patients who relapsed were still surviving at the time of the publication compared to only 2%, or one patient, with low levels of gamma-delta T cells.

Cumulative Survival
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γδ High
γδ Low / Normal
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Figure 11. Disease-free survival of allogeneic HSCT patients treated with gamma-delta T cells.
To produce INB-100, we developed an automated, programmed and functionally closed manufacturing process that is designed to routinely and cost effectively generate the quantities of the cells required for the treatment of patients. In the past, the high cost of goods sold for cellular therapy and CAR-T therapy have resulted in high prices to patients and a challenging business model towards profitability. Our “point-of-care” manufacturing approach for this program could potentially allow us to take advantage of already available infrastructure, as major academic and transplant centers across the country are building cell manufacturing facilities designed to comply with Good Manufacturing Practice, or GMP, that are often underutilized. This approach could potentially result in increased availability to patients and reduced expenditures required to commercialize our products, if successfully developed and approved, thereby improving profitability. We have successfully transferred this capability to the GMP facility at the University of Kansas Cancer Center, the site of our Phase 1 dose-escalation trial with INB-100.
Investigator-Initiated Phase 1 Clinical Trial of INB-100
We are conducting an investigator-initiated Phase 1 dose escalation trial of INB-100 in patients with leukemias who are undergoing allogeneic haploidentical HSCT. The primary endpoints of this trial are safety and tolerability, and secondary endpoints include rates of acute and chronic GvHD, relapse rate and overall survival. Following completion of the dose escalation phase, which we currently expect to be completed in 2022, our goal is to enroll nine to 12 patients, with the ability to enroll up to 18 patients if clinically necessary, in an expansion cohort where they will be followed for up to a year.
INB-100 is prepared from peripheral blood cells, while in parallel, patients undergo HSCT. As depicted in figures 12 and 13 below, INB-100 cells are administered post-engraftment with the goal of providing immunity during the period of immune cell reconstitution.

2
Graft 2
Activated Gamma-Delta T Cells
Non-mobilized apheresis
Gamma-Delta T cell activation and expansion
(zoledronate + IL-2)
Alpha-Beta T cell depletion
Cryopreservation
Haploidentical donor
1
Bone Marrow
(donor)
CD34+
Graft 1
BM (CD34+)
Fludarabine + Cyclophosphamide + Radiation pre-treatment
Post-transplant Cyclophosphamide
(patient)
Infused Gamma-Delta T cells

Figure 12. INB-100 administration
As depicted in the image below, patients will initially be treated using a standard HSCT protocol, originally developed at Johns Hopkins University, under which these patients undergo myeloablative therapy using chemotherapeutic agents that destroy their tumor cells as well as their healthy immune cells. They then undergo allogeneic bone marrow transplant. Prior to the bone marrow transplant, donors will undergo leukapheresis to provide the starting material for INB-100 at least seven days ahead of the transplant. The INB-100 starting material will then be prepared and cryopreserved. After approximately 15 to 20 days, hematopoietic stem cells from the donor engraft in the patient’s bone marrow and begin reconstituting the immune system. Within five days of neutrophil engraftment, our INB-100 product candidate will be thawed and administered as a single weight-based dose, leading to an increase in the levels of gamma-delta T cells.

Figure 13. The projected composition of immune cells in patients enrolled in the INB-100 Phase 1 clinical trial
Four patients have been enrolled in this trial to date in the first dose cohort, of whom three have been infused with INB-100. The four subjects ranged between 44 to 66 years of age. Three subjects were dosed with INB-100, and the first subject died prior to receiving INB-100 due to HSCT-related cardiogenic shock from post-transplant cyclophosphamide. The fourth subject will not be evaluable for dose-limiting toxicity due to product specifications and will be replaced (the patient consented to continue to receive infusion). No treatment-emergent or infusion related adverse events have been reported in this trial to date. We intend to report preliminary data from this clinical trial in 2022.
Preclinical Validation of Our Approach
INB-200—Preclinical Studies in Glioblastoma
Malignant high-grade GBM in both humans and mice express stress ligands that are known to activate NKG2D and are targets for gamma-delta T cell attack. In preclinical testing, gamma-delta T cells exhibited strong cytotoxic activity against several GBM cell lines and primary explant cultures. Normal human brain cells do not express these stress ligands and are not affected.
As an initial proof of concept to assess the antitumor activity of exogenous gamma-delta T cells in GBM, it was demonstrated that ex vivo expanded and activated human gamma-delta T cells prevented emergence of tumors in a U251 GBM model in immunocompromised mice, leading to increased overall survival.
In immunocompetent mice, we found that implantation of GL261 GBM cell line tumors led to a significant increase in levels of endogenous gamma-delta T cells however these levels decreased over time coincident with tumor progression. We believe that this decrease may be due to T cell exhaustion due to their continuous stimulation by a large and highly aggressive tumor. Exogenous administration of gamma-delta T cells into the brain immediately after tumor implantation increased overall survival in this model, however these results were not statistically significant.
These results led us to develop INB-200, which consists of drug-resistant gamma-delta T cells that can be administered in conjunction with standard-of-care alkylating chemotherapy. We believe that the drug-resistant immune cells that make up INB-200 have the potential to transform the treatment of tumors such as GBM, for which neither chemotherapy nor immunotherapy alone leads to long-term improvements in overall survival.

Improved Antitumor Activity in Combination with Chemotherapy
Based on observations in preclinical research conducted, including by Dr. Lamb and his collaborators, and early human cancer trials, we believe that INB-200 has the potential to work in synergy with chemotherapy by causing changes in cancer cells that result in increased expression of activating ligands of gamma-delta T cell and NK cell function, such as NKG2D. Treatment of TMZ-resistant cells derived from the U87 human GBM cell line with TMZ led to transient increases in a broad panel of stress ligands recognized by the NKG2D receptor. We believe this increase in stress ligand expression, even in TMZ-resistant cancer cells has the potential to increase the vulnerability of the tumor to gamma-delta T cell targeting during the period of pharmacokinetic activity of TMZ.
Figure 14. Increased NKG2D ligand expression on TMZ-resistant tumor cells treated with TMZ
We believe there are two primary challenges to clinical application of TMZ treatment in conjunction with gamma-delta T cells:
•
TMZ is cytotoxic to gamma-delta T cells; and

•
the increased expression of stress ligands is transient due to resistance mechanisms of the tumor.

Therefore, the ideal gamma-delta T cell exposure would occur when TMZ is still active. We developed INB-200 in a way that we believe could enable it to overcome both of these challenges by engineering the cells that make up INB-200 to be resistant to TMZ, an approach we refer to as DRI. Treatment of GBM using TMZ increases the levels of NKG2D stress ligands expressed on the tumor cells leading to activation of INB-200. We believe, the introduction of the drug-resistant genes allows INB-200 to survive even when it is administered while TMZ is still present. As depicted in in the figure below, treatment with TMZ leads to the direct killing of some tumor cells and immunosuppressive cells while activating the gamma-delta T cells, which we believe could lead to stimulating the antitumor activity of INB-200.

Aklylating Agent (TMZ)
Apoptotic
Tumor Cell Death
Tumor Cell
Immune-Mediated
Tumor Cell Death
Stress-Induced
NKG2D Ligands
NKG2D-R
Stress-Induced
Gamma-Delta TCR Ligands
MGMT
Chemo-Protection
Gene
Gamma-Delta TCR
TMZ-Protected Gamma-Delta T Cell

Figure 15. Genetic modification of gamma-delta T cells allows them to survive chemotherapy and attack tumor cells
We have developed a process to genetically modify gamma-delta T cells in order to add a gene that codes for MGMT production. MGMT, a primary DNA repair protein, prevents cell death by repairing the DNA double-stranded breaks caused by the alkylating chemotherapy. The introduction of the gene encoding MGMT into gamma-delta T cells using a lentiviral vector decreased the sensitivity of these modified gamma-delta T cells to TMZ by approximately six-fold. A concentration of 63 micromolar, or µM, of TMZ inhibited the proliferation of unaltered gamma-delta T cells by 50%, whereas a concentration of 383 µM of TMZ was required to have a similar effect in MGMT-modified gamma-delta T cells. We observed that this gene modification did not alter other properties of these gamma-delta T cells, including their cytotoxicity against target cells.
In preclinical studies, we have observed that the in vitro anti-tumor effect of MGMT-modified gamma-delta T cells remains fully intact in therapeutic concentrations of TMZ. As depicted in the figures below, the stepwise killing effect of increasing the effector-to-target, or E:T, ratio of MGMT-modified gamma-delta T cells on TMZ-resistant SNB-19 and U373 GBM cell line clones prepared for this study was amplified when the assay was conducted in therapeutic concentrations of TMZ. Both SNB-19 and U373 clones prepared for this study were resistant to TMZ and were not affected by the concentration of TMZ used in this assay. We believe this increased cytotoxicity is due to the expression of NKG2D stress ligands on the tumor cells, which increase even in cells that are resistant to the direct cytotoxic effects of TMZ.

Figure 16. MGMT-modified gamma-delta T cells demonstrated increased cytotoxicity against GBM cells in the presence of TMZ
In preclinical studies of INB-200 in GBM, we demonstrated that the combined dosing of TMZ and treatment with our MGMT-modified gamma-delta T cells led to a statistically significant (p-value ≤ 0.05) increase in overall survival in primary GBM xenograft tumors, as compared to mice treated separately with either chemotherapy or gamma-delta T cells. Unmodified gamma-delta cells showed no survival benefit. Subsequent histopathological analysis demonstrated no visible residual tumors in INB-200-treated animals at 150 days. Separately, we also examined the potential for sequencing chemotherapy and cell therapy, separating gamma-delta T cells from TMZ therapy by 24 hours and outside the effective concentration of TMZ. We observed that in TMZ-sensitive tumors treated with the sequenced regimen, delivery the MGMT-modified gamma-delta T cells led to modest improvement in median overall survival of 75 days compared to 60 days with TMZ alone but with no overall survival benefit over TMZ. Conversely, as discussed above, the combined TMZ and gamma-delta T cell regimen resulted in 80% of mice surviving beyond 150 days. These results are consistent with our observations in cell lines, in which we observed that treatment with TMZ led to transient increase in the levels of NKG2D stress ligands. We believe the increased expression of these stress ligands, in turn, led to increased cytotoxic activity of the MGMT-modified gamma-delta T cells. In preclinical studies, we observed that, even in TMZ-resistant tumors, administration of MGMT-modified gamma-delta T cells led to an increase in median and overall survival while sequencing TMZ and gamma-delta T cells showed no benefit.
Figure 17. Improved survival observed in both TMZ-sensitive and TMZ-resistant GBM models

These preclinical results are supported by observations of gamma-delta T cells in human cancer patients. In 2011, a group in Japan published results of an early clinical trial testing the adoptive transfer of ex vivo expanded autologous gamma-delta T cells for the treatment of advanced solid tumors in the British Journal of Cancer. The paper discusses the need to evaluate combinations of gamma-delta T cell therapies with other therapies and how to appropriately time administration of such combination therapies to generate synergy and avoid damage to gamma-delta T cells. Unfortunately, while no dose limiting toxicity was observed, most patients progressed, with progressive disease (n=12) or stable disease (n=3) being the predominant tumor responses reported. Three patients who were receiving other therapies and were progressing or considered unlikely to respond to standard therapy received gamma-delta T cells in parallel. All three patients demonstrated tumor responses with two partial remissions and one complete remission.

% $\gamma\delta$ T in CD3+*			*Ex vivo* expanded $\gamma\delta$ T					
Patient	**Age (years)/ sex**	**Primary cancer**	**Metastasis**	**Previous therapy**	**Previous Zol. treatment**	**Before expansion**	**After *ex vivo* expansion**	**Expansion fold**	**Treat-ments**	**Max. dose/ treatment ($\times 10^9$cells)**	**Total dose ($\times 10^9$cells)**	**Toxi-city[a]**	**Clinical response**	**Comment**
Group A (GDT dose escalation/Zol. treatment)														
A1	58/F	Melanoma	Lung	—	Yes	0.4 (2.0)	8.9 (2.8)	28 (13)	8	0.04	0.1	Yes	PD	
A2	59/M	Melanoma	Lung	—	Yes	2.4 (3.0)	23.5 (4.0)	8 (2)	8	0.2	0.5	No	SD	—[b]
A3	66/F	Melanoma	Lung, liver	I	Yes	0.5 (0.7)	20.3 (4.8)	95 (24)	8	0.6	2.0	No	PD	
A4	60/F	Ovarian cancer	Peritoneum	C	No	5.7 (0.3)	62.3 (5.0)	34 (7)	8	1.5	3.5	No	SD	
A5	67/F	Melanoma	Abdomen	—	No	1.3 (0.7)	55.7 (4.3)	262 (81)	8	2.3	5.0	No	PD	—[c]
A6	56/F	Colon cancer	Lung, liver	C	No	11.1 (2.8)	85.8 (4.5)	47 (11)	8	2.8	5.5	Yes	PD	
Group B (GDT non-dose escalation/Zol. treatment)														
B1	67/M	Melanoma	Adrenal grand, heart	I	No	0.3 (0.1)	15.3 (2.2)	728 (111)	6	0.3	1.0	No	SD	
B2	48/F	Adeno-carcinoma	Bone	R	No	2.1 (0.5)	53.6 (9.9)	144 (72)	8	0.5	1.1	Yes	PD	
B3	47/M	Cholangio-carcinoma	Local advanced disease	C	No	1.8 (0.1)	59.5 (4.8)	17 (2)	8	0.4	1.4	No	PD	
B4	65/F	Melanoma	Lung, abdominal mass	I	No	0.5 (0.1)	12.3 (1.9)	159 (84)	8	0.5	1.4	No	NE	
B5	61/F	Melanoma	Lung	—	No	0.8 (0.0)	71.4 (6.6)	586 (273)	7	1.0	1.7	No	PD	
B6	61/F	Ovarian carcinoma	Peritoneum	C	No	5.1 (0.7)	86.6 (2.0)	43 (7)	8	1.0	3.0	No	PD	
B7	51/F	Colon cancer	Lung, liver	C, R, I	No	2.6 (0.3)	70.0 (3.8)	86 (14)	8	0.8	3.3	Yes	PD	
B8	57/F	Colon cancer	Lung	C, R	Yes	2.3 (0.1)	64.0 (3.1)	253 (25)	6	1.5	4.6	No	PD	
B9	68/M	Duodenal cancer	Lung, abdomen	C	No	9.1 (0.4)	71.7 (3.9)	78 (13)	8	2.2	7.2	Yes	PD	
Group C (GDT/Zol. treatment with other therapy)														
C1	58/F	Breast cancer	Brain, liver, lung	C	Yes	1.3 (0.1)	22.4 (4.5)	119 (34)	7	0.3	0.9	No	PR	—[d]
C2	44/F	Breast cancer	Bone, liver	C, R, H	Yes	1.1 (0.1)	24.3 (5.7)	269 (143)	7	1.5	3.6	Yes	CR	—[e]
C3	33/F	Cervical cancer	Lung, pelvis	C	No	2.3 (1.0)	78.9 (6.9)	160 (32)	8	1.9	4.0	Yes	PR	—[d]

Abbreviations: C = chemotherapy; CR = complete remission; $\gamma\delta$ T = Vγ9Vδ2 T cell; H = hormonal therapy; I = immunotherapy; inj. = injection; NE = not evaluable; PD = progressive disease; PR = partial remission; R = radiotherapy; S = surgery; SD = stable disease; Zol = Zoledronate; *Represents the mean (s.e.) from 6–8 vaccines. [a]Fever after infusion, A1 also had vomiting. [b]Large bulk of disease but stable. [c]No new lesions. [d]With chemotherapy. [e]With hormonal therapy.

Figure 18. Treatment and clinical outcomes for ex vivo expansion of Vg9Vd2 T cells (subtype of gamma-delta T cells)
INB-100 Preclinical Studies
Animal studies and indirect evidence from human allogeneic transplant studies suggest that gamma-delta T cells can facilitate engraftment, which may translate into faster reconstitution of the immune system. In a murine allogeneic transplant model, donor gamma-delta T cells facilitated the engraftment of TCD donor bone marrow. When TCD donor marrow was supplemented with up to 3x106 gamma-delta T cells prior to infusion into mismatched recipients, donor chimerism increased by approximately 40%. A separate study revealed similar findings in MHC-mismatched mice, and later demonstrated that the gamma-delta T cell dose necessary to facilitate engraftment did not result in lethal murine GvHD. Improved engraftment was also observed in lethally irradiated rats reconstituted with 1x108 alpha-beta T cell depleted bone marrow, suggesting that gamma-delta T cells are able to facilitate improved engraftment even in the absence of alpha-beta T cells. In this study, all rats engrafted with a mean of 92% (± 4%) donor cells and showed no clinical evidence of GvHD. Studies comparing patients who received alpha-beta TCD grafts with those receiving pan-TCD grafts also show a positive association between the number of gamma-delta T cells in the graft and less time to engraftment.

Both murine and human studies suggest that gamma-delta T cells are not primary initiators of GvHD and may in fact modulate the GvHD activity of alpha-beta T cells. Indeed, large doses of expanded gamma-delta T cells have been infused into lethally irradiated MHC-disparate mice without causing GvHD. Although it has been observed that gamma-delta T cells have activated in the GvHD response, the investigators reporting this study found no direct evidence that GvHD was initiated by gamma-delta T cells. These observations are congruent with later studies, which observed that, although activated gamma-delta and naïve T cells exacerbated GvHD when infused together, delaying the infusion of alpha-beta T cells by two weeks resulted in improved survival.
In two separate human trials, it was observed that gamma-delta T cells were not substantially activated in the in vitro allogeneic mixed lymphocyte culture. Several studies post-HSCT have shown transient increases in gamma-delta T cells, but have not associated this finding with GvHD. Studies comparing outcomes of patients that received alpha-beta T cell depleted grafts with pan-T cell depleted grafts all showed a lower incidence of GvHD in the alpha-beta T cell depleted group, suggesting that infusion of gamma-delta T cells in the graft does not subject the recipient to increase risk of GvHD. Whether gamma-delta T cells are truly less likely to contribute to the development of GvHD and the contribution of any residual alpha-beta T cells in the graft remains untested. However, from the above reasoning, it is logical to propose that in future studies, gamma-delta T cells might indeed be introduced in the setting of allogeneic HSCT, specifically to provide innate anti-tumor effect with only minimal risk of GvHD.
Potential Future Indications and Our Additional Product Candidates
Our goal is to ultimately treat solid tumor cancers with an allogeneic cellular immunotherapy. Delivering a previously manufactured and cryopreserved therapeutic product from donor to patient could have the ability to create a product that is produced and sold as “off-the-shelf.” We believe, that this could improve the availability of cell therapy products, as well as potentially reduce the cost of the product to both us and to the patients. Ultimately a donor derived product may be superior, as cells can be harvested and manufactured from younger, healthy individuals who do not have a potentially immune-suppressive tumor impacting the function of their immune cells. The goal of an allogeneically delivered product for solid tumor cancers is complex and we are not aware of any solid tumor cancers currently treated with transplant protocols. The necessity to add transplant and lymphodepletion protocols increases the complexity of treatment due to the risk of potentially fatal GvHD from HLA-mismatched cells in the solid tumor setting.
To reach our goal of creating an allogeneic genetically modified product candidate for solid tumors, we are pursuing two clinical protocols that could provide the data required for applicable regulatory filings. INB-100 is an unmodified, allogeneic product candidate tested in the transplant setting, results from which will help assess the risk of GvHD from HLA-mismatched gamma-delta T cells, or potentially any residual alpha-beta T cells that may remain. INB-200 is an autologous, genetically modified gamma-delta T cell product candidate that tests the safety and efficacy of our DRI approach in our first solid tumor indication. Our goal is to combine the prior safety data from both of the ongoing clinical trials for INB-200 and INB-100 in order to create the regulatory package for an allogeneic-sourced product for the treatment of GBM and other solid tumor cancers.
NK cells naturally attack any infusion of HLA-mismatched cells, reducing persistence in a process known as host versus graft, or HvG. HvG is the opposite of GvHD whereby the host’s immune system attacks or rejects the infused allogeneic graft. Historically, the brain has been considered an “immune privileged” compartment devoid of significant immune cells such as host NK cells. This is important as a peripherally dosed allogeneic product candidate would need to balance the risks of GvHD from the infused cells with the risk of HvG by the patient’s own NK cells that would quickly eliminate the infused mismatched graft leading to very little persistence. As such, because gamma-delta T cells are not known to initiate GvHD, we believe that the brain compartment and GBM has advantages as a first solid tumor indication of an allogeneic product candidate.
Future Development Plans
INB-200 for Other Oncology Indications and Use in Combination with Other Therapies
As we look to expand the potential applications for INB-200, we anticipate investigating its antitumor activity in other tumors commonly treated with TMZ or other alkylating agents such as darcarbazine or the nitrosoureas. These tumors may include additional brain tumors, melanoma, uveal melanoma, neuroendocrine and adrenal tumors, soft tissue sarcomas, uterine sarcoma and small cell lung cancer, among others.
Based on extensive preclinical data, we also intend to investigate the potential combination of drug resistant gamma-delta T cells with other immune oncology drugs such as checkpoint inhibitors which may enhance the immunostimulatory activity of these cells. We also plan to assess the potential of combinations of drug-resistant gamma-delta T cells with inhibitors of DNA damage repair proteins, such as the PARP inhibitors that have been shown to increase the expression of stress signals such as NKG2D ligand expression in tumor cells. We believe this significant increase in stress signaling may improve the ability of gamma-delta T cells to target these tumors.
INB-400: Allogeneic Drug-Resistant Gamma-Delta T Cells
INB-400 is our allogeneic preclinical product candidate, which we intend to develop following the receipt of safety data from the INB-100 and INB-200 clinical trials. Our primary goal with INB-200 is to demonstrate the antitumor activity of our technology in a difficult-to-treat solid tumors, such as GBM. Initially, we chose to eliminate the risk of GvHD complications by using autologous cells. Based on preclinical data, we believe that there will be a low risk of patients developing GvHD when administered allogeneic gamma-delta T cell product candidates. We believe data obtained from our INB-100 clinical program, in which gamma-delta T cells are expanded and activated using a process similar to that used for INB-200, will help inform our assessment of the actual risk of GvHD development with our allogeneic gamma-delta T cell product candidates. Assuming that the FDA agrees and we receive authorization to proceed under an IND, we intend to use cells from healthy donors to develop INB-400. INB-400 is initially being developed to treat newly diagnosed GBM and expect to submit an IND by year-end 2021, dependent on FDA guidance and anticipated safety data from our ongoing Phase 1 clinical trials in INB-200 and INB-100.
INB-300: Drug-Resistant CAR Gamma-Delta T Cell
INB-300 is our DRI and CAR gamma-delta T cell preclinical product candidate that combines our expertise in gamma-delta T cells, our DRI technology and a novel CAR-directed against the chlorotoxin peptide. Chlorotoxin is a 36—amino acid peptide isolated from the venom of the death stalker scorpion Leiurus quinquestriatus. The GBM-binding potential of chlorotoxin was first identified through conjugation with the radioisotope and subsequently developed as a tumor paint. Chlorotoxin binds broadly and specifically to GBM while showing minimal off-target binding to normal brain tissues. Chlorotoxin has also been observed to bind other solid tumor cancers, including lung, breast and prostate cancers, among others. We have developed both a signaling, or cytotoxic, and non-signaling chlorotoxin CAR-T construct that also incorporates the gene for MGMT from our INB-200 DRI candidate, designed to confer both TMZ-resistance and GBM-targeting capability to transduced gamma-delta T cells. In vitro testing reveals that MGMT-chlorotoxin CAR modified Jurkat T cell lines specifically bind GBM cell lines and upregulate CD69 indicating CAR-associated activation. We are currently transducing the MGMT-chlorotoxin-CAR into gamma-delta T cells and have documented CAR-T expression. We continue to generate animal data to support continued development and expect to submit an IND in 2023.
License Agreements
Exclusive License Agreement with Emory University, Children’s Healthcare of Atlanta, Inc. and The UAB Research Foundation
In June 2016, we entered into an Exclusive License Agreement with the Emory University, Children’s Healthcare of Atlanta, Inc. and The UAB Research Foundation, or UABRF, as amended from time to time, which we refer to as the Emory license agreement. We amended the Emory license agreement in October 2017 and July 2020. Under the Emory license agreement, we obtained an exclusive worldwide license under certain immunotherapy-related patents and know-how related to gamma-delta T cells developed by the Emory University, Children’s Healthcare of Atlanta, Inc. and UABRF’s affiliate, the University of Alabama at Birmingham, to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents or otherwise incorporate or use the licensed technology. Such exclusive license is subject to certain rights retained by these institutions and also the U.S. government.

In consideration of the license granted to us under the Emory license agreement, we paid Emory a nominal upfront payment. We are required to pay Emory development milestones totaling up to an aggregate of $1.4 million, low-single-digit to mid-single-digit tiered running royalties on the net sales of the licensed products, including an annual minimum royalty of $0.5 million beginning in the third year following the first sale of a licensed product, increasing to $1.0 million in the fourth year and $1.5 million in the fifth year and thereafter. In addition, we are also required to pay Emory between 1% and 15% of any fees or payments we may receive from our sublicensees, depending on when the sublicense executed. In the event no milestone payments have been paid in certain years, we will be required to pay an annual license maintenance fee: prior to the 78th month anniversary of the agreement, $250,000; prior to the 90th month anniversary of the agreement, $0.5 million; and on or after the eight year anniversary of the agreement, $1.0 million. The Emory license agreement also requires us to reimburse Emory for the cost of the prosecution and maintenance of the licensed patents.
Pursuant to the Emory license agreement, we are required to use our best efforts to develop, manufacture and commercialize the licensed product, and are obligated to meet certain specified deadlines in the development of the licensed products.
The term of the Emory license agreement will continue until 15 years after the first commercial sale of the licensed product, or the expiration of the relevant licensed patents, whichever is later. We may terminate the Emory license agreement at will at any time upon prior written notice to Emory. Emory has the right to terminate the Emory license agreement if we materially breach the agreement (including failure to meet our diligence obligations) and fail to cure such breach within specified cure period, if we become bankrupt or insolvent or decide to cease development and commercialization of the licensed product, or if we challenge the validity or enforceability of any licensed patents. For more information related to the intellectual property acquired pursuant to the Emory license agreement, see the section titled “Business—Intellectual Property.”
Exclusive License Agreement with UABRF
In March 2016, we entered into an Exclusive License Agreement with UABRF, as amended from time to time, which we refer to as the UABRF license agreement. We amended the UABRF license agreement in December 2016, January 2017, June 2017 and November 2018. Under the UABRF license agreement, we obtained an exclusive worldwide license under certain immunotherapy-related patents related to the use of gamma-delta T cells, certain CAR-T cells and combination treatments for cellular therapies developed by the University of Alabama at Birmingham and owned by UABRF to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents. Such exclusive license is subject to certain rights retained by UABRF and also the U.S. government.
In consideration of the license granted to us under the UABRF license agreement, we paid UABRF a nominal upfront payment and issued 91,250 shares of our common stock to UABRF, which were subject to certain antidilution rights. The antidilution provision required us to issue additional shares of common stock such that UABRF maintained a 2.5% ownership interest in the company until we raised at least $20.0 million through one or more rounds of investment. As of August 2020, we raised an aggregate of $36.6 million through the sale of our securities. Between March 2017 and August 2020, we issued UABRF an additional 151,382 shares of our common stock in satisfaction of this antidilution provision. Accordingly, beginning in September 2020, the shares held by UABRF may be diluted only upon the same terms and conditions of certain founders until the completion of our initial public offering.
In addition, we are required to pay UABRF development milestones totaling up to an aggregate of $1.4 million, lump sum royalties on cumulative net sales totaling up to an aggregate of $22.5 million, mid-single-digit running royalties on our net sales of the licensed products, low single-digit running royalties on net sales of the licensed products by our sublicensees, and a share of certain non-royalty income ranging between 2.5% to 25%, depending on the status of certain clinical trials, that we may receive, including from any sublicensees. The UABRF license agreement also requires us to reimburse UABRF for the cost of the prosecution and maintenance of the licensed patents.
Pursuant to the UABRF license agreement, we are required to use good faith reasonable commercial efforts to develop, manufacture and commercialize the licensed product.

The term of the UABRF license agreement will continue until the expiration of the licensed patents. We may terminate the UABRF license agreement at will at any time upon prior written notice to UABRF. UABRF has the right to terminate the UABRF license agreement if we materially breach the agreement and fail to cure such breach within a specified cure period, if we fail to diligently undertake development and commercialization activities as set forth in the development and commercialization plan, if we underreport our payment obligations or underpay by more than a specified threshold, if we challenge the validity or enforceability of any licensed patents, or if we become bankrupt or insolvent. For more information related to the intellectual property acquired pursuant to the UABRF license agreement, see the section titled “Business—Intellectual Property.”
Sales and Marketing
Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We plan to build focused capabilities in the United States to commercialize our development programs focused on allogeneic or autologous, genetically modified gamma-delta T cell therapies for the treatment of cancer, where we believe the patient populations and medical specialists for the indications we are targeting are sufficiently concentrated to allow us to effectively promote our products, if approved for commercial sale, with a targeted sales team. In other markets for which commercialization may be less capital efficient for us, we may selectively pursue strategic collaborations with third parties in order to maximize the commercial potential of our product candidates.
Manufacturing
We do not own or operate manufacturing facilities for the production of our current product candidates. We currently rely on third-party contract manufacturers for all of our required raw materials, manufacturing devices, active pharmaceutical ingredients, lentiviral vectors and finished product for our preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationship for the manufacture of Phase 2/3 clinical trials or commercial supplies. We intend to enter into agreements with third-party contract manufacturers and one or more backup manufacturers for future production. We are analyzing the feasiblity of building manufacturing capabilities for future development and commercial quantities of any products that we develop. Such products will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval.
Competition
The biotechnology industry is characterized by intense and dynamic competition to develop new technologies and proprietary therapies. Any product candidates that we successfully develop and commercialize will have to compete with existing therapies and new therapies that may become available in the future. We believe that our proprietary gamma delta T cell platform and our product candidates, strategic collaborations and scientific and clinical expertise may provide us with competitive advantages. However, we face potential competition from various sources, including larger and better-funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as from academic institutions, governmental agencies and public and private research institutions. The key competitive factors affecting the success of any product that may be approved by regulators will include the efficacy, safety profile, pricing, method of administration and level of promotional activity.
Our competitors in the field of gamma-delta T cell therapy include Adaptate Biotherapeutics Ltd, Adicet Bio, Inc. American Gene Technologies International Inc., CytoMed Therapeutics Pte Ltd, Editas Medicine, Inc., GammaDelta Therapeutics Limited, ImCheck Therapeutics SAS, Immatics Biotechnologies GmbH, Lava Therapeutics B.V., Leucid Bio Ltd, PhosphoGam Inc., and Sandhill Therapeutics, Inc. all of which remain preclinical. Two competitors, Gadeta BV and TC BioPharm Limited, have initiated Phase 1 clinical trials but have terminated the programs due to COVID-19 or have not provided any recent updates. Our gamma-delta T cell product candidates may also compete with other cell and molecule-based immunotherapy approaches using and/or targeting natural killer cells, T-cells and dendritic cells.
Many of our current or potential competitors have greater financial and other resources, larger research and development staffs, and more experienced capabilities in researching, developing and testing products than we do. Many of these companies also have more experience in conducting clinical trials, obtaining FDA and other regulatory approvals, and manufacturing, marketing and distributing therapeutic products. Smaller or clinical-stage companies like us may successfully compete by establishing collaborative relationships with larger pharmaceutical companies or academic institutions. Accordingly, our competitors may be more successful than us in obtaining approval for treatments and achieving widespread market acceptance. Our competitors’ treatments may be more effective, or more effectively marketed and sold, than any treatment we may commercialize and they may render our treatments obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our treatments.
Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and subject registration for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
We anticipate that we will face intense and increasing competition as new therapies enter the market and advanced technologies become available. We expect any treatments that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price, the level of generic competition and the availability of reimbursement from government and other third-party payers.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have a better safety profile, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.
Intellectual Property
Overview
We actively seek to protect our proprietary technology, inventions, improvements to inventions and other intellectual property that is commercially important to the development of our business by a variety of means, such as seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also may rely on trade secrets and know-how relating to our proprietary technology platform, on continuing technological innovation and on future in-licensing opportunities to develop, strengthen and maintain the strength of our position in the field of gene therapy that may be important for the development of our business. Additional regulatory protection may also be afforded through data exclusivity, market exclusivity and patent-term extensions where available.
As of September 1, 2020, we owned, co-owned or exclusively licensed two issued U.S. patents, two issued European patents, one allowed patent application in Europe, one allowed patent application in Australia, four pending U.S. applications, one pending PCT application and 38 other foreign national-stage applications, including three European regional-phase applications that are important to the development of our business.
Our policy is to file patent applications to protect proprietary technology, inventions and improvements to inventions and other intellectual property that may be commercially important to the development of our business. We also intend to seek additional patent protection or rely upon trade secret rights to protect other technologies that may be used to manufacture and develop our gamma-delta T cell products. We are a party to exclusive license agreements that grant us rights to use specific technologies in our gamma-delta T cell products and in the manufacturing and development of our products. For more information, see the section titled “Business—License Agreements.”
Our Patent Portfolio
Patent applications directed to our most advanced programs are summarized below.

INB-200
Pursuant to the Emory license agreement, we have licensed two issued U.S. patents, two issued European patents (each which have been widely validated in Europe), one allowed European patent application and one U.S pending patent application. These patents and applications contain claims or supporting disclosures directed to the INB-200 composition of matter and to methods of treating diseases of interest using INB-200. Issued patents and patents issuing from the pending applications, if any, are expected to expire in 2030, without accounting for potential patent term extensions and adjustments.
INB-200 and Immune Checkpoint Inhibitor Combination Therapy
We co-own one pending U.S. patent application, one allowed Australian patent application and eight other national stage patent applications including a European regional phase application with The UAB Research Foundation. These patents and applications contain claims or supporting disclosures directed to methods of treating diseases of interest using INB-200 in combination with immune checkpoint inhibitor therapies. Patents issuing from these patent applications, if any, are expected to expire in 2037, without accounting for potential patent term extensions and adjustments.
INB-200 and PARP Inhibitor Combination Therapy
We own one pending U.S. patent application and one pending PCT application that contain claims or supporting disclosures directed to methods of treating diseases of interest using INB-200 in combination with PARP inhibitor therapies. Patents issuing from these patent applications, if any, are expected to expire in 2039, without accounting for potential patent term extensions and adjustments.
INB-100
Pursuant to the UABRF license agreement, we have licensed one U.S patent application and 10 foreign national-stage applications, including a European regional phase application. These patents and applications contain claims or supporting disclosures directed to the INB-100 composition of matter and to methods of treating diseases of interest using INB-100. Patents issuing from these patent applications, if any, are expected to expire in 2036, without accounting for potential patent term extensions and adjustments.
INB-300
Pursuant to the UABRF license agreement, we have also licensed one pending U.S. patent application and nine foreign national-stage applications, including a European regional phase application. These patents and applications contain claims or supporting disclosures directed to the INB-300 composition of matter and to methods of treating diseases of interest using INB-300. Patents issuing from these patent applications, if any, are expected to expire in 2037, without accounting for potential patent term extensions and adjustments.
Patent Term and Term Extensions
Individual patents have terms for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application. In addition, in certain instances, the term of a U.S. patent can be extended to recapture a portion of the United States Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the restoration period cannot extend the patent term beyond 14 years from FDA approval. In addition, only one patent applicable to an approved drug is eligible for the extension, and only those claims covering the approved drug, a method for using it, or a method of manufacturing may be extended. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. All taxes, annuities or maintenance fees for a patent, as required by the USPTO and various foreign jurisdictions, must be timely paid in order for the patent to remain in force during this period of time.

The actual protection afforded by a patent may vary on a product by product basis, from country to country, and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions and the availability of legal remedies in a particular country and the validity and enforceability of the patent.
Our patents and patent applications may be subject to procedural or legal challenges by others. We may be unable to obtain, maintain and protect the intellectual property rights necessary to conduct our business, and we may be subject to claims that we infringe or otherwise violate the intellectual property rights of others, which could materially harm our business. For more information, see the section titled “Risk Factors—Risks Related to Our Intellectual Property.”
Trade Secrets and Know-How
We also rely on trade secrets, know-how, continuing technological innovation and confidential information to develop and maintain our proprietary position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, including our proprietary processes for expanding and activating therapeutic quantities of gamma-delta T cells and modified gamma-delta T cells. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and others who may have access to proprietary information, under which they are bound to assign to us inventions made during the term of their employment or term of service. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our contractors, commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For more information, see the section titled “Risk Factors—Risks Related to Our Intellectual Property.”
We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.
Government Regulation
The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biologics such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.
The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:
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completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices regulation;

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submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

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approval by an independent Institutional Review Board, or IRB, or ethics committee at each treatment site before the trial is commenced;

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performance of adequate and well controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

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preparation of and submission to the FDA of a BLA after completion of all pivotal clinical trials;

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satisfactory completion of an FDA Advisory Committee review, if applicable;

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a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices, or GCP; and

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FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development
Prior to beginning the first clinical trial with a product candidate, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Supervision of human gene transfer trials includes evaluation and assessment by an Institutional Biosafety Committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution, as set forth in the NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, or NIH Guidelines. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.
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Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so- called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
BLA Submission and Review
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. The submission of a BLA requires payment of a substantial application user fee to FDA, unless a waiver or exemption applies, and the sponsor of an approved BLA is also subject to an annual program fee.
Once a BLA has been submitted, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured, including, as applicable, for compliance with Good Tissue Practices. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more treatment sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates, including fast track designation, breakthrough therapy designation, accelerate approval and priority review. The fast track program is intended to expedite or facilitate the process for reviewing new product candidates that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA and the payment of applicable user fees, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. Such a product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review. The FDA may take other actions appropriate to expedite the development and review of the product candidate, including holding meetings with the sponsor and providing timely advice to, and interactive communication with, the sponsor regarding the development program.
Any marketing application for a biologic submitted to the FDA for approval, including a product with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product candidate is eligible for priority review if it treats a serious or life-threatening disease or condition and, if approved, would provide a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious disease or condition. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well controlled post-marketing clinical studies to verify the clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. The FDA may withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.
In 2017, FDA established a new regenerative medicine advanced therapy, or RMAT, designation as part of its implementation of the 21st Century Cures Act. The RMAT designation is intended to fulfill the 21st Century Cures Act requirement that FDA facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) it qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. Like breakthrough therapy designation, RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. Once approved, when appropriate, the FDA can permit fulfillment of post-approval requirements under accelerated approval through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence such as electronic health records; through the collection of larger confirmatory datasets; or through post-approval monitoring of all patients treated with the therapy prior to approval.
Fast track designation, breakthrough therapy designation, priority review, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review and approval will not be shortened.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective, if the second applicant demonstrates its product is clinically superior to the approved product with orphan exclusivity, or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan drug designation may also entitle a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.
Post-Approval Requirements
Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

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fines, warning letters or holds on post-approval clinical studies;

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refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

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product seizure or detention, or refusal of the FDA to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labeling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. Manufacturers also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Biosimilars and Reference Product Exclusivity
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-approved reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Other Healthcare Laws and Compliance Requirements
In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General and the Health Resources and Service Administration), the Department of Justice, or the DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, research, sales, marketing activities and scientific/educational grant programs must have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, transparency laws, the health information privacy and security laws, and similar state laws, each as amended, as applicable.
The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers and purchasers on the other. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
The federal false claims laws, including the FCA, which can be enforced by private citizens through civil qui tam actions and civil monetary penalty laws prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Additionally, companies have been prosecuted for, among other things, causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses. Further, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.
The Health Insurance Portability and Accountability, or HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on certain healthcare providers, healthcare clearinghouses, and health plans, known as covered entities, as well as independent contractors, or agents of covered entities that receive or obtain individually identifiable health information in connection with providing a service on behalf of a covered entity, known as a business associates. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.
In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.
Additionally, the federal Physician Payments Sunshine Act, or the Sunshine Act, within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided, during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists and certified nurse-midwives. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.
In addition, many states and foreign jurisdictions have enacted analogous versions of these laws. For example, many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts. Further, some states require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and relevant federal government compliance guidance and restrict marketing practices or require disclosure of marketing expenditures and pricing information. State and foreign laws may also govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts.
In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.
Ensuring business arrangements with third parties comply with applicable healthcare laws and regulations is a costly endeavor. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Additionally, if any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to significant civil, criminal and administrative sanctions, including exclusion from government funded healthcare programs.
Coverage, Pricing and Reimbursement
In the United States and in foreign markets, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Obtaining coverage and reimbursement approval of a product from a third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. In particular, obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. We cannot be sure that reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, we cannot be sure that the level of reimbursement will be adequate. Limited coverage and less than adequate reimbursement may reduce the demand for, or the price of, any product for which we obtain regulatory approval. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Additionally, in the United States there is no uniform policy among third-party payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party payor reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.
Under currently applicable U.S. law, certain products not usually self-administered (including injectable drugs), such as our product candidates, once approved, may be eligible for coverage under Medicare Part B. As a condition of receiving Medicare Part B reimbursement for a manufacturer’s eligible drugs or biologicals, the manufacturer is required to participate in other government healthcare programs, including the Medicaid Drug Rebate Program and the 340B Drug Pricing Program.
Healthcare Reform
In the United States and some foreign jurisdictions, there have been, and continue to be, legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.
For example, the ACA has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the ACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:
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an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the average manufacturer price;

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a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

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extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

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expansion of the entities eligible for discounts under the 340B Drug Discount Program;

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a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

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a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

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establishment of a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

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a licensure framework for follow on biologic products.

There have been executive, legal and political challenges to certain aspects of the ACA. Since January 2017, President Trump has signed several executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the

ACA have been signed into law. In December 2017, the Tax Act was enacted which repealed, effective January 1, 2019, the tax penalty for an individual’s failure to maintain ACA-mandated health insurance, commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” More recently, in December 2018, CMS published a new final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it is unclear when or how the Supreme Court will rule.
Other legislative changes have been proposed and adopted since the ACA was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will stay in effect through 2030, other than a temporary suspension from May 1, 2020 through December 31, 2020, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Further, at the states level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.
The Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act, or the FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulation
In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.
Other Regulations
We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.
Legal Proceedings
From time to time, we may become, involved in various legal proceedings arising in the ordinary course of our business. We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results or financial condition.
Facilities
We lease approximately 557 square feet of office space for our principal executive offices, which are located at 79 Madison Avenue, New York, New York 10016, under an operating lease that expires on August 31, 2021, with the option to renew for an additional period upon the expiration of this lease. We also lease approximately 1870 square feet of laboratory space, which is located at 1500 First Avenue North, Birmingham, Alabama 35203, under an operating lease that expires on October 31, 2020, which automatically renews for a period of an additional 12 months upon the expiration of the initial term. We believe that our facilities are adequate to meet our current needs and that additional space can be obtained on commercially reasonable terms as needed.
Employees
As of September 30, 2020, we had seven full-time employees, of whom five were primarily engaged in research and development activities. A total of three employees have an M.D. or Ph.D. degree. None of our employees are represented by a labor union and we consider our employee relations to be good.

MANAGEMENT
The following table sets forth information regarding our executive officers and directors, including their ages as of September 30, 2020:
NAME	AGE	POSITION(S)
Executive Officers
William Ho	44	President, Chief Executive Officer, Chief Financial Officer and Director
Lawrence Lamb, Ph.D.	66	Executive Vice President and Chief Scientific Officer
Melissa Beelen	53	Vice President, Clinical Operations
Non-Employee Directors
Alan S. Roemer(1)(2)	50	Chairman
Peter Brandt(1)(3)	63	Director
Thomas Cirrito, Ph.D.(1)(2)(3)	47	Director
Travis Whitfill(2)(3)	31	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

Executive Officers
William Ho is our co-founder, and has served as our President, Chief Executive Officer and director since our inception in November 2015 and as our Chief Financial Officer since October 2020. Prior to this, from April 2014 to November 2017, Mr. Ho was the founder and Managing Partner at AlephPoint Capital, a private healthcare fund. Prior to AlephPoint, Mr. Ho launched the public investments and cross-over portfolio at New Leaf Venture Partners, a leading healthcare venture capital firm, and served as its Public Investment Director from 2010 to 2014. Previously, Mr. Ho also served as a Senior Equity Research Analyst at Bank of America from 2006 to 2009 and an Equity Research Analyst at Piper Jaffray & Co. from 2003 to 2006, covering the biotechnology and life-science tools sectors. Mr. Ho received an MBA from the University of Notre Dame and a B.S. in Biochemistry from McMaster University. We believe that Mr. Ho’s extensive knowledge of our company as founder, President and Chief Executive Officer and his experience in the healthcare industry qualifies him to serve on our board of directors.
Lawrence Lamb, Ph.D. is our co-founder and has served as our Executive Vice President and Chief Scientific Officer since November 2018 and as the Chair of our Scientific Advisory Board since December 2017. From April 2004 to December 2018, Dr. Lamb was a Professor of Medicine at the University of Alabama at Birmingham, or UAB, specializing in transplantation immunology, and also served as the Director of the UAB Cell Therapy Laboratory in the Bone Marrow Transplant and Cellular Therapy department. Prior to that, from 1995 to 2004, he served as a Professor of Medicine at the University of South Carolina School of Medicine. Dr. Lamb currently serves on several national and international committees related to cell and gene therapy. Dr. Lamb received two postdoctoral fellowships, one from University of South Carolina-Columbia and another from South Carolina Cancer Center. He also received a Ph.D. and an M.S. from University of South Carolina-Columbia and a B.S. from Medical College of Georgia.
Melissa Beleen has served as our Vice President, Clinical Operations since April 2019. Prior to us, Ms. Beleen served in various roles at Epizyme, Inc., a public biotechnology company, most recently as Senior Director and Head of Clinical Operations from November 2015 to March 2019. Prior to Epizyme, Ms. Beelen served as the Senior Director, Clinical Strategy and Delivery of Quintiles and IMS Health, Inc. (now IQVIA Holdings Inc.), a public healthcare technology and clinical research company, from August 2010 to November 2015. Prior to that, Ms. Beelen served as a principle clinical research scientist and clinical program manager at GlaxoSmithKline plc from 1998 to 2010. From 1996 to 1998, Ms. Beleen was a contractor at Glaxo WellCome where she managed clinical trials. Prior to that, Ms. Beleen was a clinical research associate at ClinTrials Research, Inc. from 1994 to 1996. Ms. Beelen was an oncology nurse at the Duke University Medical Center in the division of Oncology & Bone Marrow Transplant from 1992 to 1994.

Ms. Beelen holds a B.S. in Nursing, focused in oncology/hematology and bone marrow transplantation from the University of North Carolina at Chapel Hill and a B.S. in Zoology with a Minor in Genetics from North Carolina State University.
Non-Employee Directors
Alan S. Roemer has served as chairman and a member of our board of directors since September 2020. Mr. Roemer has served on the board of directors and as the chair of the audit committee of board of NexImmune, Inc., a private biotechnology company, since February 2017. He has served as chairman of the board of UTILITY therapeutics Ltd., a private biotechnology company, since March 2020. Mr. Roemer was a founding leadership team member and senior vice president of Roivant Sciences, Inc., a private biopharmaceutical company, from the company’s inception May 2014 to August 2019, where he held various senior management roles responsible for finance, operations and corporate development. From March 2015 to August 2015, he also served as principal financial and accounting officer of Axovant Sciences Ltd., a public biopharmaceutical company, and a founding leadership team member and chief financial officer of its wholly owned subsidiary, Axovant Sciences, Inc. Mr. Roemer also served as a member of the board of directors of SomPharmaceuticals SA, a private biopharmaceutical company, from August 2012 to May 2016, until its acquisition by Amryt Pharma plc. Prior to Roivant and Axovant, Mr. Roemer served in various executive roles, including managing director of the Trout Group LLC and Trout Capital LLC from 2009 to 2014, chief financial officer and treasurer of Zelos Therapeutics, Inc. from 2008 to 2009, and vice president of Pharmasset, Inc. 1999 to 2008, which was subsequently acquired by Gilead Sciences, Inc., where he was the first full-time management team member. Mr. Roemer has also served as a member of the business advisory board of Envisagenics, Inc., a private artificial intelligence company, since March 2020, and a member of the board of trustees of the Helene Fuld College of Nursing since June 2014. Mr. Roemer received a B.S. in Business Administration from Georgetown University and his MBA and MPH degrees from Emory University’s Goizueta Business School and Rollins School of Public Health. We believe that Mr. Roemer’s significant executive and board leadership experience in the biopharmaceutical industry qualifies him to serve on our board of directors.
Peter Brandt has served as a member of our board of directors since July 2019. Since June 2015, Mr. Brandt has served as the Chairman Rexahn Pharmaceuticals, Inc., a public biotechnology company, and as a member of Rexahn’s board of directors since September 2010. From 2011 to 2013, Mr. Brandt served on the board of directors, and as Chairman from December 2012, of ePocrates, Inc., a point of care medical applications company (until its acquisition by athenahealth, Inc.). From 2011 to 2012, Mr. Brandt also served as interim Chief Executive Officer and President of ePocrates, Inc. Prior to that, from 2008 to 2009, Mr. Brandt served as President, Chief Executive Officer, and as a member of the board of directors of Noven Pharmaceuticals, Inc., a specialty pharmaceutical company (until its acquisition by Hisamitsu Pharmaceutical Co., Inc.). Prior to leading Noven, Mr. Brandt spent 28 years at Pfizer Inc. where he served various roles, including as Pfizer’s President—U.S. Pharmaceuticals Operations, where he helped deliver revenue and earnings growth while engineering major change within Pfizer’s U.S. pharmaceuticals organization. Prior to running U.S. operations, he led Pfizer’s Latin American pharmaceuticals operations, as well as the following Pfizer Worldwide Pharmaceuticals functions: finance, information technology, planning and business development. He also oversaw the operations of Pfizer’s care management subsidiary, Pfizer Healthcare Solutions. Mr. Brandt also served as a director of Auxilium Pharmaceuticals, Inc. from December 2010 to January 2015 (until its acquisition by Endo International PLC). Mr. Brandt received a B.A. from the University of Connecticut and an MBA from the Columbia School of Business. We believe that Mr. Brandt’s broad operational management experience in the life sciences industry and experience serving on numerous boards of directors of life sciences companies qualifies him to serve on our board of directors.
Thomas Cirrito, Ph.D. has served as a member of our board of directors since February 2016. Dr. Cirrito is the founder and has served as the Chief Executive Officer of various companies, including Y2X Life Sciences, LLC since February 2020, Biotagenics Inc. since May 2015 and both Filament BioSolutions Inc. and Immunovent, LLC since 2013 . Dr. Cirrito also has served as Chairman of the Board of Directors of Filament BioSolutions Inc. since 2013. Dr. Cirrito also served as the Chief Executive Officer of AGelity BioMechanics, Inc. from November 2014 to May 2018. Prior to that, from 2005 to 2012, Dr. Cirrito served as Vice President of Research and Development and Director of Business Development at Stemline Therapeutics, Inc., a public biopharmaceutical company. Prior to joining Stemline, Dr. Cirrito was a biopharmaceuticals equities analyst at Piper Jaffray & Co., where he covered large and small cap biotechnology companies from 2004 to 2005. Dr. Cirrito received a B.A. in Biological Sciences and a Ph.D. in Immunology from Washington University (St. Louis, Missouri). We believe that Dr. Cirrito’s extensive background in the biopharmaceutical industry qualifies him to serve on our board of directors.
Travis Whitfill has served as a member of our board of directors since May 2018. Mr. Whitfill has served as a partner at Bios Equity Partners, LP, a biotechnology-focused venture capital firm, since October 2015 and a Senior Analyst at Bios Research since September 2014. He is also the founder and has served in various roles at Azitra Inc., including Chief Scientific Officer from January 2014 to September 2019 and currently serves as the Executive Director of Advanced Technology since September 2019. He has also served as an associate research scientist with appointments in the Departments of Pediatrics and Emergency Medicine at Yale University since July 2016. Mr. Whitfill has led numerous grant-funded projects, holds several patents and has co-authored over 30 publications. Mr. Whitfill received a B.S. from Dallas Baptist University and an MPH from Yale University. We believe that Mr. Whitfill’s strong background in entrepreneurship and in the biotech and healthcare industries qualifies him to serve on our board of directors.
Family Relationships and Other Arrangements
There are no family relationships among our directors and executive officers. Travis Whitfill was designated as a director to our board of directors by the majority of the holders of preferred stock pursuant to our voting agreement, which will terminate upon the completion of this offering.
Board Composition
Our board of directors currently consists of five members. In accordance with our amended and restated certificate of incorporation, which will be effective immediately after the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•
the Class I director will be Travis Whitfill, and his term will expire at the annual meeting of stockholders to be held in 2021;

•
the Class II directors will be Peter Brandt and Thomas Cirrito, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•
the Class III directors will be William Ho and Alan S. Roemer, and their terms will expire at the annual meeting of stockholders to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Under The Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules, or the Nasdaq Listing Rules, independent directors must comprise a majority of our board of directors as a public company within one year of listing.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of our directors except William Ho have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq Listing Rules. Our board of directors has determined that Mr. Ho, by virtue of his position as our President and Chief Executive Officer, is not independent under applicable rules and regulations of the SEC and the Nasdaq Listing Rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq Listing Rules, which we will post on our website at www.in8bio.com upon the completion of this offering.
Audit Committee
The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
Our audit committee consists of Peter Brandt, Thomas Cirrito, Ph.D and Alan S. Roemer. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The chair of our audit committee is Peter Brandt. Our board of directors has determined that Peter Brandt is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements, in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
Compensation Committee
The compensation committee approves the compensation objectives for the company, the compensation of the chief executive officer and approves, or recommends to our board of directors for approval, the compensation for other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.
Our compensation committee consists of Thomas Cirrito, Ph.D., Alan S. Roemer and Travis Whitfill. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our compensation committee is Alan S. Roemer.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee makes recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, the nominating and corporate governance committee is responsible for developing and recommending corporate governance guidelines to our board of directors, as applicable to the company.
Our nominating and corporate governance committee consists of Peter Brandt, Thomas Cirrito, Ph.D. and Travis Whitfill. The chair of our nominating and corporate governance committee is Travis Whitfill. Each member of the nominating and corporate governance committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, an independent director as defined by the Nasdaq Listing Rules and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board of directors in accordance with the applicable Nasdaq Listing Rules.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our code of business conduct and ethics will be posted on our website at www.in8bio.com upon the completion of this offering. The nominating and corporate governance committee of our board of directors will be responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above.
Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation, which will become effective immediately after the completion of this offering, and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, limits our directors’ liability, and may indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law, or the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
•
transaction from which the director derives an improper personal benefit;

•
act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or redemption of shares; or

•
breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.
The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses, including attorneys’ fees and disbursements, in advance of the final disposition of the proceeding.
In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with some of our directors and officers. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION
Our named executive officers for the year ended December 31, 2019, which consist of our principal executive officer and our two most highly compensated executive officers, are:
•
William Ho, our President, Chief Executive Officer and Chief Financial Officer;

•
Lawrence Lamb, Ph.D., our Executive Vice President and Chief Scientific Officer; and

•
Melissa Beelen, our Vice President of Clinical Operations.

Summary Compensation Table
The following table provides information regarding the compensation earned by our named executive officers for the year ended December 31, 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Total ($)
William Ho	2019	213,505	—	—	213,505
President, Chief Executive Officer and Chief Financial Officer
Lawrence Lamb, Ph.D.	2019	240,000	—	112,935	352,935
Executive Vice President and Chief Scientific Officer
Melissa Beelen(4)	2019	156,000	41,600	30,359	227,659
Vice President of Clinical Operations

(1)
Salary amounts represent actual amounts earned during the applicable year. See “— Narrative to the Summary Compensation Table—Annual Base Salary” below.

(2)
The amounts represent cash bonuses earned for the year ended December 31, 2019.

(3)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2019 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)
Ms. Beelen joined us in March 2019 as our Vice President of Clinical Operations. Salary represents the pro rata portion of Ms. Beelen's 2019 annual base salary.

Narrative to the Summary Compensation Table
Annual Base Salary
During 2019, the annualized base salaries for Dr. Lamb and Ms. Beelen were $240,000 and $208,000, respectively. During 2019, Mr. Ho’s base salary was $200,000 through November 6, 2019 when it was increased to $250,000. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Our named executive officers are currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. See “— Employment Arrangements” below.
Bonus
Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. Mr. Ho and Dr. Lamb are eligible to receive discretionary annual bonuses as determined by our board of directors. Ms. Beelen’s annual bonus target of 20% is set forth in her offer letter agreement with us. Our board of directors awarded Ms. Beelen a bonus of $41,600 for 2019. Mr. Ho and Dr. Lamb did not receive a bonus related to 2019.
Equity-Based Incentive Awards
Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our named executive officers. We have historically used stock options as an incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. We may grant equity awards at such times as our board of directors determines appropriate. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
Prior to this offering, all of the stock options we have granted were made pursuant to our 2018 Equity Incentive Plan, as amended, or the 2018 Plan. Following this offering, we will grant equity incentive awards under the terms of our 2020 Equity Incentive Plan, or the 2020 Plan. The terms of our equity plans are described below under “— Equity Incentive Plans.”
We have historically awarded stock options with exercise prices that are equal to the fair market value of our common stock on the date of grant as determined by our board of directors. Our stock option awards generally vest over a four-year period, and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards at Fiscal Year-End” below for additional information.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2019. All awards were granted pursuant to the 2018 Plan. See “— Equity Incentive Plans—2018 Equity Incentive Plan” below for additional information.
	Option Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date
William Ho	—	—	—	—	—	—
President, Chief Executive Officer and Chief Financial Officer
Lawrence Lamb, Ph.D.	November 12, 2018	30,415	24,335(1)	—	$1.07	November 11, 2028
Executive Vice President and Chief Scientific Officer	March 12, 2019	—	58,887(2)	—	$1.07	March 11, 2029
	March 12, 2019	—	22,082(3)	66,248(3)	$1.07	March 11, 2029
Melissa Beelen	April 17, 2019	—	39,184(4)	—	$1.07	April 16, 2029
Vice President of Clinical Operations

(1)
The shares underlying this option vest in 36 equal monthly installments, subject to the executive officer's continuous service.

(2)
Of the shares underlying this option, 25% vested on January 1, 2020 and the remaining shares vest in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service.

(3)
Of the shares underlying this option, 22,082 options will vest six months after the completion of this offering and 66,248 will vest upon achievement of a certain milestone events, subject to the executive officer’s continuous service.

(4)
Of the shares underlying this option, 25% vested on April 1, 2020 and the remaining shares vest in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service.

Employment Arrangements
We have entered into employment agreements and offer letter agreements setting forth the terms and conditions of employment for each of our named executive officers. The material terms of each of these agreements are described below. The employment of each of our named executive officers is “at will” and may be terminated at any time. In addition, each of our named executive officers has executed our standard employee confidential information and invention assignment agreement, which includes, among other things, non-solicitation and non-competition provisions.
William Ho
We maintain an employment agreement with William Ho, our President, Chief Executive Officer and Chief Financial Officer, originally entered into in August 2016 and amended in November 2019. The amended employment agreement reflects Mr. Ho’s current annual base salary of $250,000 and provides that Mr. Ho is eligible for an annual discretionary performance bonus in the form of cash or equity and in such amount as determined by our board of directors in its sole discretion. Pursuant to the amended employment agreement, as a result of the closing of the Series A preferred stock financing in August 2020, Mr. Ho's annual base salary was increased to $350,000 (effective as of October 1, 2020) and he received a $150,000 cash bonus and an option to purchase 182,500 shares of our common stock at a price per share of $6.74.
If we terminate Mr. Ho’s employment with us without cause (as defined in his amended employment agreement), he will receive the following severance payments and benefits if he timely executes and does not revoke a release of claims in our favor and complies with certain restrictive covenants and continuing obligations: (i) continued payments of his then-current annual base salary for 12 months; (ii) accelerated vesting of the then-unvested portion of each of his outstanding time-based equity awards that would have become vested had he remained employed by us for an additional 12 months following his termination, and (iii) each equity award subject to milestone-based vesting will remain eligible to vest for 12 months following his termination and if an applicable milestone is achieved during such period, the portion of any equity award that vests upon the achievement of the milestone will vest.
Lawrence Lamb, Ph.D.
We entered into an employment agreement with Dr. Lawrence Lamb, our Executive Vice President and Chief Scientific Officer, in November 2018. The employment agreement reflects Dr. Lamb’s current annual base salary of $240,000, which will be increased following the completion of this offering to an amount that reflects the market standard for executives in a similar role at companies at a similar stage as us, as determined by our board of directors in its sole discretion, and provides that Dr. Lamb is eligible for an annual discretionary performance bonus in the form of cash or equity and in such amount as determined by our board of directors in its sole discretion. In connection with the commencement of his employment with us, our board of directors granted Dr. Lamb an option to purchase 147,218 shares of our common stock at a per share exercise price equal to $1.07 on March 12, 2019.
If we terminate Dr. Lamb’s employment with us without cause (as defined in his employment agreement), he will receive continued payments of his then-current annual base salary for three months (or six months if such termination occurs on or after the completion of this offering), subject to his timely execution and non-revocation of a release of claims in our favor and compliance with certain restrictive covenants and continuing obligations.
Melissa Beelen
We entered into an offer letter agreement with Melissa Beelen, our Vice President, Clinical Operations, in March 2019. The offer letter agreement reflects Ms. Beelen’s current annual base salary of $208,000, which may be increased following the completion of this offering to an amount that reflects the market standard for executives in a similar role at companies at a similar stage as us, as determined by our board of directors in its sole discretion, and provides that Ms. Beelen is eligible for an annual discretionary performance bonus with a target amount equal to 20% of her annual base salary, payable in the form of cash or equity as determined by our board of directors in its sole discretion. In connection with the commencement of her employment with us, and pursuant to the terms of her offer letter agreement, our board of directors granted Ms. Beelen an option to purchase 39,184 shares of our common stock at a per share exercise price equal to $1.07 on April 17, 2019.
Potential Payments and Benefits upon Termination or Change in Control
Mr. Ho’s and Dr. Lamb’s employment agreements provide for severance benefits as described above under “— Employment Arrangements.”

Health and Welfare and Retirement Benefits; Perquisites
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances.
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We do not match contributions made by participants to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.
Equity Benefit Plans
2020 Equity Incentive Plan
Prior to the completion of this offering, we expect that our board of directors will adopt, and our stockholders will approve, our 2020 Plan. We expect our 2020 Plan will become effective on the date of the underwriting agreement related to this offering. Our 2020 Plan will come into existence upon its adoption by our board of directors, but no grants will be made under our 2020 Plan prior to its effectiveness. Once our 2020 Plan becomes effective, no further grants will be made under our Prior Plan.
Awards.   Our 2020 Plan will provide for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants.
Authorized Shares.   Initially, the maximum number of shares of our common stock that may be issued under our 2020 Plan after it becomes effective will not exceed 4,300,000 shares of our common stock, which is the sum of (i) 2,255,458 new shares, plus (ii) an additional number of shares not to exceed 2,029,509 shares, consisting of (a) shares that remain available for the issuance of awards under our Prior Plan as of immediately prior to the time our 2020 Plan becomes effective and (b) any shares of our common stock subject to outstanding stock options or other stock awards granted under our Prior Plan that, on or after our 2020 Plan becomes effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. In addition, the number of shares of our common stock reserved for issuance under our 2020 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2021 and continuing through January 1, 2030, in an amount equal to (1) 5% of the total number of shares of our common stock outstanding on the last day of the immediately preceding year, or (2) a lesser number of shares determined by our board of directors no later than the last day of the immediately preceding year. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2020 Plan will be 12,900,000 shares.
Shares subject to stock awards granted under our 2020 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our 2020 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under our 2020 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of a stock award; or (iii) to satisfy a tax withholding obligation in connection with a stock award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2020 Plan.
Plan Administration.   Our board of directors, or a duly authorized committee of our board of directors, will administer our 2020 Plan. Our board of directors may delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards; and (ii) determine the number of shares subject to such stock awards. Under our 2020 Plan, our board of directors will have the authority to determine stock award recipients, the types of stock awards to be granted, grant dates, the number of shares subject to each stock award, the fair market value of our common stock, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under our 2020 Plan, our board of directors also generally will have the authority to effect, with the consent of any materially adversely affected participant, (i) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (ii) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator will determine the exercise price for stock options, within the terms and conditions of our 2020 Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2020 Plan will vest at the rate specified in the stock option agreement as will be determined by the administrator.
The administrator will determine the term of stock options granted under our 2020 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of our common stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration approved by the administrator.
Unless the administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the administrator. The administrator will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our 2020 Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by the administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment as determined by our board of directors and specified in the stock appreciation right agreement.
The administrator will determine the term of stock appreciation rights granted under our 2020 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   Our 2020 Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.
The performance goals may be based on any measure of performance selected by our board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors at the time the performance award is granted, our board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
Other Stock Awards.   The administrator will be permitted to grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $700,000 in total value, except such amount will increase to $1,000,000 for the first year for newly appointed or elected non-employee directors.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under our 2020 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant, any stock awards outstanding under our 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our common stock.

Under our 2020 Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   Stock awards granted under our 2020 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined below) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Under our 2020 Plan, a “change in control” is generally (i) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (ii) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) stockholder approval of a complete dissolution or liquidation; (iv) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (v) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date of the underwriting agreement related to this offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.
Plan Amendment or Termination.   Our board of directors has the authority to amend, suspend, or terminate our 2020 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2020 Plan. No stock awards may be granted under our 2020 Plan while it is suspended or after it is terminated.
2020 Employee Stock Purchase Plan
Prior to the completion of this offering, our board of directors intends to adopt, and we expect our stockholders will approve, our ESPP. Our ESPP will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of our ESPP will be to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Share Reserve.   Following this offering, our ESPP will authorize the issuance of 210,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2021 and continuing through January 1, 2030, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding year; and (ii) 420,000 shares, except before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).
Administration.   Our board of directors will administer our ESPP and may delegate its authority to administer our ESPP to our compensation committee. Our ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under our ESPP, our board of directors will be permitted to specify offerings with durations of not more than 27 months and to specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Our ESPP will provide that an offering may be terminated under certain circumstances.
Payroll Deductions.   Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in our ESPP and to contribute, normally through payroll deductions, up to 15% of their earnings (as defined in our ESPP) for the purchase of our common stock under our ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in our ESPP at a price per share that is at least equal to the lesser of (i) 85% of the fair market value of a share of our common stock on the first day of an offering, or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.
Limitations.   Employees may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by our board of directors: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee will be permitted to purchase shares under our ESPP at a rate in excess of $25,000 worth of our common stock (based on the fair market value per share of our common stock at the beginning of an offering) for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under our ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.
Changes to Capital Structure.   Our ESPP will provide that in the event there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our board of directors will make appropriate adjustments to: (i) the class(es) and maximum number of shares reserved under our ESPP; (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions.   Our ESPP will provide that in the event of a corporate transaction (as defined below), any then-outstanding rights to purchase our stock under our ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.
Under our ESPP, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Amendment or Termination.   Our board of directors will have the authority to amend or terminate our ESPP, except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
2018 Equity Incentive Plan
Our board of directors adopted, and our stockholders approved, our Prior Plan on May 7, 2018. Our Prior Plan was most recently amended on August 21, 2020. No further stock awards will be granted under our Prior Plan on or after the effectiveness of our 2020 Plan; however, awards outstanding under our Prior Plan will continue to be governed by their existing terms.
Stock Awards.   Our Prior Plan provides for the grant of ISOs to our employees and our parent and subsidiary corporations’ employees, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of stock awards to our employees, directors and consultants and any of our affiliates’ employees and consultants.
Authorized Shares.   As of June 30, 2020, we had reserved 817,126 shares of our common stock for issuance under our Prior Plan. As of June 30, 2020, 392,723 stock options to purchase shares of our common stock remained outstanding under our Prior Plan.
Plan Administration.   Our board of directors, or a duly authorized committee of our board of directors, administers our Prior Plan. The administrator has the authority to construe and interpret our Prior Plan and stock awards granted under our Prior Plan and to make all other determinations necessary or expedient for the administration of our Prior Plan. Under our Prior Plan, the administrator also has the authority to effect, with the consent of any adversely affected participant, (i) the reduction of the exercise, purchase, or strike price of any outstanding stock award; (ii) the cancellation of any outstanding stock award and the grant in substitution therefore of other awards, cash, or other consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   Stock options granted under our Prior Plan are subject to terms similar to those described above with respect to stock options that may be granted under our 2020 Plan on and after it becomes effective.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class(es) and maximum number of shares reserved for issuance under our Prior Plan, (ii) the class(es) and maximum number of shares that may be issued on the exercise of ISOs and (iii) the class(es) and number of shares and price per share, if applicable, of stock subject to outstanding stock awards.
Corporate Transaction.   Our Prior Plan provides that in the event of a corporate transaction (as defined below), unless otherwise provided in an award agreement or other written agreement between us and the participant, our board of directors may take one or more of the following actions with respect to outstanding stock awards:
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arrange for the assumption, continuation, or substitution of a stock award by the surviving or acquiring corporation or parent company;

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arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation or parent company;

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accelerate the vesting, in whole or in part, of the stock award and, if applicable, the time at which the stock award may be exercised, to a date prior to the effective time of the corporate transaction and provide for its termination if not exercised (if applicable) at or prior to the effective time of the corporate transaction;

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arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

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cancel the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our board of directors deems appropriate; and

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make a payment, in such form as determined by our board of directors, equal to the excess, if any, of the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the corporate transaction over any exercise price payable by the holder in connection with such exercise.

Our board of directors is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under our Prior Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of more than 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   A stock award under our Prior Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined below) as may be provided in the award agreement or any other written agreement between us and the participant, but in the absence of such provision, no such acceleration will occur. Under our Prior Plan, a “change in control” is generally (i) the acquisition by any person or entity of more than 50% of the combined voting power of our then outstanding securities other than by merger, consolidation, or similar transaction; (ii) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.
Plan Amendment and Termination.   Our board of directors may amend, suspend, or terminate our Prior Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments of our Prior Plan also require the approval of our stockholders. As noted above, no further awards will be granted under our Prior Plan on or after the effectiveness of our 2020 Plan; however, awards outstanding under our Prior Plan will continue to be governed by their existing terms.
Non-Employee Director Compensation
We have not historically had a formal compensation policy with respect to service on our board of directors, but we have reimbursed our non-employee directors for direct expenses incurred in connection with attending meetings of our board of directors or its committees, and occasionally granted stock options.
In November 2020, our board of directors approved a non-employee director compensation policy that will be effective upon the effectiveness of the registration statement of which this prospectus is a part. This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we will pay each of our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairperson of each committee will receive a higher retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors or the applicable committee. The retainers to be paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:
Position	Annual Service Retainer	Chairperson Additional Retainer
Board of Directors	$35,000	$65,000
Audit Committee	7,500	15,000
Compensation Committee	5,000	10,000
Nominating and Corporate Governance Committee	4,000	8,000
In addition, under our non-employee director compensation policy, each non-employee director elected to our board of directors after the completion of this offering will receive an option to purchase 21,000 shares of our common stock. The shares subject to this initial option grant will vest monthly over a three-year period, subject to the director’s continued service as a director. Further, on the date of each annual meeting of stockholders held after the completion of this offering, each non-employee director that continues to serve as a non-employee director will receive an option to purchase 10,500 shares of our common stock. The shares subject to each annual option grant will vest in equal monthly installments over the 12 months following the date of grant and, notwithstanding the foregoing, will be fully vested on the date of Company’s next annual stockholder meeting, subject to the director’s continued service as a director. The exercise price per share of these options will equal the fair market value of our common stock on the date of grant. All options granted under this policy will vest in full upon the occurrence of a change in control (as defined in the 2020 Plan) prior to the termination of the director’s continuous service.
2019 Director Compensation Table
The following table sets forth information regarding the compensation earned for service on our board of directors by our non-employee directors during the year ended December 31, 2019. No directors received any cash compensation for their service on our board of directors during 2019. Mr. Ho is a member of our board of directors, but he did not receive any additional compensation for service as a director. Mr. Ho’s compensation as a named executive officer is set forth above under “— Summary Compensation Table.” Mr. Roemer joined our board of directors in September 2020 and is not reflected in the table below because he was not a member of our board of directors during 2019.
Name	Option Awards(1)(2) ($)	Total ($)
Peter Brandt	25,113	25,113
Thomas Cirrito, Ph.D.	10,815	10,815
Travis Whitfill	10,815	10,815

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2018 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)
The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2019.

Name	Outstanding Option Awards
Peter Brandt	29,664
Thomas Cirrito, Ph.D.	12,775
Travis Whitfill	12,775

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following includes a summary of transactions since January 1, 2017 and any currently proposed transactions, to which we were or are to be a participant, in which
•
the amount involved exceeded or will exceed the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years, and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Corporate Reorganization
We were incorporated under the laws of the State of Delaware on May 7, 2018. We were formed by the domestication of Incysus, Ltd., a Bermuda entity formed in February 2016, into the State of Delaware under the name Incysus Therapeutics, Inc. In August 2020, we amended our charter to change our name to IN8bio, Inc. Upon completion of the domestication, all outstanding Class A shares of Incysus, Ltd., including Class A shares held by certain of our directors and executive officers, were automatically converted into an equivalent amount of shares of our common stock and each Class B share of Incysus, Ltd. was automatically cancelled and did not convert into any shares of any class of our capital stock.
Promissory Note with Our Executive Officer
In August 2017, we issued a promissory note to our President and Chief Executive Officer, William Ho, which entitled us to borrow up to $100,000 through December 31, 2017. We entered into an amendment to the promissory note in March 2018, which permitted us to borrow up to an aggregate of $150,000 through April 30, 2018, with any amounts outstanding to be repaid on April 30, 2018. All amounts outstanding under the promissory note accrued interest at a rate of 5% per annum. We repaid the then-outstanding balance of $122,730 on May 9, 2018, which included $2,730 in accrued interest.
Preferred Stock, Warrant and Convertible Note Financings
Convertible Note Financing
In April 2018, our predecessor entity issued an aggregate principal amount of $2.5 million of convertible notes, or the 2018A Notes, shortly prior to our domestication to a Delaware corporation. See “— Corporate Reorganization” above. The 2018A Notes accrued interest at a rate equal to the annual short-term Applicable Federal Rate as published by the U.S. Internal Revenue Service for the month in which the 2018A Notes were outstanding. In May 2018, we closed on a portion of the Series A preferred stock financing described below in connection with our domestication, at which time all 2018A Notes and the then-accrued interest totaling $2.5 million were converted into 694,212 shares of our Series A preferred stock.
Series A Preferred Stock Financing and Warrants
Between May 2018 and August 2020, we issued an aggregate of 9,762,331 shares of our Series A preferred stock at an original price per share of $3.58330 for total gross proceeds of $32.5 million, excluding proceeds from the sale of the 2018A Notes.
Concurrently with the conversion of the 2018A Notes, we sold an additional 627,927 shares of our Series A preferred stock in the initial closing of our Series A preferred stock financing on May 7, 2018, or the initial closing. In connection with the initial closing of the Series A preferred stock financing, certain Series A investors, including entities affiliated with Bios Partners and entities affiliated with Emily Fairbairn, were issued five-year warrants, or the Series A warrants, entitling such individuals to purchase up to an aggregate of 231,396 shares of our Series A preferred stock at an exercise price of $0.0003 per share. In October 2020, certain of these individuals, including entities affiliated with Bios Equity Partners, L.P. and entities affiliated with Emily Fairbairn, exercised their respective Series A warrants for an aggregate of 231,396 shares of Series A preferred stock, for aggregate proceeds to us of $69. See the section titled “Description of Capital Stock—Series A Warrants” elsewhere in this prospectus for more information on the Series A warrants.
Between May and July 2018, we issued an aggregate of 1,712,250 shares of our Series A preferred stock for aggregate gross proceeds of $6.1 million (excluding the shares issued upon the conversion of the 2018A Notes). In August 2018, we issued an additional 52,810 shares of our Series A preferred stock for aggregate gross proceeds of $0.2 million. Between October and December 2018, we issued an additional 539,877 shares of our Series A preferred stock for aggregate gross proceeds of $0.9 million.
Between January and February 2020, we issued an additional 1,533,947 shares of our Series A preferred stock for aggregate gross proceeds of $5.5 million. In August 2020, we issued an additional 5,514,404 shares of our Series A preferred stock for aggregate gross proceeds of $19.8 million.
The table below sets forth the aggregate number of shares of our Series A preferred stock and warrants purchased by the holders of more than 5% of our capital stock and affiliates, including shares issued upon conversion of the 2018A Notes purchased by such investors. Each share of Series A preferred stock in the table below will automatically convert into 1.09970 shares of our common stock upon the completion of this offering. For a description of the material rights and privileges of the Series A preferred stock, see Note 6 to our financial statements included elsewhere in this prospectus.
Name	Series A Preferred Stock (#)	Warrants to Purchase Series A Preferred Stock (#)	Cancellation of Indebtedness (2018 Note Conversion($)	Cash Purchase Price of Series A Preferred Stock ($)	Aggregate Purchase Price ($)
Entities affiliated with Bios Equity Partners, L.P.(1)	5,861,427	163,049	1,752,744	19,250,000	21,002,744
Entities affiliated with Emily Fairbairn(2)	3,005,920	25,195	270,850	10,500,000	10,770,850

(1)
Travis Whitfill, a member of our board of directors, is a partner at Bios Equity Partners, L.P.

(2)
Emily Fairbairn is the sole managing member of Transcend Partners Opportunity Fund LLC, the sole managing partner of Valley High Limited Partnership and exercises control over the Emily T. Fairbairn Roth IRA.

Common Stock Issuance
In March 2020, we entered into a common stock purchase agreement with Peter Brandt, a member of our board of directors, to issue and sell 182,500 shares of our common stock for a total purchase price of $0.2 million.
In October 2020, we entered into a common stock purchase agreement with Alan S. Roemer, a member of our board of directors, to issue and sell 29,674 shares of our common stock for a total purchase price of $0.2 million.
Settlement Agreement
In July 2020, we entered into a settlement agreement with a former employee, pursuant to which we paid $0.3 million in cash and issued 200,750 shares of our common stock.
Director Antidilution Rights
In connection with Peter Brandt’s appointment to our board of directors in 2019, he was granted the right to receive an option to purchase shares of our common stock, at an exercise price equal to the fair market value of the shares on the date of grant, that, combined with his outstanding stock options, represented 0.5% of our fully diluted capitalization (excluding shares issuable upon exercise of warrants or under our equity incentive plans) upon the closing of a sale of our capital stock generating gross proceeds to us of at least $25.0 million, or a Qualified Financing. Upon the closing of the Series A preferred stock financing in

August 2020, Mr. Brandt was entitled to receive an option to purchase 42,557 shares of our common stock. This option was granted to Mr. Brandt on October 5, 2020 at a price per share of $6.74, which satisfied Mr. Brandt’s antidilution rights in full.
In connection with Alan S. Roemer’s appointment to our board of directors in 2020, he was granted the right to receive an option to purchase shares of our common stock, at an exercise price equal to the fair market value of the shares on the date of grant, that, combined with his existing stock option grant, represents 1.5% of our fully diluted capitalization (including shares issuable upon exercise of warrants or warrants or reserved for issuance under our equity incentive plans) upon the closing of a Qualified Financing. Upon the completion of this offering and in satisfaction of the antidilution right, Mr. Roemer will receive an option to purchase 95,006 shares of our common stock, assuming the sale in this offering of the number of shares set forth on the cover page of this prospectus at the assumed public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The final number of shares subject to such option will be determined in connection with the pricing of this offering.
Investors’ Rights Agreement
We are party to an investors’ rights agreement, or the Rights Agreement, dated May 7, 2018, with the holders of our Series A preferred stock, including all holders of more than 5% of our capital stock, as well as with William Ho, Thomas Cirrito and Peter Brandt. The Rights Agreement provides that these holders are entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we otherwise file. In addition to the registration rights, the Rights Agreement provides for certain information rights and rights of first offer in favor of certain holders of our outstanding preferred stock with regard to certain issuances of our capital stock. The information rights and rights of first offer will terminate immediately prior to the consummation of this offering. The registration rights will terminate upon the earliest of (i) the closing of a deemed liquidation event, (ii) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act or another similar exemption under the Securities Act and (iii) three years after the completion this offering. For a detailed description of the registration rights, see the section titled “Description of Capital Stock—Registration Rights.”
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 5% of the shares of common stock offered by this prospectus for sale to certain individuals, including our directors, employees and certain friends and family identified by our directors and management. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our common stock, to purchase more than $120,000 in value of our common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or to the extent they will purchase more than $120,000 in value of our common stock.
Indemnification Agreements
We have entered or intend to enter, and intend to continue to enter, into separate indemnification agreements with some of our directors and executive officers, in addition to the indemnification provided for in our bylaws. These indemnification agreements provide our directors and executive officers with contractual rights to indemnification and, in some cases, expense advancement in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification agreements, see the section titled “Management—Limitation on Liability and Indemnification Matters.”
Related Party Transaction Policy
Prior to the completion of this offering, we intend to adopt a policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related party transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are participants involving an amount that exceeds or will exceed the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of our capital stock, or any member of the immediate family of the foregoing.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee or, where review by our audit committee would be inappropriate due to a conflict of interest, to another independent body of our board of directors, for review. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described in this section were entered into prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock as of October  31, 2020 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current executive officers and directors as a group.

The percentage ownership information under the column titled “Before Offering” is based on 14,743,127 shares of common stock outstanding as of October 31, 2020, assuming the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of 10,990,067 shares of common stock upon the completion of this offering. The information relating to the number and percentage of shares beneficially owned under the column titled “After Offering” is based on the sale of 4,687,500 shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters’ option to purchase additional shares to cover over-allotments.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our capital stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of October  31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The following table does not reflect any shares of our common stock that may be purchased pursuant to our directed share program described in the section titled “Underwriting.”
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted below, the address for each person or entity listed in the table is c/o IN8bio, Inc., 79 Madison Avenue, New York, New York 10016.
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Greater than 5% Stockholders:
Entities affiliated with Bios Equity Partners, L.P.(1)	6,625,104	44.9%	34.1%
Entities affiliated with Emily Fairbairn(2)	3,341,527	22.7%	17.2%
Directors and Named Executive Officers:
William Ho(3)	2,544,929	17.3%	13.1%
Lawrence Lamb, Ph.D.(4)	180,552	1.2%	*
Melissa Beelen(5)	16,326	*	*
Peter Brandt(6)	191,771	1.3%	1.0%
Thomas Cirrito, Ph.D.(7)	85,775	*	*
Alan S. Roemer(8)	48,497	*	*
Travis Whitfill(9)	12,775	*	*
All current executive officers and directors as a group (7 persons)(10)	3,080,625	20.6%	15.7%

*
Represents beneficial ownership of less than 1%.

(1)
Includes (a) 251,211 shares issuable upon the conversion of Series A preferred stock held by Bios Fund II NT, LP (“Fund II NT”), (b) 1,876,624 shares issuable upon the conversion of Series A preferred stock held by Bios Fund II QP, LP (“Fund II QP”), (c) 574,432 shares issuable upon the conversion of Series A preferred stock held by Bios Fund II, L.P. (“Bios Fund II”), (d) 354,184 shares issuable upon the conversion of Series A preferred stock held by Bios Fund III, L.P. (“Fund III”), (e) 189,246 shares issuable upon the conversion of Series A preferred stock held by Bios Fund III NT, L.P. (“Fund III NT”), (f) 2,381,974 shares issuable upon the conversion of Series A preferred stock held by Bios Fund III QP, L.P. (“Fund III QP”), and (g) 997,433 shares held by Bios Incysus Co-Invest I, LP. Bios Equity Partners II, LP (“Equity II”) is the general partner of Fund II NT, Fund II QP, Bios Fund II and Co-Invest. Bios Equity Partners III, LP (“Equity III”) is the general partner of Fund, III NT, Fund III QP and Fund III. Cavu Management, LP and Bios Capital Management, LP are the general partners of Equity II and Equity III. Cavu Advisors LLC (“Cavu Advisors”) is the general partner of Cavu Management LP. Bios Advisors GP, LLC (“Bio Advisors”) is the general partner of Bios Capital Management, LP. Leslie Kreis, Jr. is a managing partner of Equity II, Equity III, and a manager of Cavu Advisors. Aaron Fletcher is a managing partner of Equity II, Equity III, and a manager of Bios Advisors. Mr. Kreis and Mr. Fletcher have shared voting and investment power over the shares described in this footnote 1. Travis Whitfill, a director of the Company, is a partner at Bios Equity Partners, LP. but does not have voting or investment power over the shares described in this footnote 1. The address of Bios Equity Partners, LP is 1751 River Run, Suite 400, Fort Worth, Texas 76107.

(2)
Includes (a) 27,706 shares issuable upon the conversion of Series A preferred stock held by Emily T. Fairbairn (“Roth IRA”), (b) 3,222,485 shares issuable upon the conversion of Series A preferred stock held by Transcend Partners Opportunity Fund LLC (“Transcend”) and (c) 8,212 shares and 83,124 shares issuable upon the conversion of Series A preferred stock held by Valley High Limited Partnership “Valley High”). Emily Fairbairn is the sole managing member of Transcend and the sole managing partner of Valley High, and exercises control over the Roth IRA, and as such, has voting and investment power over the shares held by Transcend, Valley High and Roth IRA. The address of Emily Fairbairn is 10 Orinda View Road Orinda, CA 94563.

(3)
Includes (a) 182,500 shares held by Mr. Ho’s children and (b) 73,000 shares held by other relatives of Mr. Ho over which Mr. Ho has voting power pursuant to a voting proxy.

(4)
Includes 107,552 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

(5)
Consists of 16,326 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

(6)
Includes (a) 182,500 shares held by The Peter C. Brandt 2020-4 GRAT (the “GRAT”) and (b) 9,271 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020. Mr. Brandt is the trustee of the GRAT and, as such, has voting and investment power over the shares held by the GRAT.

(7)
Includes 31,025 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

(8)
Includes of 18,823 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

(9)
Consists of 12,775 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

(10)
Includes 195,772 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of October 31, 2020.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation, the amended and restated bylaws and the amended and restated investors’ rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.
General
Upon the completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 490,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Outstanding Shares
As of June 30, 2020, we had 14,743,127 shares of common stock outstanding, which assumes the automatic conversion of all of our outstanding shares of preferred stock into 10,990,067 shares of common stock upon the completion of this offering. Our common stock was held by 47 stockholders of record as of June 30, 2020.
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
We will not have any preferred shares outstanding following the completion of this offering. Immediately after the completion of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Stock Options
As of June 30, 2020, 392,723 shares of common stock were issuable upon the exercise of outstanding stock options under the 2018 Plan, at a weighted-average exercise price of $1.09 per share. For additional information regarding terms of our equity incentive plans, see the section titled “Executive and Director Compensation—Equity Incentive Plans.”
Series A Warrants
In connection with the Series A preferred stock financing in May 2018, we issued Series A warrants to certain investors to purchase an aggregate of 231,396 shares of our Series A preferred stock at an exercise price of $0.0003 per share. In October 2020, the Series A warrants were exercised and 231,396 shares of Series A preferred stock were issued to such investors.
Registration Rights
Upon the completion of this offering, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon the conversion of our preferred stock in connection with this offering, will initially be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our investors’ rights agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than three years after the completion of this offering, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144, or other similar exemption, of the Securities Act during any three-month period.
Demand Registration Rights
Upon the completion of this offering, holders of 13,530,796 shares of our common stock, including all shares of common stock issuable upon conversion of outstanding Preferred Stock, will be entitled to certain demand registration rights. At any time beginning on the earlier of the fifth anniversary of the date of our investors’ rights agreement or 180 days following the effectiveness of this registration statement, the holders of a majority of registrable securities may request that we register all or a portion of their shares, subject to certain specified exceptions.
Piggyback Registration Rights
In connection with this offering, holders of 13,530,796 shares of our common stock, including all shares of common stock issuable upon conversion of outstanding preferred stock are entitled to rights to notice of this offering and to include their shares of registrable securities in this offering, which the requisite percentage of holders have waived. In the event that we propose to register any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.
S-3 Registration Rights
Upon the completion of this offering, the holders of 13,530,796 shares of our common stock, including all shares of common stock issuable upon conversion of outstanding preferred stock will initially be entitled to certain Form S-3 registration rights. The holders of at least 25% of registrable securities may, request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price which equals or exceeds $1.0 million, net of selling expenses. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.
Anti-takeover provisions
Certificate of Incorporation and Bylaws
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:
•
permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•
provide that the authorized number of directors may be changed only by resolution of our board of directors;

•
provide that our board of directors will be classified into three classes of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors.

Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.
Choice of Forum
Our amended and restated certificate of incorporation to be effective on the completion of this offering will provide that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against us or any of our directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a claim or cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.
The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.
Limitations of Liability and Indemnification
See the section titled “Executive and Director Compensation—Limitations on Liability and Indemnification Matters.”
Listing
Our common stock is currently not listed on any securities exchange. Our common stock has been approved for listing on The Nasdaq Global Market under the trading symbol “INAB.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.
Based on our shares outstanding as of June 30, 2020, upon the completion of this offering, a total of 19,430,627 shares of common stock will be outstanding. Of these shares, all of the common stock sold in this offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144, or unless these shares are sold to our directors or executive officers pursuant to our directed share program.
The remaining shares of common stock will be, and 392,723 shares of common stock subject to stock options outstanding as of June 30, 2020 will be on issuance, “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, or Rule 701, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act.
Subject to the lock-up agreements described below and in the section titled “Underwriting,” and the provisions of Rule 144, Rule 701 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:
•
1% of the number of our common stock then outstanding, which will equal approximately 194,300 shares of common stock immediately upon the completion of this offering; or

•
the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.
Lock-up Agreements
In connection with this offering, we, our officers and directors, and holders of substantially all of our outstanding shares of common stock or securities convertible into or exchangeable for shares of our common stock outstanding upon the completion of this offering, have agreed with the underwriters, subject to certain exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any shares of our common stock or any options to purchase shares of our common stock, or any securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives, and certain other exceptions. These agreements are further described in the section titled “Underwriting.”
Following the expiration of the lock-up agreements (including the lock-up agreements in respect of shares that are sold to our directors or executive officers pursuant to our directed share program), and assuming that no parties are released from the lock-up agreements and that there is no extension of the lock-up period, all shares of our common stock that are restricted securities or held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144.
In addition to the restrictions contained in these lock-up agreements, we have entered into agreements with certain security holders, including the investors’ rights agreement and our standard form of option agreement, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.
Registration Rights
Upon the completion of this offering, the holders of 13,530,796 shares of our common stock, including all shares of common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above and in the section titled “Underwriting” herein. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See the section titled “Description of Capital Stock—Registration Rights.”
Form S-8 Registration Statements
We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock to be issued under our 2018 Plan, 2020 Plan and ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.
Rule 10b5-1 Plans
Certain of our employees, executive officers and directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a discussion of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. All prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. A U.S. holder is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

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a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.
This discussion is limited to non-U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address the effect of the alternative minimum tax or Medicare contribution tax or the impact of special tax accounting rules under Section 451(b) of the Code, any aspects of U.S. estate or gift tax, or any state, local or non-U.S. taxes. This discussion also does not address all special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, controlled foreign corporations, passive foreign investment companies and certain former citizens or long-term residents of the United States.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the U.S. Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences with respect to the matters discussed below.
Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.”
Subject to the discussions below regarding effectively connected income, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy relevant certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to a “United States person” (as defined in the Code), which we refer to as a United States person, unless a specific treaty exemption applies. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Gain on Sale, Exchange or Other Disposition of Our Common Stock
Subject to the discussions below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:
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the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S.

source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
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our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Even if we are or become a U.S. real property holding corporation, provided that our common stock is “regularly traded” (as defined by U.S. Treasury Regulations) on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting
We must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) or otherwise establishes an exemption.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.
Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Accounts
Sections 1471 through 1474 of the Code (commonly referred to as FATCA) generally impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. FATCA also generally imposes a 30% withholding tax on certain payments made to a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax under FATCA described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The FATCA withholding provisions described above currently apply to dividends on our common stock. The FATCA withholding provisions also would apply to the gross proceeds of a disposition of our common stock, except that the U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate such withholding. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.
Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING
Barclays Capital Inc. is acting as representative of the several underwriters in this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:
Underwriters	Number of Shares
Barclays Capital Inc.
Cantor Fitzgerald & Co.
Mizuho Securities USA LLC
Total	4,687,500
The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the certain conditions contained in the underwriting agreement including:
•
the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•
the representations and warranties made by us to the underwriters are true;

•
there is no material change in our business or the financial markets; and

•
we deliver customary closing documents to the underwriters.

Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. If all the shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.
The expenses of the offering that are payable by us are estimated to be approximately $2,200,000 (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses incurred in connection with, among others, the review and clearance by the Financial Industry Regulatory Authority, Inc., or FINRA, in an aggregate amount of up to $35,000 and expenses incurred in connection with the directed share program, as set forth in the underwriting agreement.
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 703,125 shares from us at the offering price less underwriting discounts and commissions, to cover over-allotments, if any. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements
We, all of our directors and executive officers, and holders of substantially all of our outstanding stock have agreed that, for a period of 180 days after the date of this prospectus subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc. (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of these plans), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or confidentially submit or file or cause a registration statement to be filed or confidentially submitted, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.
Barclays Capital Inc. in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions with respect to an officer or director of the Company, Barclays Capital Inc. will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver in accordance with any method permitted by applicable law or regulation (which may include a press release), except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.
Offering Price Determination
Prior to this offering, there has been no public market for our common stock. The initial offering price was negotiated between the representatives and us. In determining the initial offering price of our common stock, the representatives considered:
•
the history and prospects for the industry in which we compete;

•
our financial information;

•
the ability of our management and our business potential and earning prospects;

•
the prevailing securities markets at the time of this offering; and

•
the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program
At our request, the underwriters have reserved for sale at the initial offering price up to 5% of the shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. This 180-day lock up period shall be extended with respect to our issuance of an earnings release or if a material news or a material event relating to us occurs, in the same manner as described above under “Lock-Up Agreements.” The directed share program will be arranged through .
Stabilization, Short Positions and Penalty Bids
The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on the Nasdaq Global Market
Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “INAB.”
Stamp Taxes
If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons
Canada
The shares (not including those being sold to our employees and certain other persons in Canada pursuant to the Directed Share Program) may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) (ii) to a relevant person S-23 pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the or under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares.
Accordingly, the shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, which we refer to as Exempt Investors, who are “sophisticated investors” (within the meaning of Section 708(8) of the Corporations Act), “professional investors” (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities offered hereby is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS
The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. As of the date of this prospectus, partners of Cooley LLP and GC&H Investments, LLC, an entity that is comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 158,171 shares of our Series A preferred stock, which shares of Series A preferred stock will be converted into 173,937 shares of our common stock upon the completion of this offering.
EXPERTS
Our financial statements as of December 31, 2018 and 2019, and for the years then ended, appearing in this prospectus and registration statement have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.in8bio.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

IN8BIO, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
IN8bio, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of IN8bio, Inc. (the “Company”) as of December 31, 2018 and 2019, and the related statements of operations, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as “the financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ CohnReznick LLP
We have served as the Company’s auditor since January 2017.
Roseland, New Jersey
September 10, 2020, except for the effects of the matter discussed in Note 15 (“Reverse Stock Split”) which is as of November 5, 2020.

IN8BIO, INC.
Balance Sheets
(In thousands, except share and per share data)
	December 31,
	2018	2019
Assets
Current assets
Cash	$4,990	$610
Prepaid expenses and other current assets	52	153
Other receivables	30	—
Total Current Assets	5,072	763
Non-current assets
Property and equipment, net	795	274
Other non-current assets	28	93
Total Non-Current Assets	823	367
Total Assets	$5,895	$1,130
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$419	$560
Accrued expenses and other current liabilities	—	87
Total Current Liabilities	419	647
Warrant liability	829	829
Total Liabilities	1,248	1,476
Commitments and Contingencies
Convertible preferred stock, Series A, par value $0.0001 per share; 7,435,615 shares authorized, and 2,713,980 shares issued and outstanding, and a liquidation preference of $9,725 and $10,931 at December 31, 2018 and 2019, respectively	8,896	8,896
Stockholders’ Deficit
Common stock, par value $0.0001 per share; 27,000,000 shares authorized, 3,174,751 and 3,235,671 shares issued and outstanding at December 31, 2018 and 2019, respectively	1	1
Additional paid-in capital	97	238
Accumulated deficit	(4,347)	(9,481)
Total Stockholders’ Deficit	(4,249)	(9,242)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$5,895	$1,130
The accompanying notes are an integral part of these financial statements.

IN8BIO, INC.
Statements of Operations
(In thousands, except share and per share data)
	Years ended December 31,
	2018	2019
Operating expenses
Research and development	$581	$2,358
General and administrative	1,423	2,708
Loss on disposal of property and equipment	—	68
Total operating expenses	2,004	5,134
Loss from operations	(2,004)	(5,134)
Other (expense) income, net
Other (expense) income, net	(63)	—
Interest expense	(14)	—
Total other (expense) income, net	(77)	—
Net loss	$(2,081)	$(5,134)
Net loss attributable to common stockholders–basic and diluted (Note 13)	$(2,509)	$(5,912)
Net loss per share attributable to common stockholders–basic and diluted	$(0.80)	$(1.85)
Weighted-average shares of common stock–basic and diluted	3,136,290	3,188,165
Unaudited Pro forma net loss attributable to common stockholders–basic and diluted		$(5,134)
Unaudited Pro forma net loss per share attributable to common stockholders– basic and diluted		$(0.83)
Unaudited Pro forma weighted-average shares of common stock–basic and diluted		6,172,715
The accompanying notes are an integral part of these financial statements.

IN8BIO, INC.
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)
	Convertible Preferred Stock		Common Stock		Voting Stock		Additional Paid-in Capital	Accumulated Deficit
	Series A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at January 1, 2018	—	$—	3,112,998	$1	217	$—	$—	$(2,266)	$(2,265)
Issuance of common stock — Class A	—	—	61,753	—	—	—	66	—	66
Cancellation of voting stock — Class B	—	—	—	—	(217)	—	—	—	—
Issuance of convertible preferred stock in connection with conversion of notes payable — Series A	694,212	2,488	—	—	—	—	—	—	—
Issuance of convertible preferred stock — Series A	2,019,768	6,408	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	31	—	31
Net loss	—	—	—	—	—	—	—	(2,081)	(2,081)
Balance at December 31, 2018	2,713,980	8,896	3,174,751	1	—	—	97	(4,347)	(4,249)
Exercise of common stock options	—	—	60,920	—	—	—	65	—	65
Stock-based compensation expense	—	—	—	—	—	—	76	—	76
Net loss	—	—	—	—	—	—	—	(5,134)	(5,134)
Balance at December 31, 2019	2,713,980	$8,896	3,235,671	$1	—	$—	$238	$(9,481)	$(9,242)
The accompanying notes are an integral part of these financial statements.

IN8BIO, INC.
Statements of Cash Flows
(In thousands)
	Years Ended December 31,
	2018	2019
Cash flows from operating activities
Net loss	$(2,081)	$(5,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	96	96
Loss on disposal of property and equipment	—	68
Amortization of deferred finance costs	4	—
Non-cash stock-based compensation	31	76
Non-cash stock issuance related to license agreement	66	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(34)	(100)
Other non-current assets	(28)	(65)
Other receivable	(30)	30
Accounts payable	(152)	141
Accrued expenses and other current liabilities	(641)	87
Net cash used in operating activities	(2,769)	(4,801)
Cash flows from investing activities
Purchase of property and equipment	(757)	(330)
Proceeds from disposal of property and equipment	—	686
Net cash (used in) provided by investing activities	(757)	356
Cash flows from financing activities
Proceeds from exercise of stock options	—	65
Proceeds from issuance of preferred stock — Series A	7,237	—
Proceeds from issuance of convertible notes payable — 2018A	2,067	—
Repayments of notes payable — 2016A	(680)	—
Repayment of promissory note	(123)	—
Net cash provided by financing activities	8,501	65
Net increase (decrease) in cash	4,975	(4,380)
Cash, beginning of the year	15	4,990
Cash, end of the year	$4,990	$610
Supplemental disclosure of cash flow data
Interest paid	$15	$—
Supplemental disclosure of noncash financing activities
Conversion of 2016A notes payable and accrued interest to 2018A convertible notes payable	$417	$—
Conversion of 2018A convertible notes payable and accrued interest to preferred stock — Series A	$2,071	$—
Issuance of Series A Preferred Stock Warrants in connection with the issuance of Series A Preferred Stock	$829	$—
The accompanying notes are an integral part of these financial statements.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
1. Organization and Nature of Operations
Organization and Domestication
Incysus, Inc. (“Incysus”) was a corporation formed in the State of Delaware on November 23, 2015. Incysus, Ltd. was incorporated in Bermuda on February 8, 2016. Incysus was the wholly owned United States subsidiary of Incysus, Ltd. On May 7, 2018, Incysus, Ltd. reincorporated in the United States in a domestication transaction (the “Domestication”) in which Incysus, Ltd. converted into a newly formed Delaware corporation, Incysus Therapeutics, Inc. (“Incysus Therapeutics”). Upon the Domestication, the capital structure of Incysus Therapeutics mirrored that of Incysus, Ltd. and all of Incysus Ltd.’s shares of Class B ordinary stock were automatically cancelled and did not convert into any shares of any class of capital stock of Incysus Therapeutics. On July 24, 2019, Incysus Therapeutics merged with Incysus. Incysus Therapeutics subsequently changed its name to IN8bio, Inc. (the “Company”) in August 2020. The Company is based in New York, New York.
For the year ended and as of December 31, 2018, the Company’s financial statements were consolidated and includes the accounts of Incysus Therapeutics, Incysus, Ltd. and its subsidiary, Incysus. All significant inter-company accounts and transactions were eliminated in the consolidation. Following the Domestication in May 2018 and the merging of Incysus Therapeutics and Incysus in July 2019, the Company did not have any subsidiaries to consolidate.
The Company is a clinical-stage biotechnology company focused on developing innovative therapies for the treatment of cancers, including solid tumors by employing allogeneic, autologous and genetically modified gamma-delta T cells. The Company is currently conducting two Phase 1 clinical trials for both of its lead gamma-delta T cell product candidates: INB-200, for the treatment of newly diagnosed glioblastoma (“GBM”), and INB-100, for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation (“HSCT”).
Liquidity
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
Through August 2020, the Company has funded its operations primarily with proceeds from the initial closing and additional closings of our Series A convertible preferred stock financing (“Series A Financing”) and through its license agreements. The Company has incurred recurring losses and negative operating cash flows from operations since its inception, including net losses of $2.1 million and $5.1 million for the years ended December 31, 2018 and 2019, respectively. In addition, as of December 31, 2018 and 2019, the Company had an accumulated deficit of $4.3 million and $9.5 million, respectively. The Company expects to continue to generate operating losses for the foreseeable future.
As of September 10, 2020, the issuance date of these financial statements, the Company expects its cash and cash equivalents of $0.6 million as of December 31, 2019, together with the $25.3 million of net cash proceeds from the Company’s sale of Series A convertible preferred stock (“Series A Preferred Stock”), received subsequent to December 31, 2019, will be sufficient to fund its operating expenses and capital expenditure requirements into July 2022.
The Company is seeking to complete an initial public offering (“IPO”) of its common stock. In the event the Company does not complete an IPO, and even after the completion of an IPO, the Company expects to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its drug development or future commercialization efforts, including its efforts for the advancement of its product candidates into and through human clinical trials, partnerships for its product candidates and platform, approval and commercialization of its products and technologies and achievement of profitability. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Risks and Uncertainties
The Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of preclinical studies and clinical trials, the need to obtain marketing approval for any product candidate that it may identify and develop, the need to successfully commercialize and gain market acceptance of its product candidates, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations and reliance on third-party manufacturers.
2. Summary of Significant Accounting Policies
Basis of Accounting
The Company prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements are stated in U.S. dollars and are prepared on the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, deferred tax assets and liabilities and related valuation allowance, stock-based compensation and accrued research and development costs. Management bases its estimates on historical experience and on various other market-specific relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and accounts payable. The Company’s cash is maintained with a high-credit quality financial institution. Management deems there to be minimal credit risk associated with the Company’s cash and accounts payable.
Cash and Restricted Cash
Cash consists of standard checking accounts.
The Company had restricted cash of $27,000 and $0.1 million in the form of a security deposit related to its agreement with an equipment rental company as of December 31, 2018 and 2019.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Significant replacements and improvements are capitalized, while maintenance and repairs, which do not

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
improve or extend the life of the respective assets, are charged to expense as incurred. Upon retirement or disposal of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in the statement of operations. The estimated useful lives of the Company’s respective assets are as follows:
Estimated Useful Life
Computer equipment	3 years
Laboratory equipment	3 - 5 years
Research and Development Costs
Research and development costs are generally expensed as incurred and consist primarily of salaries and benefits, stock-based compensation expense, lab supplies and facility costs, as well as fees paid to nonemployees and entities that conduct certain research and development activities on the Company’s behalf and expenses incurred in connection with license agreements. Non-refundable advance payments for goods or services that will be used for rendered or future research and development activities are deferred and amortized over the period that the goods are delivered, or the related services are performed, subject to an assessment of recoverability.
The Company analyzes the progress of clinical trials, invoices received and contracted costs when evaluating the adequacy of the amount expensed and the related prepaid asset and accrued liability. The Company makes significant judgments and estimates in determining the accrued balance and expense in each accounting period. As actual costs become known, the Company adjusts the accrued estimates. Although the Company does not expect the estimates to be materially different from amounts actually incurred, the status and timing of services performed, the number of patients enrolled and the rate of patient enrollment may vary from the Company’s estimates and could result in the Company reporting amounts that are too high or too low in any particular period. The Company’s accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers.
Operating Leases
The payments on operating lease agreements are recognized as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.
Fair Value of Financial Instruments
The Company applies fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are required to be recognized or disclosed at fair value in the financial statements, Fair value is the price at which an asset could be exchanged, or a liability transferred (an exit price) in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied.
Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets at the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
Level 2—Inputs are other than quoted prices included in Level 1, which are either directly or indirectly observable for the asset or liability through correlation with market data at the reporting date and for the duration of the instrument’s anticipated life.
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the reporting date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company evaluates its ability to benefit from all deferred tax assets and establishes valuation allowances for amounts it believes may not be realizable.
The Company recognizes the financial statement benefit of an income tax position only after determining that the relevant taxing authority would more-likely-than-not sustain the position following audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.
Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require application of significant judgment. The Company is subject to U.S. federal and various state and local jurisdictions. Due to the Company’s net operating loss carryforwards, the Company may be subject to examination by authorities for all previously filed income tax returns.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in response to the COVID-19 pandemic. The CARES Act provides numerous tax provisions and stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The Company has evaluated the provisions of the CARES Act relating to income taxes which will result in adjustments to certain deferred tax assets and liabilities. Due to the Company’s U.S. valuation allowance, the Company does not expect the provisions of the CARES Act to have a material impact on its financial statements.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. There were no impairments recorded for the years ended December 31, 2018 and 2019.
Stock-Based Compensation
The Company accounts for its stock-based compensation as expense in the statements of operations based on the awards’ grant date fair values. The Company accounts for forfeitures as they occur by reversing any expense recognized for unvested awards.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
The Company estimates the fair value of options granted using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of a public market for the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and life science industry focus. The Company uses the simplified method as allowed by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.
The fair value of stock-based payments is recognized as expense over the requisite service period which is generally the vesting period.
Warrants
The Company accounts for warrants on capital stock based on guidelines provided in ASC Topic 815, Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815”), which provides guidance on contracts that are settled in the Company’s own shares as either a liability or as an equity instrument depending on the warrant agreement. The Company uses the Black-Scholes pricing model, depending on the applicable terms of the warrant agreement, to value the warrants.
Unaudited Pro Forma Financial Information
The unaudited pro forma basic and diluted weighted-average common shares outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2019 has been prepared to give effect, upon a qualified IPO, to the automatic conversion of all outstanding shares of preferred stock into common stock as if the proposed IPO had occurred on the later of the beginning of the period or the issuance date of the preferred stock.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 606”), and since then, has issued several amendments intended to provide interpretive clarifications and to reduce the cost and complexity of applying the new revenue recognition standard, both at transition and on an ongoing basis. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this, entities will apply a five-step approach: (1) identify the contract(s) with a customer, (2) identify the performance obligations within the contract, (3) determine the transaction price, (4) allocate the transaction price to the separate performance obligations and (5) recognize revenue when, or as, each performance obligation is satisfied. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The Company has not generated any revenue and hence, the adoption of the new standard currently has no impact on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”), which amends the existing accounting standards for leases. The guidance requires lessees to recognize assets and liabilities

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
related to long-term leases on the balance sheet and expands disclosure requirements regarding leasing arrangements. In July 2018, the FASB issued additional guidance, which offers a transition option to entities adopting the new lease standard. Under the transition option, entities can elect to apply the new guidance using a modified retrospective approach at the beginning of the year in which the new lease standard is adopted, rather than to the earliest comparative period presented in their financial statement and provides for certain practical expedients. The guidance is effective for reporting periods beginning after December 15, 2020 for private companies with early adoption permitted. The Company is currently reviewing its leases and other contracts to determine the impact the adoption of this guidance will have on the financial statements. The Company currently expects that the adoption of this guidance will likely change the way the Company accounts for its operating leases and will result in recording right-of-use assets and lease liabilities in the balance sheets and result in additional lease-related disclosures in the notes to the financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). These amendments expand the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments to employees, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. This standard is effective for public companies for annual periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted as long as ASU 2014-09 has been adopted by the Company. The Company adopted ASU 2018-07 as of January 1, 2019, which did not have a material impact on the Company’s financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements. The amendment of ASU 2018-13 removes disclosure requirements from Topic 820 in the areas of (1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (2) the policy for timing of transfers between levels, and (3) the valuation processes for Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifications for Income Taxes (“ASU 2019-12”) guidance simplifying the accounting for income taxes, specifically with respect to intra-period tax allocation, income tax provisions provided for in interim financial statements, and franchise and other taxes partially based on income. The guidance is effective for reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact, if any, that the adoption of this guidance will have on the financial statements.
The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.
3. Fair Value Assets and Liabilities
During the years ended December 31, 2018 and 2019, the Company had Level 1 financial instruments, which consisted primarily of cash and accounts payable. The recorded value of the Company’s accounts payable approximates its current fair value due to the relatively short-term nature of the account. Property and equipment are measured at fair value on a non-recurring basis when impairment exists; no impairments were identified during the years ended December 31, 2018 and 2019.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values as of December 31, 2018 and 2019 (in thousands):
Description	December 31, 2018	Quoted prices active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Siginificant other observable inputs (Level 3)
Liability
Warrant liability	$829	$—	$—	$829
Total financial liabilities	$829	$—	$—	$829

Description	December 31, 2019	Quoted prices active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Siginificant other observable inputs (Level 3)
Liability
Warrant liability	$829	$—	$—	$829
Total financial liabilities	$829	$—	$—	$829
The fair value of the Series A Preferred Stock warrants upon issuance was $0.8 million, which was determined using the intrinsic value because the exercise price was only $0.0003 per share. The intrinsic value was calculated by taking the fair value of the underlying Series A Preferred Stock of $3.58330 per share less the exercise price of $0.0003 per share. The fair value of the Series A Preferred Stock was based on the price paid by investors and has not changed since issuance. Accordingly, there have been no changes in the fair value of the warrant liability for the years ended December 31, 2018 and 2019.
During the years ended December 31, 2018 and 2019, the Company had two additional Level 3 financial instruments remeasured on a recurring basis, which consisted of a derivative liability related to the convertible notes issued in 2016 (see Note 7) and an antidilution liability related to an antidilution provision in the license agreement with UAB Research Foundation (“UABRF”) (see Note 10). Both instruments were deemed immaterial based on the remote probability of the occurrence of underlying events. The derivative liability was no longer outstanding as of December 31, 2018 as the convertible notes issued in 2016 were settled in 2018. The antidilution liability was settled in connection with the Company's Series A issuances during third quarter 2020. There were no transfers between fair value hierarchy levels during the years ended December 31, 2018 and 2019.
4. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):
	December 31, 2018	December 31, 2019
Prepaid expenses	$15	$105
Other current assets	37	48
Total prepaid expenses and other current assets	$52	$153

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
5. Property and Equipment
Property and equipment, net, consists of the following (in thousands):
	December 31, 2018	December 31, 2019
Machinery and equipment	$928	$443
Less accumulated depreciation	(133)	(169)
Property and Equipment, net	$795	$274
Depreciation expense for property and equipment totaled $0.1 million and $0.1 million for the years ended December 31, 2018 and 2019, respectively.
6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	December 31, 2018	December 31, 2019
Accrued compensation	$—	$87
Total accrued expenses and other current liabilities	$—	$87
7. Notes Payable
2016A Notes
In April 2016, Incysus Ltd. issued convertible promissory notes (the “2016A Notes”) to certain investors (the “2016A Noteholders”). The 2016A Notes were issued as part of a series of notes designated and issued in a series of multiple closings to the 2016A Noteholders. The outstanding principal and unpaid accrued interest on the 2016A Notes were due and payable upon request of the Majority Holders (as defined in the 2016A Notes) made on or after April 1, 2018. The 2016A Notes bore an interest rate of 0.81% per annum computed on the basis of a year of 365 days. The principal and accrued interest were not pre-payable without the consent of the 2016A Noteholders of at least a majority of the outstanding unpaid principal amount of the 2016A Notes. The 2016A Notes were unsecured obligations of the Company.
In the event of a qualified sale of equity securities to investors resulting in total proceeds to the Company of not less than $15.0 million, all outstanding principal and unpaid accrued interest under the 2016A Notes would automatically convert into a number of shares of the equity securities issued in such a financing equal to the outstanding principal and unpaid accrued interest under the 2016A Notes, divided by seventy five percent (75%) of the price per share paid by the investors in the equity financing. In the event of a change of control event, the 2016A Notes contained a put option whereby the Company was required to pay to the 2016A Noteholders an amount in cash equal to the outstanding principal amount plus any unpaid accrued interest. The automatic conversion into equity securities in a qualified financing, as described above, represented an embedded derivative requiring bifurcation; however, the derivative's value was deemed immaterial based on the remote probability of a qualified financing at each reporting period through the 2016A Notes' extinguishment.
The 2016A Notes matured on April 1, 2018, and the 2016A Noteholders made a demand for immediate repayment of the 2016A Notes. Upon receiving the demand, the Company repaid all outstanding principal and accrued interest on the 2016A Notes totaling $1.1 million. Immediately following the repayment, the Company issued Note Series 2018A convertible promissory notes (the “2018A Notes”) to certain former 2016A Noteholders, in the amount of $0.4 million. The net amount of $0.7 million was repaid to the requisite number of 2016A Noteholders.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
2018A Notes
On April 1, 2018, Incysus Ltd. issued Series 2018A secured convertible promissory notes (the “2018A Notes”) to certain former holders of 2016A Notes, in the amount of $0.4 million. On April 10, 2018 and April 30, 2018, the Company issued additional 2018A Notes to certain other investors in the amounts of $1.8 million and $0.3 million, respectively, for an aggregate outstanding 2018A Notes amount of $2.5 million. The outstanding principal and unpaid accrued interest on the 2018A Notes were due and payable upon request of the Majority Holders (as defined in the 2018A Notes) made on or after April 1, 2020. The 2018A Notes bore interest at a rate equal to the annual short-term Federal Rate as published by the U.S. Internal Revenue Service for the month in which the Note is issued, computed on the basis of a year of 365 days. The principal and accrued interest were not pre-payable without the consent of the 2018A Noteholders of at least a majority of the outstanding unpaid principal amount of the 2018A Notes.
On May 7, 2018, in connection with the Series A Financing (see Note 1), the 2018A Notes in the amount of $2.5 million, including accrued interest, were converted into 694,212 shares of Series A Preferred Stock of the Company (the “2018A Note Conversion”). The 2018A Notes were automatically convertible to equity securities sold in a Qualified Financing resulting in total proceeds to the Company of not less than $4.0 million and not more than $14.0 million. The Series A Financing satisfied the “Qualified Financing” requirement. The 2018A Notes automatically converted into the number of shares of the same equity securities sold to other investors determined by dividing the outstanding principal and unpaid accrued interest by the lowest price paid per share by investors in the Qualified Financing. Following these transactions, there were no outstanding 2016A Notes or 2018A Notes.
Amortization expense pertaining to the deferred financing costs were $4,000 and $0 for the years ended December 31, 2018 and 2019, respectively.
8. Stockholders’ Equity
Common Stock
The Company has 27,000,000 authorized shares of common stock, par value $0.0001 per share, of which 3,174,751 shares and 3,235,671 shares were issued and outstanding as of December 31, 2018 and 2019, respectively.
Convertible Series A Preferred Stock
In May 2018, the Company issued 694,212 shares of Series A Preferred Stock at $3.5833 per share in connection with the 2018A Note Conversion. At December 31, 2018 and 2019, a total of $9.7 million of capital had been raised by Incysus Therapeutics through the Series A preferred financing and/or 2018A Notes conversion. The Company issued 231,396 warrants to purchase Series A Preferred Stock in connection with the Series A Financing, accounted for as issuance costs and classified as a liability.
Dividends
Dividends at the rate per annum of $0.28666 per share shall accrue on the Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Accruing dividends accrue from day to day, whether or not declared, and are cumulative; provided that such accruing dividends are payable only when, as, and if declared by the Board of Directors and the Company is under no obligation to pay such accruing dividends.
Liquidation
The Series A Preferred Stock has a liquidation preference to the holders of common stock. The Series A Preferred Stock has a liquidation preference of $3.5833 per share plus any accrued but unpaid dividends.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, the holders of the shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payments are made to the holders of common stock by reason of their ownership thereof, an amount per share equal to one times the Series A original issue price, plus any accruing dividends accrued but unpaid thereon, whether or not declared.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, after payment in full of all Series A liquidation amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders are required to be distributed among the holders of the shares of Series A Preferred Stock and common stock, pro-rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock, provided, that if the aggregate amount which the holders of Series A Preferred Stock are entitled to receive exceeds $10.7497 per share (the “Maximum Participation Amount”), each holder of Series A Preferred Stock is entitled to receive upon such liquidation, dissolution or winding up of the Company, the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company.
Voting Rights
Each holder of outstanding shares of Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of the Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions
At any time when at least 131,400 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustments), the Company shall not take any of the following actions without (1) the vote or written consent of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock separately as a class and (2) prior approval of at least 60% of the members of the Company’s Board of Directors then in office: (i) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter or repeal any provision of the Company’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock; (iii) create, or authorize the creation of, or issue shares of, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; (iv) increase or decrease the authorized number of shares of Preferred Stock or of Series A Preferred Stock, or increase or decrease the authorized number of shares of any additional class or series of capital stock of the Company; (v) (a) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (b) reclassify, alter or amend any existing security of the Company that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; (vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (a) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized in the Certificate of Incorporation, (b) dividends

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof; (vii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $2,000,000 (other than equipment leases or bank lines of credit); (viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or (ix) increase or decrease the authorized number of directors constituting the Board.
Optional and Mandatory Conversion Rights
Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A original issue price by the Series A conversion price in effect at the time of conversion. The Series A conversion price is initially equal to $3.5833. Such initial Series A conversion price, and the rate at which shares of Series A Preferred Stock may be converted into shares of common stock, is subject to adjustment.
The Series A Preferred Stock automatically converts to common stock, at the then effective conversion rate, upon (i) the written request of a majority of the outstanding shares of the Series A Preferred Stock voting as a single class or (ii) an initial public offering resulting in gross proceeds to the Company of at least $25.0 million. At the time of issuance, no beneficial conversion charge was recorded as the fair value of the Series A Preferred Stock was determined by management to be less than the stated conversion value. When the triggering event that forces conversion where both price and shares are known, the beneficial conversion charge will be recorded.
Redemption
The Series A Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, which is not solely in control of the Company. Therefore, the Series A Preferred Stock has been classified as temporary equity.
Series A Preferred Stock Warrants
On May 7, 2018, in connection with the sale and issuance of the Series A Preferred Stock, the Company issued liability-classified warrants to purchase an aggregate of 231,396 shares of Series A Preferred Stock (the “2018 Warrants”), with an exercise price of $0.0003 per share of Series A Preferred Stock, subject to adjustment per the terms of the 2018 Warrants. The 2018 Warrants were exercisable immediately on date of issuance and expire five years from issuance, in May 2023. These warrants are subject to an earlier expiration upon the closing of the Company’s qualifying initial public offering of common stock. As of December 31, 2018 and 2019, respectively, the Company has 231,396 warrants outstanding, with a fair value of $0.8 million (see Note 3).
9. Stock-Based Compensation
2018 Equity Incentive Plan
On May 7, 2018, the Company established and adopted the 2018 Equity Incentive Plan (the “2018 Plan”) providing for the granting of stock awards for employees, directors and consultants to purchase

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
shares of the Company’s Common Stock. A total of 817,126 shares were authorized under the 2018 Plan and 579,353 and 393,593 shares are available for grant as of December 31, 2018 and 2019, respectively. The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. Incentive stock options may be granted only to employees of the Company. Stock awards other than incentive stock options may be granted to employees, directors and consultants who are providing continuous service to the Company.
Stock Options
The following table summarizes activity under the Company’s stock plan and related information (in thousands, except shares and per share data):
	Options	Weighted- average exercise price	Weighted- average contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2018	—	$—	—	$—
Granted	237,773	$1.07	9.86	—
Outstanding as of December 31, 2018	237,773	$1.07	9.86	$—
Granted	287,788	$1.08	9.32	—
Exercised	(60,921)	$1.08	0.91	—
Cancelled, forfeited or expired	(102,029)	$1.08	9.33	—
Outstanding as of December 31, 2019	362,611	$1.08	9.22	$5
Exercisable at December 31, 2019	135,602	$1.08	9.08	$4
Nonvested at December 31, 2019	227,009	$1.08	9.29	$1
Generally, options are granted with an exercise price at, or in excess of, the fair value of common stock at the date of issuance. Options typically vest over a one to four-year period in equal increments. The original term of all options is 10 years.
The weighted-average grant date fair value of options granted during the years ended December 31, 2018 and 2019 was $ 0.74 and $0.77, respectively. The total intrinsic value of exercised stock options during the year ended December 31, 2019 was approximately $2,000, as the fair market value remained unchanged from the prior year. The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of the Company’s common stock at the date of exercise.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
Stock-Based Compensation Expense
A summary of the assumptions used in determining the fair value of stock options granted in the period is as follows for the years ended December 31, 2018 and 2019:
	December 31, 2018	December 31, 2019
Expected dividend yield	0%	0%
Expected volatility	81.7% – 100.1%	81.9% – 90.1%
Risk-free interest rate	2.6% – 3.1%	1.6% – 2.5%
Expected average life (in years)	5.0 – 9.86	5.98 – 8.97
The Company recorded stock-based option compensation as follows (in thousands):
	December 31, 2018	December 31, 2019
Research and development	$11	$50
General and administrative	20	26
Total	$31	$76
No related tax benefits from stock compensation expense was recognized for the years ended December 31, 2018 and 2019. As of December 31, 2019, there was $0.3 million in unrecognized compensation cost, which is expected to be recognized over four years.
Restricted Stock
In February and August 2016, the Company issued shares of common stock to certain co-founders, aggregating 3,650,000 shares, of which 1,491,025 were subject to vesting. The shares were initially issued as Class A common shares (“Class A shares”) in Incysus Ltd., a Bermuda entity that was the predecessor of the Company prior to the Domestication. In connection with the Domestication, the Class A shares converted to shares of common stock of the Company.
The Company had an irrevocable option to repurchase any unvested portion of the restricted stock for the lower of (i) $0.0003 or (ii) the fair market value per share as of the date of repurchase pursuant to each individual’s restricted stock purchase agreement.
As of December 31, 2018 and 2019, there were 26,104 and no shares of unvested restricted stock, respectively. The estimated grant-date fair value of these shares of restricted stock was de minimis at the time of grant.
10. License Agreements
Emory University, Children’s Healthcare of Atlanta, Inc. and UAB Research Foundation.
In June 2016, the Company entered into an exclusive license agreement with the Emory University, Children’s Healthcare of Atlanta, Inc. and UAB, as amended from time to time, (the “Emory License Agreement”). The Emory License Agreement was amended in October 2017 and July 2020. Under the Emory License Agreement, the Company obtained an exclusive worldwide license under certain immunotherapy-related patents and know-how related to gamma-delta T cells developed by the Emory University, Children’s Healthcare of Atlanta, Inc. and UABRF’s affiliate, the University of Alabama at Birmingham, to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents or otherwise incorporate or use the licensed technology. Such exclusive license is subject to certain rights retained by these institutions and also the U.S. government.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
In consideration of the license granted under the Emory License Agreement, the Company paid Emory University a nominal upfront payment. In addition, the Company is required to pay Emory University development milestones totaling up to an aggregate of $1.4 million, low-single-digit to mid-single digit tiered running royalties on the net sales of the licensed products, including an annual minimum royalty beginning on a specified period after the first sale of a licensed product, and a share of certain payments that the Company may receive from sublicensees. In addition, in the event no milestone payments have been paid in certain years, the Company will be required to pay an annual license maintenance fee. The Emory License Agreement also requires the Company to reimburse Emory University for the cost of the prosecution and maintenance of the licensed patents. Pursuant to the Emory License Agreement, the Company is required to use its best efforts to develop, manufacture and commercialize the licensed product, and is obligated to meet certain specified deadlines in the development of the licensed products.
The term of the Emory License Agreement will continue until 15 years after the first commercial sale of the licensed product, or the expiration of the relevant licensed patents, whichever is later. The Company may terminate the Emory License Agreement at will at any time upon prior written notice to Emory University. Emory University has the right to terminate the Emory license agreement if the Company materially breaches the agreement (including failure to meet diligence obligations) and fails to cure such breach within the specified cure period, if the Company becomes bankrupt or insolvent or decides to cease development and commercialization of the licensed product, or if the Company challenges the validity or enforceability of any licensed patents.
Exclusive License Agreement with UABRF
In March 2016, the Company entered into an exclusive license agreement with UABRF, as amended from time to time, (the “UABRF License Agreement”). The Company amended the UABRF License Agreement in December 2016, January 2017, June 2017 and November 2018. Under the UABRF License Agreement, the Company obtained an exclusive worldwide license under certain immunotherapy-related patents related to the use of gamma-delta T cells, certain CAR-T cells and combination treatments for cellular therapies developed by the University of Alabama at Birmingham and owed by UABRF to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents. Such exclusive license is subject to certain rights retained by UABRF and also the U.S. government.
In consideration of the license granted under the UABRF License Agreement, the Company paid UABRF a nominal upfront payment and issued 91,250 shares of common stock to UABRF, which were subject to antidilution rights that settled subsequent to December 31, 2019 (as described below).
In addition, the Company is required to pay UABRF development milestones totaling up to an aggregate of $1.4 million, lump sum royalties on cumulative net sales totaling up to an aggregate of $22.5 million, mid single-digit running royalties on our net sales of the licensed products, low single-digit running royalties on net sales of the licensed products, and a share of certain non-royalty income that the Company may receive, including from any sublicensees. The UABRF License Agreement also requires the Company to reimburse UABRF for the cost of the prosecution and maintenance of the licensed patents.
Pursuant to the UABRF License Agreement, the Company is required to use good faith reasonable commercial efforts to develop, manufacture and commercialize the licensed product.
The term of the UABRF License Agreement will continue until the expiration of the licensed patents. The Company may terminate the UABRF License Agreement at will at any time upon prior written notice to UABRF. UABRF has the right to terminate the UABRF License Agreement if the Company materially breaches the agreement and fails to cure such breach within specified cure period, if the Company fails to diligently undertake development and commercialization activities as set forth in the development and commercialization plan, if the Company underreports its payment obligations or underpays by more than a specified threshold, if the Company challenges the validity or enforceability of any licensed patents, or if the Company becomes bankrupt or insolvent.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
Antidilution Provision
The antidilution provision required the Company to issue additional shares of common stock such that UABRF maintains a 2.5% ownership interest in the company until it has raised at least $20.0 million through one or more rounds of investment. During the years ended December 31, 2018 and 2019, the Company issued 61,753 shares and 0 shares of common stock, respectively, pursuant to this antidilution provision.
Subsequent to December 31, 2019, the Company raised an additional $25.3 million in gross proceeds through the issuance and sale of Series A Preferred Stock (see Note 15) for a total of $35.0 million in gross proceeds related to the issuance and sale of Series A Preferred Stock. Subsequent to December 31, 2019, the Company issued UABRF an additional 89,629 shares of common stock, for a total of 151,382 shares of common stock issued in satisfaction of this antidilution provision. Accordingly, the Company has satisfied the antidilution obligation to UABRF. The Company assessed the antidilution right and determined that the right (i) meets the definition of a freestanding financial instrument that was not indexed to the Company's own stock and (ii) meets the definition of a derivative and did not qualify for equity classification. The initial fair value of the antidilution liability, and the value as of December 31, 2018 and 2019, was determined to be immaterial based on the remote probability of an additional financing and the immaterial value of the total number of shares that could be issued pursuant to the provision.
11. Related-Party Transactions
In August 2017, Incysus, Ltd. entered into a related party transaction with William Ho, the Company’s founder, President and Chief Executive Officer. During the period Mr. Ho. entered into a line of credit to provide working capital to maintain operations of the Company. The line of credit was retired and repaid in its entirety upon the close of the Series A financing in May 2018. The Company had a payable amount of $90,784 for disbursements in the normal course of business which was paid off during that year. The Company does not currently have any related party transactions.
12. Income Taxes
For the years ended December 31, 2018 and 2019, the tax provision (benefit) consisted of (in thousands):
	December 31, 2018	December 31, 2019
Current provision (benefit):
Federal	$—	$—
State	—	—
	—	—
Deferred provision (benefit):
Federal	(381)	(845)
State	(272)	(600)
	(653)	(1,445)
Change in valuation allowance	653	1,445
Income tax benefit	$—	$—

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
The items accounting for the difference between income taxes computed at the federal statutory rate and the Company’s effective tax rate for 2018 and 2019 were as follows:
	December 31, 2018	December 31, 2019
U.S. Federal statutory rate	21%	21%
State taxes, net of Federal benefit	10%	10%
Non-deductible expenses	0%	(1)%
Change in valuation allowance	(31)%	(30)%
Effective rate	0%	0%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.
Components of the Company’s net deferred tax assets (liabilities) balance are as follows at December 31, 2018 and 2019 (in thousands):
	December 31, 2018	December 31, 2019
Deferred tax assets:
Stock-based compensation	$6	$14
Net operating loss carryforwards and alternative minimum tax credits	1,374	2,089
Total deferred tax assets	1,380	2,103
Deferred tax liabilites:
Property and equipment	(27)	(5)
Total deferred tax liabilities	(27)	(5)
Valuation allowance	(1,353)	(2,098)
Deferred tax assets (liabilities), net	$—	$—
The CARES Act, among other things, permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present, does not expect to benefit from the NOL carryback provisions.
As of December 31, 2019, the Company had federal NOL carryforwards of approximately $6.7 million, New York State NOL carryforwards of approximately $6.7 million, and New York City NOL carryforwards of approximately $6.7 million. However, our ability to utilize these NOLs will be dependent on the Company’s ability to generate future taxable income. Furthermore, the utilization of these NOLs may also be limited in the future.
13. Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for the periods presented since the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
The Company has calculated basic and diluted loss per share for the years ended December 31, 2018 and 2019 as follows (in thousands, except share and per share data):
	December 31, 2018	December 31, 2019
Numerator:
Net loss	$(2,081)	$(5,134)
Less: Accruals of dividends of preferred stock	(428)	(778)
Net loss attributable to common stockholders–basic and diluted	$(2,509)	$(5,912)
Denominator:
Weighted-average common stock outstanding	3,136,290	3,188,165
Net loss per share attributable to common stockholders–basic and diluted	$(0.80)	$(1.85)
The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share for the periods presented because their effect would have been antidilutive:
	December 31, 2018	December 31, 2019
Convertible preferred stock on an if converted basis	2,999,149	2,999,149
Stock options to purchase common stock	237,773	362,611
Warrants to purchase common stock	231,396	231,396
Common stock subject to future vesting	26,104	—
Pro forma net loss per share was calculated as follows:
Year Ended December 31, 2019
(unaudited)
Numerator:
Net loss attributable to common stockholders—basic and diluted	$(5,912)
Plus: accruals of dividends of preferred stock	778
Pro forma net loss attribuatible to common stockholders—basic and diluted	$(5,134)
Denominator:
Weighted-average common stock outstanding—basic and diluted	3,188,165
Pro forma adjustment to reflect automatic conversion of convertible preferred stock to common stock upon the completion of the proposed initial public offering	2,984,550
Pro forma weighted-average common stock outstanding—basic and diluted	6,172,715
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.83)
14. Commitments and Contingencies
Intellectual Property
The Company has existing commitments to the licensors of the intellectual property which the Company has licensed. These commitments are based upon certain clinical research, regulatory, financial and sales milestones being achieved. Additionally, the Company is obligated to pay a single digit royalty on

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
commercial sales on a global basis. The royalty term is the later of 10 years from first commercial sale or expiration of the last-to-expire component of the licensed intellectual property.
Litigation Disclosure
Incyte Corporation
In April 2019, Incyte Corporation (“Incyte”) filed an opposition to the Company’s pending application at the United States Patent and Trademark Office to register the mark INCYSUS alleging that the INCYSUS mark was likely to give rise to confusion in the marketplace with Incyte and, consequently, the mark should not proceed to registration. On April 24, 2019, Incyte also filed an opposition on similar grounds to the Company’s pending application to register INCYSUS in the European Union. The parties settled this matter out of court on November 26, 2019 pursuant to which both parties dismissed the above noted actions and the Company agreed to cease use of the INCYSUS mark by August 26, 2020.
Other Settlement
In July 2020, the Company entered into a settlement agreement with a former employee for $0.3 million in cash and 200,750 shares of common stock.
Lease Commitment Disclosure
The Company entered into an agreement with an equipment leasing company in the fall of 2018, which provided up to $1.4 million for equipment purchases in the form of sale and leasebacks or direct leases. As of December 31, 2019, the Company has completed the sale and leaseback for four pieces of equipment and is leasing two other items directly from the leasing company. The terms of the leases are three years and afterwards provide for either annual extensions or an outright purchase of the equipment.
The following table summarizes the approximate future minimum rentals under operating leases in effect at December 31, 2019 (in thousands):
Amounts
2020	$561
2021	547
2022	158
Total Minimum Payments	$1,266
The operating leases require two advance rental payments to be held as security deposits. The security deposits held amounted to approximately $27,000 and $0.1 million for the years ended December 31, 2018 and 2019, respectively. They are included in other non-current assets on the balance sheet.
15. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through September 10, 2020, the date at which the financial statements were available to be issued, and has not identified any requiring disclosure except as noted below:
COVID-19 Impact
In early 2020, the coronavirus that causes COVID-19 became a global pandemic. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration of this disruption. Therefore, while the Company expects the matter to negatively impact its financial condition, results of operations, projected timelines, the ability to raise additional capital and cash flows, the extent of the financial impact and duration cannot be reasonably estimated at this time.

IN8BIO, INC.
NOTES TO FINANCIAL STATEMENTS
Sale of Common Stock
In March 2020, the Company entered into a common stock purchase agreement with a director of the Company to issue and sell 182,500 shares of its common stock for a total purchase price of $0.2 million.
Paycheck Protection Program
In April 2020, the Company was granted a loan (the “Loan”) in an amount of $0.2 million, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 16, 2020, matures on April 16, 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing on November 16, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the Loan may only be used for payroll costs, costs used to continue group healthcare benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.
Series A Preferred Stock
Subsequent to December 31, 2019, on various dates from January 2020 through August 2020, the Company issued and sold 7,048,351 shares of Series A Preferred Stock to existing investors for gross proceeds of $25.3 million, as part of the Series A Financing. The material terms of the Series A Preferred Stock are contained in Note 6.
Reverse Stock Split
On November 5, 2020, the Company effected a 0.365-for-1 reverse stock split of the Company’s common stock and preferred stock, and the conversion price for the preferred stock was also adjusted. All shares, stock options, warrants and per share information presented in the financial statements have been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented. There was no change in the par value and authorized number of shares of the Company’s common stock or preferred stock.

IN8BIO, INC.
CONDENSED INTERIM BALANCE SHEETS
(In thousands except for per share data)
	December 31, 2019	June 30, 2020	Pro Forma June 30, 2020
		(unaudited)	(unaudited)
Assets
Current assets
Cash	$610	$3,180	$23,280
Prepaid expenses and other current assets	153	145	145
Total Current Assets	763	3,325	23,425
Non-current assets
Property and equipment, net	274	230	230
Other non-current assets	93	92	92
Total Non-Current Assets	367	322	322
Total Assets	$1,130	$3,647	23,747
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$560	$561	561
Accrued expenses and other current liabilities	87	1,248	1,248
Loan payable, current	—	58	58
Total Current Liabilities	647	1,867	1,867
Loan payable, noncurrent	—	116	116
Warrant liability	829	829	—
Total Liabilities	1,476	2,812	1,983
Commitments and Contingencies
Convertible Preferred stock, Series A, par value $0.0001 per share; 13,241,000 shares authorized, 2,713,980 shares and 4,247,927 shares, issued and outstanding at December 31, 2019 and June 30, 2020, and a liquidation preference of $10,931 and $16,991 at December 31, 2019 and June 30, 2020, respectively	8,896	14,357	—
Stockholders’ Deficit
Common stock, par value $0.0001 per share; 27,000,000 shares authorized, 3,235,671 and 3,462,182 shares issued and outstanding at December 31, 2019 and June 30, 2020, respectively	1	1	2
Additional paid-in capital	238	523	35,808
Accumulated deficit	(9,481)	(14,046)	(14,046)
Total Stockholders’ Deficit	(9,242)	(13,522)	21,764
Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$1,130	$3,647	23,747
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

IN8BIO, INC.
CONDENSED INTERIM STATEMENTS OF OPERATIONS
(in thousands except for share and per share data)
	Six months ended June 30,
	2019	2020
	(unaudited)
Operating expenses
Research and development	$928	$2,836
General and administrative	1,432	1,729
Loss on disposal of property and equipment	67	—
Total operating expenses	2,427	4,565
Loss from operations	(2,427)	(4,565)
Net loss	$(2,427)	$(4,565)
Net loss attributable to common stockholders—basic and diluted (Note 10)	$(2,813)	$(5,129)
Net loss per share attributable to common stockholders—basic and diluted	$(0.89)	$(1.52)
Weighted-average shares of common stock—basic and diluted	3,172,907	3,382,531
Pro forma net loss attributable to common stockholders—basic and diluted		$(4,565)
Pro forma net loss per share attributable to common stockholders—basic and diluted		$(0.57)
Pro forma weighted-average shares of common stock—basic and diluted		8,053,959
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

IN8BIO, INC.
CONDENSED INTERIM STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Series A		Class A
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	2,713,980	$8,896	3,235,671	$1	$238	$(9,481)	$(9,242)
Issuance of common stock—Class A	—	—	226,511	—	247	—	247
Issuance of convertible preferred stock—Series A, net of $36 issuance costs	1,533,947	5,461	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	38	—	38
Net loss	—	—	—	—	—	(4,565)	(4,565)
Balance at June 30, 2020 (unaudited)	4,247,927	$14,357	3,462,182	$1	$523	$(14,046)	$(13,522)
Balance at December 31, 2018	2,713,980	$8,896	3,174,750	$1	$97	$(4,347)	$(4,249)
Stock-based compensation expense	—	—	—	—	32	—	32
Net loss	—	—	—	—	—	(2,427)	(2,427)
Balance at June 30, 2019 (unaudited)	2,713,980	$8,896	3,174,750	$1	$129	$(6,774)	$(6,644)
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

IN8BIO, INC.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS
(in thousands)
	Six months ended June 30,
	2019	2020
	(unaudited)
Cash flows from operating activities
Net loss	$(2,427)	$(4,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	50	44
Loss on disposal of property and equipment	67	—
Non-cash stock-based compensation	32	38
Non-cash stock issuance related to license agreement	—	47
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(66)	8
Other non-current assets	(45)	1
Other receivable	30	—
Accounts payable	336	1
Accrued expenses and other current liabilities	—	1,161
Net cash used in operating activities	(2,023)	(3,265)
Cash flows from investing activities
Purchase of property and equipment	(251)	—
Proceeds from disposal of property and equipment	617	—
Net cash provided by investing activities	366	—
Cash flows from financing activities
Proceeds from issuance of common stock	—	200
Proceeds from issuance of loan	—	174
Proceeds from issuance of preferred stock—Series A (net of issuance costs)	—	5,461
Net cash provided by financing activities	—	5,835
Net (decrease) increase in cash	(1,657)	2,570
Cash, beginning of period	4,990	610
Cash, end of period	$3,333	$3,180
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
1. Organization and Nature of Operations
Organization and Domestication
Incysus, Inc. (“Incysus”) was a corporation formed in the State of Delaware on November 23, 2015. Incysus, Ltd. was incorporated in Bermuda on February 8, 2016. Incysus was the wholly owned United States subsidiary of Incysus, Ltd. On May 7, 2018, Incysus, Ltd. reincorporated in the United States in a domestication transaction (the “Domestication”) in which Incysus, Ltd. converted into a newly formed Delaware corporation, Incysus Therapeutics, Inc. (“Incysus Therapeutics”). Upon the Domestication, the capital structure of Incysus Therapeutics mirrored that of Incysus, Ltd. and all of Incysus Ltd.’s shares of Class B ordinary stock were automatically cancelled and did not convert into any shares of any class of capital stock of Incysus Therapeutics. On July 24, 2019, Incysus Therapeutics merged with Incysus. Incysus Therapeutics subsequently changed its name to IN8bio, Inc. (the “Company”) in August 2020. The Company is based in New York, New York.
For the year ended and as of December 31, 2018, the Company’s financial statements were condensed and include the accounts of Incysus Therapeutics, Incysus, Ltd. and its subsidiary, Incysus. All significant inter-company accounts and transactions were eliminated in the consolidation. Following the Domestication in May 2018 and the merging of Incysus Therapeutics and Incysus in July 2019, the Company did not have any subsidiaries to consolidate.
The Company is a clinical-stage biotechnology company focused on developing innovative therapies for the treatment of cancers, including solid tumors by employing allogeneic, autologous and genetically modified gamma-delta T cells. The Company is currently conducting two Phase 1 clinical trials for both of its lead gamma-delta T cell product candidates: INB-200, for the treatment of newly diagnosed glioblastoma (“GBM”), and INB-100, for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation (“HSCT”).
Liquidity
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
Through September 2020, the Company has funded its operations primarily with proceeds from the initial closing and additional closings of our Series A convertible preferred stock financing (“Series A Financing”) and through its license agreements. The Company has incurred recurring losses and negative operating cash flows from operations since its inception, including net losses of $2.4 million and $4.6 million for the six months ended June 30, 2019 and 2020, respectively. In addition, as of December 31, 2019 and June 30, 2020, the Company had an accumulated deficit of $9.5 million and $14.0 million, respectively. The Company expects to continue to generate operating losses for the foreseeable future.
As of October 9, 2020, the issuance date of these financial statements, the Company expects its cash and cash equivalents of $3.2 million as of June 30, 2020, together with the $19.8 million of net cash proceeds from the Company’s sale of Series A convertible preferred stock (“Series A Preferred Stock”) subsequent to June 30, 2020 (see Note 12), will be sufficient to fund its operating expenses and capital expenditure requirements into July 2022.
The Company is seeking to complete an initial public offering (“IPO”) of its common stock. In the event the Company does not complete an IPO, and even after the completion of an IPO, the Company expects to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
holdings or the rights of the Company’s shareholders. If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its drug development or future commercialization efforts, including its efforts for the advancement of its product candidates into and through human clinical trials, partnerships for its product candidates and platform, approval and commercialization of its products and technologies and achievement of profitability. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Risks and Uncertainties
The Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of preclinical studies and clinical trials, the need to obtain marketing approval for any product candidate that it may identify and develop, the need to successfully commercialize and gain market acceptance of its product candidates, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations and reliance on third-party manufacturers.
2. Summary of Significant Accounting Policies
Significant Accounting Policies
The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended December 31, 2019, included elsewhere in this prospectus. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.
Basis of Presentation
The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In management’s opinion, the accompanying unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s financial position, results of operations, and cash flows. The unaudited interim condensed results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the United States Securities and Exchange Commission. Management believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim financial statements are read in conjunction with the audited financial statements and notes thereto as of and for the year ended December 31, 2019.
Unaudited Pro Forma Information
The accompanying unaudited pro forma balance sheet as of June 30, 2020 has been prepared to give effect, upon the closing of the proposed offering, to the conversion of all outstanding shares of convertible preferred stock into 10,990,067 shares of common stock and the settlement of the warrant liability, as if the proposed offering had occurred on June 30, 2020.
In the accompanying condensed interim statement of operations, the unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2020 have been prepared to give effect, upon the closing of the proposed offering, to the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the settlement of the warrant liability, as if the proposed offering had occurred on the later of January 1, 2019 or the issuance date of the convertible preferred stock or the warrants.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
Deferred Offering Costs
The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process preferred stock or common stock financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction to the carrying value of convertible preferred stock or in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should a planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. The Company had no deferred offering costs as of December 31, 2019 and June 30, 2020.
3. Fair Value of Assets and Liabilities
During the year ended December 31, 2019 and for the six months ended June 30, 2019 and 2020, the Company had Level 1 financial instruments, which consisted primarily of cash and accounts payable. The recorded value of the Company’s accounts payable approximates its current fair value due to the relatively short-term nature of the account. Property and equipment are measured at fair value on a non-recurring basis when impairment exists; no impairments were identified during the six months ended June 30, 2019 and 2020.
The following table presents information about the Company’s financial liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values as of December 31, 2019 and June 30, 2020 (in thousands):
Description	December 31, 2019	Quoted prices active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Siginificant other observable inputs (Level 3)
Liability
Warrant liability	$829	$—	$—	$829
Total financial liabilities	$829	$—	$—	$829

Description	June 30, 2020	Quoted prices active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Siginificant other observable inputs (Level 3)
Liability
Warrant liability	$829	$—	$—	$829
Total financial liabilities	$829	$—	$—	$829
The fair value of the Series A Preferred Stock warrants upon issuance was $0.8 million, which was determined using the intrinsic value because the exercise price was only $0.0003 per share. The intrinsic value was calculated by taking the fair value of the underlying Series A Preferred Stock of $3.5833 per share less the exercise price of $0.0003 per share. The fair value of the Series A Preferred Stock was based on the price paid by investors and has not changed since issuance. Accordingly, there have been no changes in the fair value of the warrant liability for the six months ended June 30, 2019 and 2020.
During the six months ended June 30, 2019 and 2020, the Company had one additional Level 3 financial instrument remeasured on a recurring basis, which consisted of an antidilution liability related to an antidilution provision in the license agreement with UAB Research Foundation (“UABRF”) (see Note 9). Both instruments were deemed immaterial, based on the remote probability of the occurrence of underlying events. The antidilution liability was settled in connection with the Company’s Series A issuances during third quarter 2020. There were no transfers between fair value hierarchy levels during the six months ended June 30, 2019 and 2020.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
4. Property and Equipment
Property and equipment, net, consists of the following (in thousands):
	December 31, 2019	June 30, 2020
Machinery and equipment	$443	$443
Less accumulated depreciation	(169)	(213)
Property and equipment, net	$274	$230
Depreciation expense for property and equipment totaled $50,000 and $44,000 for the six months ended June 30, 2019 and 2020, respectively.
5. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	December 31, 2019	June 30, 2020
Accrued legal settlement	$—	$499
Accrued clinical trials	—	433
Accrued compensation	87	316
Total accrued expenses and other current liabilities	$87	$1,248
6. Loan Payable
In April 2020, the Company was granted a loan (the “Loan”) in an amount of $0.2 million, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 16, 2020, matures on April 16, 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing on November 16, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties.
Funds from the Loan may only be used for payroll costs, costs used to continue group healthcare benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.
	Year of Maturity	Interest Rate	Outstanding Principal
Loan payable	2022	1.00%	$173,900
Total			173,900
Short-term portion of loan payable			(57,581)
Long-term portion, net			$116,319
7. Stockholders’ Equity
Common Stock
The Company has 27,000,000 authorized shares of common stock, par value $0.0001 per share, of which 3,235,671 and 3,462,182 shares were issued and outstanding as of December 31, 2019 and June 30, 2020, respectively.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
In March 2020, the Company entered into a common stock purchase agreement with a director of the Company to issue and sell 182,500 shares of its common stock for a total purchase price of $0.2 million.
Convertible Series A Preferred Stock
On various dates in January 2020 through March 2020, the Company issued 1,533,947 shares of Series A Preferred Stock at $3.5833 per share for $5.5 million in gross proceeds related to the Series A Preferred Stock agreement from 2018. At June 30, 2020, a total of $15.2 million, at $3.5833 per share, of capital had been raised by Incysus Therapeutics through the Series A preferred financing and/or the Company issued Note Series 2018A convertible promissory note conversion that converted into Series A Preferred Stock on May 7, 2018 following the Domestication.
The Series A Preferred Stock includes 2,713,980 and 4,247,927 shares issued and outstanding on December 31, 2019 and June 30, 2020, respectively. In connection with the issuance of Series A Preferred Stock in 2018, the Company issued 231,396 warrants to purchase Series A Preferred Stock, accounted for as issuance costs and classified as a liability.
Dividends
Dividends at the rate per annum of $0.28666 per share shall accrue on the Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Accruing dividends accrue from day to day, whether or not declared, and are cumulative; provided that such accruing dividends are payable only when, as and if declared by the Board of Directors and the Company is under no obligation to pay such accruing dividends.
Liquidation
The Series A Preferred Stock has a liquidation preference to the holders of common stock. The Series A Preferred Stock has a liquidation preference of $3.5833 per share plus any accrued but unpaid dividends.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, the holders of the shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payments are made to the holders of common stock by reason of their ownership thereof, an amount per share equal to one times the Series A original issue price, plus any accruing dividends accrued but unpaid thereon, whether or not declared.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, after payment in full of all Series A liquidation amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders are required to be distributed among the holders of the shares of Series A Preferred Stock and common stock, pro-rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock, provided, that if the aggregate amount which the holders of Series A Preferred Stock are entitled to receive exceeds $3.92361 per share (the “Maximum Participation Amount”), each holder of Series A Preferred Stock is entitled to receive upon such liquidation, dissolution or winding up of the Company, the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
Voting Rights
Each holder of outstanding shares of Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of the Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions
At any time when at least 131,400 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustments), the Company shall not take any of the following actions without (1) the vote or written consent of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock separately as a class and (2) prior approval of at least 60% of the members of the Company’s Board of Directors then in office: (i) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter or repeal any provision of the Company’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock; (iii) create, or authorize the creation of, or issue shares of, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; (iv) increase or decrease the authorized number of shares of Preferred Stock or of Series A Preferred Stock, or increase or decrease the authorized number of shares of any additional class or series of capital stock of the Company; (v) (a) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (b) reclassify, alter or amend any existing security of the Company that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; (vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (a) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized in the Certificate of Incorporation, (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof; (vii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $2,000,000 (other than equipment leases or bank lines of credit); (viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or (ix) increase or decrease the authorized number of directors constituting the Board.
Optional and Mandatory Conversion Rights
Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A original issue price by the Series A conversion price in effect at the time of conversion. The Series A conversion price is initially equal to $3.5833. Such initial Series A conversion price, and the rate at which shares of Series A Preferred Stock may be converted into shares of common stock, is subject to adjustment.
The Series A Preferred Stock automatically converts to common stock, at the then effective conversion rate, upon (i) the written request of a majority of the outstanding shares of the Series A Preferred Stock voting as a single class or (ii) an initial public offering resulting in gross proceeds to the Company of at least $25.0 million. At the time of issuance, no beneficial conversion charge was recorded as the fair value of the Series A Preferred Stock was determined by management to be less than the stated conversion value. When the triggering event that forces conversion where both price and shares are known, the beneficial conversion charge will be recorded.
Redemption
The Series A Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, which is not solely in control of the Company. Therefore, the Series A Preferred Stock has been classified as temporary equity.
Series A Preferred Stock Warrants
On May 7, 2018, in connection with the sale and issuance of the Series A Preferred Stock, the Company issued liability-classified warrants to purchase an aggregate of 231,396 shares of Series A Preferred Stock (the “2018 Warrants”), with an exercise price of $0.0003 per share of Series A Preferred Stock, subject to adjustment per the terms of the 2018 Warrants. The 2018 Warrants were exercisable immediately on date of issuance and expire five years from issuance, in May 2023. These warrants are subject to an earlier expiration upon the closing of the Company’s qualifying initial public offering of common stock. As of December 31, 2019 and June 30, 2020, respectively, the Company has 231,396 warrants outstanding, with a fair value of $0.8 million (see Note 3).
8. Stock-Based Compensation
2018 Equity Incentive Plan
On May 7, 2018, the Company established and adopted the 2018 Equity Incentive Plan (the “2018 Plan”) providing for the granting of stock awards for employees, directors and consultants to purchase shares of the Company’s Common Stock. A total of 817,126 shares were authorized under the 2018 Plan and 393,593 and 363,481 shares are available for granting of stock awards as of December 31, 2019 and June 30, 2020, respectively. The Plan provides for the granting of the following types of stock awards: (i) incentive stock options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. Incentive stock options may be granted only to employees of the Company. Stock awards other than incentive stock options may be granted to employees, directors and consultants who are providing continuous service to the Company.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
Stock Options
The following is a summary of the Company’s stock option activity for the six months ended June 30, 2019 (in thousands, except share and per share data):
	Options	Weighted- average exercise price	Weighted- average contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	237,773	$1.07	9.86	$—
Granted	213,959	1.07	9.72	—
Outstanding as of June 30, 2019	451,732	$1.07	9.53	$8
Exercisable at June 30, 2019	232,451	$1.07	9.49	$6
Nonvested at June 30, 2019	219,281	$1.07	9.57	$2
The following is a summary of the Company’s stock option activity for the six months ended June 30, 2020 (in thousands, except share and per share data):
	Options	Weighted- average exercise price	Weighted- average contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2020	362,611	$1.08	9.22	$5
Granted	30,112	1.22	9.83	—
Outstanding as of June 30, 2020	392,723	$1.09	8.81	$43
Exercisable at June 30, 2020	160,708	$1.07	8.60	$26
Nonvested at June 30, 2020	232,015	$1.10	8.95	$17
Generally, options are granted with an exercise price at, or in excess of, the fair value of common stock at the date of issuance. Options typically vest over a one to four-year period in equal increments. The original term of all options is 10 years.
The weighted-average grant date fair value of options granted during the six months ended June 30, 2019 and 2020 was $0.78 and $0.77, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of the Company’s common stock at the end of the reporting period.
Stock-Based Compensation Expense
A summary of the assumptions used in determining the fair value of stock options granted in the period is as follows for the six months ended June 30, 2019 and 2020:
	June 30, 2019	June 30, 2020
Expected dividend yield	—	—
Expected volatility	84.5% - 94.1%	83.3% - 97.7%
Risk-free interest rate	2.0% - 2.5%	0.5% - 1.4%
Expected average life (in years)	5.98 - 9.37	6.11 - 9.84

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
The Company recorded stock-based compensation as follows (in thousands):
	June 30, 2019	June 30, 2020
Research and development	$19	$33
General and administrative	13	5
Total	$32	$38
No related tax benefits from stock-based compensation expense was recognized for the six months ended June 30, 2019 and 2020. As of June 30, 2020, there was $0.3 million in unrecognized stock-based compensation cost, which is expected to be recognized over five years.
Restricted Stock
In February and August 2016, the Company issued shares of common stock to certain co-founders, aggregating 3,650,000 shares, of which 1,491,025 were subject to vesting. The shares were initially issued as Class A common shares (“Class A shares”) in Incysus Ltd., a Bermuda entity that was the predecessor of the Company prior to the Domestication. In connection with the Domestication, the Class A shares converted to shares of common stock of the Company.
The Company had an irrevocable option to repurchase any unvested portion of the restricted stock for the lower of (i) $0.0003 or (ii) the fair market value per share as of the date of repurchase pursuant to each individual’s restricted stock purchase agreement.
As of December 31, 2019 and June 30, 2020, there were no shares of unvested restricted stock. The estimated grant-date fair value of these shares of restricted stock was de minimis at the time of grant.
9. License Agreements
Emory University, Children’s Healthcare of Atlanta, Inc. and UAB Research Foundation
In June 2016, the Company entered into an exclusive license agreement with the Emory University, Children’s Healthcare of Atlanta, Inc. and UAB, as amended from time to time, (the “Emory License Agreement”). The Emory License Agreement was amended in October 2017 and July 2020. Under the Emory License Agreement, the Company obtained an exclusive worldwide license under certain immunotherapy related patents and know-how related to gamma-delta T cells developed by the Emory University, Children’s Healthcare of Atlanta, Inc. and UABRF’s affiliate, the University of Alabama at Birmingham, to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents or otherwise incorporate or use the licensed technology. Such exclusive license is subject to certain rights retained by these institutions and also the U.S. government.
In consideration of the license granted under the Emory License Agreement, the Company paid Emory University a nominal upfront payment. In addition, the Company is required to pay Emory University development milestones totaling up to an aggregate of $1.4 million, low-single-digit to mid-single-digit tiered running royalties on the net sales of the licensed products, including an annual minimum royalty beginning on a specified period after the first sale of a licensed product, and a share of certain payments that the Company may receive from sublicensees. In addition, in the event no milestone payments have been paid in certain years, the Company will be required to pay an annual license maintenance fee. The Emory License Agreement also requires the Company to reimburse Emory University for the cost of the prosecution and maintenance of the licensed patents. Pursuant to the Emory License Agreement, the Company is required to use its best efforts to develop, manufacture and commercialize the licensed product, and is obligated to meet certain specified deadlines in the development of the licensed products.
The term of the Emory License Agreement will continue until 15 years after the first commercial sale of the licensed product, or the expiration of the relevant licensed patents, whichever is later. The Company

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
may terminate the Emory License Agreement at will at any time upon prior written notice to Emory University. Emory University has the right to terminate the Emory License Agreement if the Company materially breaches the agreement (including failure to meet diligence obligations) and fails to cure such breach within a specified cure period, if the Company becomes bankrupt or insolvent or decides to cease development and commercialization of the licensed product, or if the Company challenges the validity or enforceability of any licensed patents.
Exclusive License Agreement with UABRF
In March 2016, the Company entered into an exclusive license agreement with UABRF, as amended from time to time, (the “UABRF License Agreement”). The Company amended the UABRF License Agreement in December 2016, January 2017, June 2017 and November 2018. Under the UABRF License Agreement, the Company obtained an exclusive worldwide license under certain immunotherapy-related patents related to the use of gamma-delta T cells, certain CAR-T cells and combination treatments for cellular therapies developed by the University of Alabama at Birmingham and owned by UABRF to develop, make, have made, use, sell, import and otherwise commercialize products that are covered by such patents. Such exclusive license is subject to certain rights retained by UABRF and also the U.S. government.
In consideration of the license granted under the UABRF License Agreement, the Company paid UABRF a nominal upfront payment and issued 91,250 shares of common stock to UABRF, which were subject to certain anti-dilution rights.
In addition, the Company is required to pay UABRF development milestones totaling up to an aggregate of $1.4 million, lump-sum royalties on cumulative net sales totaling up to an aggregate of $22.5 million, mid single-digit running royalties on our net sales of the licensed products, low single-digit running royalties on net sales of the licensed products, and a share of certain non-royalty income that the Company may receive, including from any sublicensees. The UABRF License Agreement also requires the Company to reimburse UABRF for the cost of the prosecution and maintenance of the licensed patents.
Pursuant to the UABRF License Agreement, the Company is required to use good faith reasonable commercial efforts to develop, manufacture and commercialize the licensed product.
The term of the UABRF License Agreement will continue until the expiration of the licensed patents. The Company may terminate the UABRF License Agreement at will at any time upon prior written notice to UABRF. UABRF has the right to terminate the UABRF License Agreement if the Company materially breaches the agreement and fails to cure such breach within a specified cure period, if the Company fails to diligently undertake development and commercialization activities as set forth in the development and commercialization plan, if the Company underreports its payment obligations or underpays by more than a specified threshold, if the Company challenges the validity or enforceability of any licensed patents, or if the Company becomes bankrupt or insolvent.
Antidilution Provision
The antidilution provision required the Company to issue additional shares of common stock such that UABRF maintains a 2.5% ownership interest in the Company until it has raised at least $20.0 million through one or more rounds of investment. During the six months ended June 30, 2019 and 2020, the Company did not issue any shares of common stock pursuant to this antidilution provision.
During the six months ended June 30, 2020, the Company raised an additional $5.5 million in gross proceeds through the issuance and sale of Series A Preferred Stock for a total of $15.2 million in gross proceeds related to the issuance and sale of Series A Preferred Stock. In August 2020, the Company raised an additional $19.8 million in gross proceeds through the issuance and sale of Series A Preferred Stock for a total of $35.0 million in gross proceeds related to the issuance and sale of Series A Preferred Stock. In August 2020, the Company issued UABRF an additional 45,618 shares of common stock for a total of 151,382 shares of common stock issued in satisfaction of this antidilution provision.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
The Company assessed the antidilution right and determined that the right (i) meets the definition of a freestanding financial instrument that was not indexed to the Company’s own stock and (ii) meets the definition of a derivative and did not qualify for equity classification. The initial fair value of the antidilution liability, and the value as of June 30, 2019 and 2020, was determined to be immaterial based on the remote probability of an additional financing and the immaterial value of the total number of shares that could be issued pursuant to the provision.
10. Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for the periods presented since the effects of potentially dilutive securities are antidilutive given the net loss of the Company.
The Company has calculated basic and diluted loss per share for the six months ended June 30, 2019 and 2020 as follows (in thousands, except share and per share data):
	June 30, 2019	June 30, 2020
Numerator:
Net loss	$(2,427)	$(4,565)
Less: Accruals of dividends of preferred stock	(386)	(564)
Net loss attributable to common stockholders—basic and diluted	$(2,813)	$(5,129)
Denominator:
Weighted-average common stock outstanding	3,172,907	3,382,531
Net loss per share attributable to common stockholders—basic and diluted	$(0.89)	$(1.52)
The following potentially dilutive securities were excluded from the computation of the diluted net loss per share for the periods presented because their effect would have been antidilutive:
	June 30, 2019	June 30, 2020
Convertible preferred stock on an if converted basis	2,713,980	4,247,927
Stock options to purchase common stock	451,732	392,723
Warrants to purchase common stock	231,396	231,396
Pro forma loss per share was calculated as follows:
Six Months Ended June 30, 2020
(unaudited)
Numerator:
Net loss attributable to common stockholders—basic and diluted	$(5,129)
Plus: accruals of dividends of preferred stock	564
Pro forma net loss attribuatible to common stockholders—basic and diluted	$(4,565)

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
Six Months Ended June 30, 2020
(unaudited)
Denominator:
Weighted-average common stock outstanding—basic and diluted	3,382,531
Pro forma adjustment to reflect automatic conversion of convertible preferred stock to common stock upon the completion of the proposed initial public offering	4,671,428
Pro forma weighted-average common stock outstanding—basic and diluted	8,053,959
Pro forma net loss per share attributable to common stockholders—basic and diluted	$(0.57)

11. Commitments and Contingencies
Intellectual Property
The Company has existing commitments to the licensors of the intellectual property which the Company has licensed. These commitments are based upon certain clinical research, regulatory, financial and sales milestones being achieved. Additionally, the Company is obligated to pay a single-digit royalty on commercial sales on a global basis. The royalty term is the later of 10 years from first commercial sale or expiration of the last-to-expire component of the licensed intellectual property.
Litigation Disclosure
Incyte Corporation
In April 2019, Incyte Corporation (“Incyte”) filed an opposition to the Company’s pending application at the United States Patent and Trademark Office to register the mark INCYSUS alleging that the INCYSUS mark was likely to give rise to confusion in the marketplace with Incyte and, consequently, the mark should not proceed to registration. On April 24, 2019, Incyte also filed an opposition on similar grounds to the Company’s pending application to register INCYSUS in the European Union. The parties settled this matter out of court on November 26, 2019 pursuant to which both parties dismissed the above noted actions and the Company agreed to cease use of the INCYSUS mark by August 26, 2020.
Other Settlement
In July 2020, the Company entered into a settlement agreement with a former employee for $0.3 million in cash and 200,750 shares of common stock.
12. Subsequent Events
The Company has evaluated subsequent events from the condensed interim balance sheet date through October 9, 2020, the date at which the condensed interim financial statements were available to be issued, and has not identified any requiring disclosure except as noted below:
Series A Preferred Stock
Subsequent to June 30, 2020, the Company issued and sold 5,514,404 shares of Series A Preferred Stock to existing investors for gross proceeds of $19.8 million. The material terms of the Series A Preferred Stock are contained in Note 7, except for conversion price, which changed from $3.5833 to $3.2583.
On August 6, 2020, the Company increased the authorized shares of common stock, par value $0.0001 per share, and Series A Preferred Stock, par value $0.0001 per share, to 44,600,000 shares and 21,447,444 shares, respectively.

IN8BIO, INC.
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
On August 21, 2020, the Company increased the authorized shares of common stock, par value $0.0001 per share, and Series A Preferred Stock, par value $0.0001 per share, to 50,700,000 shares and 27,564,260 shares, respectively.
Stock Options
On October 5, 2020, the board of directors of the Company granted 896,628 stock options, at an exercise price of $6.74 per share.
On October 15, 2020, the board of directors of the Company granted 3,066 stock options, at an exercise price of $6.74 per share.
Common Stock
On October 7, 2020, the Company entered into a common stock purchase agreement with a director of the Company for the issuance and sale of 29,674 shares of its common stock for a total purchase price of $0.2 million.
On October 10, 2020, the Company entered into a common stock purchase agreement for the issuance and sale of 14,837 shares of its common stock for a total purchase price of $99,999.
Reverse Stock Split
On November 5, 2020, the Company effected a 0.365-for-1 reverse stock split of the Company’s common stock and preferred stock, and the conversion price for the preferred stock was adjusted. All shares, stock options, warrants and per share information presented in the financial statements have been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented. There was no change in the par value and authorized number of shares of the Company’s common stock and preferred stock.

4,687,500 Shares
Common Stock

Prospectus
           , 2020

Joint Book-Running Managers
Barclays
Cantor
Mizuho Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The Nasdaq Stock Market LLC, or Nasdaq, listing fee.
Item	Amount
SEC registration fee	$9,998
FINRA filing fee	14,246
Nasdaq listing fee	150,000
Printing expenses	100,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	200,000
Miscellaneous expenses	225,756
Total	$2,200,000
Item 14.   Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:
•
we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•
the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
The form of underwriting agreement for this initial public offering provides for indemnification by the underwriters of us and our officers and directors who sign this registration statement for specified liabilities, including matters arising under the Securities Act.
Item 15.   Recent Sales of Unregistered Securities.
The following list sets forth information as to all securities we have sold since September 10, 2017 through the date of the prospectus that is a part of this registration statement:
(1)
We granted options to purchase an aggregate of 1,455,365 shares of common stock, with exercise prices ranging from $1.07 to $6.74 per share, to certain of our employees, directors and consultants pursuant to our 2018 Equity Incentive Plan, as amended, or the 2018 Plan. Of these, 60,921 shares have been issued pursuant to the exercises of options for cash consideration and 135,861 have been cancelled.

(2)
In April 2018, our predecessor entity issued an aggregate principal amount of approximately $2.5 million of convertible notes, or the 2018A Notes, to 12 accredited investors. In May 2018, in connection with the closing of the Series A convertible preferred stock, or Series A Preferred Stock, financing described below, all 2018A Notes and the then accrued interest totaling approximately $2.5 million, were converted into 694,212 shares of our Series A Preferred Stock.

(3)
Between May 2018 and August 2020, we issued an aggregate of 9,762,331 shares of our Series A Preferred Stock at a price per share of $3.5833 for total gross proceeds of approximately $32.5 million, excluding proceeds from the sale of the 2018A Notes, to 33 accredited investors.

(4)
In connection with the initial closing of the Series A Preferred Stock financing in May 2018, certain Series A investors were issued five-year warrants, entitling such individuals to purchase up to an aggregate of 231,396 shares of our Series A Preferred Stock at an exercise price of $0.0003 per share.

(5)
In March 2020, we entered into a common stock purchase agreement with a member of our board of directors for the issuance and sale of 182,500 shares of our common stock for a total purchase price of $200,000.

(6)
Between May 2018 and August 2020, we issued an aggregate of 151,382 shares of our common stock to The UAB Research Foundation as a result of certain antidilution provisions contained in our license agreement with The UAB Research Foundation.

(7)
In July 2020, we issued 200,750 shares of common stock to a former employee pursuant to the terms of a settlement agreement.

(8)
In October 2020, we entered into a common stock purchase agreement with a member of our board of directors for the issuance and sale of 29,674 shares of our common stock for a total purchase price of $199,998.

(9)
In October 2020, we entered into a common stock purchase agreement for the issuance and sale of 14,837 shares of our common stock for a total purchase price of $99,999.

(10)
In October 2020, we issued 231,396 shares of our Series A Preferred Stock upon the exercise of our outstanding warrants for cash consideration of $0.0003 per share.

The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were employees, directors or bona fide consultants of the Registrant and received the securities under the 2018 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.
The offers, sales and issuances of the securities described in paragraphs (2) to (10) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, and with respect to paragraphs (3) and (4), also Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant. No underwriters were involved in these transactions.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

The exhibits listed below are filed as part of this registration statement.
Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	Form of Amended and Restated Certificate of Incorporation, to be effective immediately after to the completion of this offering.
3.3#	Bylaws, as currently in effect.
3.4	Form of Amended and Restated Bylaws, to be effective immediately prior to the completion of this offering.
4.1	Form of Common Stock Certificate.
4.2#	Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated May 7, 2018.
5.1	Opinion of Cooley LLP.
10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and executive officers.
10.2+#	2018 Equity Incentive Plan.
10.3+#	Form of Stock Option Grant Notice and Option Agreement under 2018 Equity Incentive Plan.
10.4+	2020 Equity Incentive Plan.
10.5+	Forms of Option Grant Notice and Option Agreement under 2020 Equity Incentive Plan.

Exhibit Number	Description
10.6+	Form of Restricted Stock Unit Grant Notice and Unit Award Agreement under 2020 Equity Incentive Plan.
10.7+	2020 Employee Stock Purchase Plan.
10.8†#	Exclusive License Agreement, dated March 10, 2016, between the Registrant and The UAB Research Foundation, as amended.
10.9†#	First Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and Incvsus, Ltd.
10.10†#	Second Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and Incvsus, Ltd.
10.11†#	Third Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and Incvsus, Ltd.
10.12†#	Fourth Amendment to Exclusive License Agreement, dated December 14, 2016, between the UAB Research Foundation and Incvsus, Ltd.
10.13†#	Exclusive License Agreement, dated June 10, 2016, between Exclusive License Agreement between Emory University, Children’s Healthcare of Atlanta, Inc. and UAB Research Foundation.
10.14†#	First Amendment to Exclusive License Agreement between Emory University, Children’s Healthcare of Atlanta, Inc., The UAB Research Foundation and Incysus, Ltd.
10.15†#	Second Amendment to Exclusive License Agreement between Emory University, Children’s Healthcare of Atlanta, Inc., The UAB Research Foundation and Incysus, Ltd.
10.16+#	Employment Agreement, between Registrant and William Ho, dated August 22, 2016.
10.17+#	Amendment to Employment Agreement between Registrant and William Ho, dated November 6, 2019.
10.18+#	Employment Agreement between Registrant and Lawrence Lamb, dated November 1, 2018.
10.19+#	Offer Letter to Melissa Beelen, dated March 18, 2019.
10.20+	Non-Employee Director Compensation Policy.
23.1	Consent of CohnReznick LLP, an Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

#
Previously filed.

+
Indicates a management contract or compensatory plan.

†
Portions of the exhibit have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.

(b)
Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of November, 2020.
IN8BIO, INC.
By:
/s/ William Ho

William Ho
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ William Ho William Ho	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	November 5, 2020
* Alan S. Roemer	Chairman	November 5, 2020
* Peter Brandt	Director	November 5, 2020
* Thomas Cirrito, Ph.D.	Director	November 5, 2020
* Travis Whitfill	Director	November 5, 2020
*By: /s/ William Ho William Ho Attorney-in-Fact